UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE STRIDE RITE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Stride Rite Corporation

191 Spring Street

P.O. Box 9191

Lexington, Massachusetts 02420-9191

July 12, 2007

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of The Stride Rite Corporation, which will be held at the offices of Goodwin Procter LLP, located at One Exchange Place, Boston, Massachusetts 02109, on August 16, 2007, at 11:00 a.m., local time.

At the special meeting, we will ask you to consider and vote on a proposal to approve a merger agreement that we entered into with Payless ShoeSource, Inc. and San Jose Acquisition Corp., a wholly-owned subsidiary of Payless on May 22, 2007. If our shareholders approve the merger agreement and the merger is completed, we will become a wholly-owned subsidiary of Payless, and you will be entitled to receive $20.50 in cash, without interest and less any applicable withholding taxes, for each share of Stride Rite common stock that you own.

After careful consideration, our board of directors has unanimously adopted the merger agreement and determined that the merger and the merger agreement are fair to, advisable and in the best interests of our company and our shareholders. Our board of directors recommends that you vote “FOR” the approval of the merger agreement.

The accompanying proxy statement provides a detailed description of the proposed merger, the merger agreement and related matters. We urge you to read these materials carefully.

Your vote is very important. We are seeking approval of the merger agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Stride Rite common stock entitled to vote at the special meeting. A failure to vote will have the same effect as a vote against the approval of the merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. This action will not limit your right to vote in person at the special meeting.

If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc., who is assisting us, toll-free at (800) 269-6427.

Thank you for your cooperation and your continued support of The Stride Rite Corporation.

Sincerely,

David M. Chamberlain Chairman of the Board of Directors and Chief Executive Officer

This proxy statement is dated July 12, 2007 and is first being mailed to shareholders on or about July 13, 2007.

The Stride Rite Corporation

191 Spring Street

P.O. Box 9191

Lexington, Massachusetts 02420-9191

(617) 824-6000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On August 16, 2007

To the Shareholders of The Stride Rite Corporation:

We will hold a special meeting of the shareholders of The Stride Rite Corporation at the offices of Goodwin Procter LLP, located at One Exchange Place, Boston, Massachusetts 02109, on August 16, 2007, at 11:00 a.m., local time, to consider and act upon the following matters:

1.	To approve the Agreement and Plan of Merger dated as of May 22, 2007, among The Stride Rite Corporation (“Stride Rite”, or “we”, “us”, “our”, “ours”, etc.), Payless ShoeSource, Inc. (“Payless”) and San Jose Acquisition Corp., a wholly-owned subsidiary of Payless (“Merger Subsidiary”), pursuant to which each holder of shares of Stride Rite common stock will be entitled to receive $20.50 in cash, without interest and less any applicable withholding taxes, for each share of Stride Rite common stock held by such holder;

2.	To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement; and

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

Only holders of record of Stride Rite common stock as of the close of business on July 12, 2007 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. We are seeking approval of the merger agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Stride Rite common stock entitled to vote at the special meeting.

If you fail to vote by proxy or in person, it will have the same effect as a vote against the approval of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement.

The Stride Rite board of directors unanimously recommends that shareholders vote “FOR” approval of the merger agreement.

We do not believe that holders of Stride Rite common stock are entitled to appraisal rights in connection with the merger because shareholders will receive only cash for their shares and no director, officer, or controlling shareholder has a direct or indirect material financial interest in the merger other than in his, her or its capacity as a shareholder of Stride Rite or as a director, officer, employee or consultant of Stride Rite pursuant to a bona fide arrangement with Stride Rite. However, Section 13.02 of the Massachusetts Business Corporation Act has not yet been the subject of judicial interpretation and, accordingly, if such a determination were made, Stride Rite shareholders may be entitled to appraisal rights under Massachusetts law. Any shareholder seeking to assert appraisal rights will be required to give written notice, before our shareholders vote on whether to approve the merger agreement, of the shareholder’s intent to demand payment pursuant to statutory appraisal rights, and to comply with the requirement to not vote to approve the merger agreement.

By Order of the Board of Directors,

Charles W. Redepenning, Jr. Secretary

Lexington, Massachusetts

July 12, 2007

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

SUMMARY TERM SHEET

The following summary briefly describes the principal terms of the acquisition of The Stride Rite Corporation by Payless ShoeSource, Inc. through the merger of San Jose Acquisition Corp., a wholly-owned subsidiary of Payless, with and into Stride Rite. While this summary describes the principal terms of the merger, the proxy statement contains a more detailed description of these terms. We encourage you to read this summary together with the enclosed proxy statement before voting. We have included in this summary Section references to the proxy statement to direct you to a more complete description of the topics described in this summary.

•

Payless is the largest specialty family footwear retailer in the Western Hemisphere. San Jose Acquisition Corp. is a wholly-owned subsidiary of Payless formed for the purpose of participating in the merger. Please read “Summary—The Companies” beginning on page 1.

•	If the merger is completed:

•	Stride Rite will be wholly-owned by Payless;

•	you will receive a cash payment of $20.50 for each share of Stride Rite common stock you hold;

•	you will no longer participate in our growth or in any synergies resulting from the merger; and

•	Stride Rite will no longer be a public company, and its common stock will no longer be quoted on The New York Stock Exchange.

Please read “Questions and Answers about the Special Meeting and the Merger” beginning on page i, “The Merger—Reasons for the Merger and Recommendation of Our Board of Directors” beginning on page 18, “The Merger—Delisting and Deregistration of Stride Rite Common Stock” beginning on page 28, and “Appraisal Rights” beginning on page 49.

•

Goldman, Sachs & Co. (“Goldman Sachs”), Stride Rite’s financial advisor, delivered its opinion to our board of directors that, as of May 22, 2007 and based upon and subject to the factors and assumptions set forth in its opinion, the $20.50 in cash per share to be received by the holders of Stride Rite common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Please read “The Merger—Opinion of Financial Advisor to the Board of Directors” beginning on page 20.

•	For the merger to occur, holders of at least two-thirds of the outstanding shares of Stride Rite common stock must approve the merger agreement.

•

If the merger agreement is terminated, Stride Rite will, under certain circumstances, be required to pay a termination fee to Payless in an amount of $23,000,000. Please read “The Merger Agreement—Effect of Termination and Abandonment” beginning on page 47.

•

For United States federal income tax purposes, you will generally be treated as if you sold your common stock for the cash received in the merger. You will recognize taxable gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in the Stride Rite common stock exchanged. Please read “Material U.S. Federal Income Tax Consequences” beginning on page 33.

S-1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some commonly asked questions about the special meeting of shareholders and the merger. These questions and answers may not address all questions that may be important to you as a shareholder. You should still carefully read this entire proxy statement, including each of the annexes.

In this proxy statement, the terms “we,” “us,” “our,” “our company” and “Stride Rite” refer to The Stride Rite Corporation and the term “Payless” refers to Payless ShoeSource, Inc.

The Special Meeting

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by our board of directors.

Q.	What will I be asked to vote upon at the special meeting?

A.	You will be asked to vote on the approval of the merger agreement that we have entered into with Payless, pursuant to which a wholly-owned subsidiary of Payless will be merged with and into us and we will become a wholly-owned subsidiary of Payless. We will also be asking you to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of approval of the merger agreement.

Q.	What vote is required for Stride Rite’s shareholders to approve the merger agreement?

A.	Pursuant to the requirements of Section 156D of the Massachusetts General Laws, the Massachusetts Business Corporation Act, which we refer to as the MBCA, and the merger agreement, holders of two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting must vote “FOR” approval of the merger agreement. We refer to our common stock collectively as our common stock.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of our common stock as of the close of business on July 12, 2007 are entitled to vote at the special meeting.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed proxy card. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy card.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will only be permitted to vote your shares if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

Q.	What if I do not vote?

A.	If you fail to vote by proxy or in person, it will have the same effect as a vote “AGAINST” approval of the merger agreement. Failure to vote will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

i

If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement and “FOR” approval of the adjournment proposal.

If you submit your properly signed proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will have the same effect as a vote “AGAINST” the approval of the merger agreement. With respect to the proposal to approve one or more adjournments to the special meeting, an abstention will have no effect, and the proposal will be decided by the shareholders who cast votes “FOR” and “AGAINST” that proposal.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q.	May I vote in person?

A.	Yes. You may attend the special meeting of shareholders and vote your shares of common stock in person. If you hold shares in “street name,” you must provide a proxy executed by your bank or broker in order to vote your shares at the meeting.

The Merger

Q.	What is the proposed transaction?

A.	Payless will acquire us by merging a subsidiary of Payless into us. We will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of Payless.

Q.	If the merger is completed, what will I be entitled to receive for my shares of common stock and when will I receive it?

A.	You will be entitled to receive $20.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own.

After the merger closes, Payless will arrange for a letter of transmittal to be sent to each shareholder. The merger consideration will be paid to a shareholder once that shareholder submits a properly completed letter of transmittal, his, her or its stock certificates and any other required documentation.

Q.	Am I entitled to dissenters’ or appraisal rights?

A.

We do not believe that holders of our common stock are entitled to appraisal rights in connection with the merger. Under Massachusetts law, appraisal rights are not available in respect of an all-cash merger unless a director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder; (ii) a director, officer, employee or consultant if his financial interest is pursuant to bona fide arrangements; or (iii) in any other capacity so long as the shareholder owns not more than 5% of the voting shares of all classes and series of the corporation in the aggregate. We are not aware of any material financial interest of a type that would cause appraisal rights to be available in connection with the merger. For this reason, we reserve the right to challenge any purported exercise of appraisal rights in respect of the merger.

However, Section 13.02 of the MBCA, has not yet been the subject of judicial interpretation and, accordingly, if such a determination were made, Stride Rite shareholders may be entitled to appraisal rights under Massachusetts law. If you believe you are entitled to appraisal rights under Massachusetts law, in order to exercise these rights you must: (i) deliver to us, before the vote to approve the merger agreement is taken, written notice of your intent to demand payment for your shares in an amount to be determined pursuant to the statutory appraisal procedure, (ii) not vote your shares in favor of the proposal to approve the merger agreement, and (iii) comply with the other procedures specified in Part 13 of the MBCA. Because a submitted proxy not marked “against” or “abstain” will be voted FOR the approval of the merger agreement and FOR the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, the submission of a proxy card not marked “against” or “abstain” will result in the waiver of appraisal rights, to the extent such rights are available. If you hold shares in the name of a broker or other nominee and you want to attempt to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal (to the extent such right otherwise would be available).

Any shareholder who believes he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of the MBCA attached as Annex C to this proxy statement, which sets forth the procedures to be complied with in perfecting any such rights.

For additional information about appraisal rights, see “Appraisal Rights” beginning on page 49 of this proxy statement.

Q.	Why is the board of directors recommending the merger?

A.	Our board of directors believes that the merger and the merger agreement are advisable and in the best interests of Stride Rite and its shareholders and recommends that you approve the merger agreement. For a more detailed explanation of the factors that our board of directors considered in determining whether to recommend the merger, see “The Merger—Reasons for the Merger and Recommendation of Our Board of Directors” on page 18 of this proxy statement.

Q.	Will the merger be a taxable transaction to me?

A.	Yes. The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our common stock. For a more detailed explanation of the tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences” on page 33 of this proxy statement. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.	When is the merger expected to be completed?

A.	We expect the merger to be completed in August 2007 following satisfaction of all conditions. We and Payless each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on June 1, 2007. The Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act on June 20, 2007. We and Payless do not believe that any foreign antitrust approvals are required to consummate the merger.

Q.	What will happen to my shares of common stock in Stride Rite after the merger?

A.	Following the effectiveness of the merger, your shares of our common stock will represent solely the right to receive the merger consideration, and trading in our common stock on The New York Stock Exchange will cease. Price quotations for our common stock will no longer be available and we will cease filing periodic reports under the Securities Exchange Act of 1934.

Q.	Should I send in my stock certificates now?

A.	No. After the merger closes, Payless will arrange for a letter of transmittal containing detailed instructions to be sent to each shareholder. The merger consideration will be paid to a shareholder once that shareholder submits a properly completed letter of transmittal accompanied by that shareholder’s stock certificates and any other required documentation.

PLEASE DO NOT SEND YOUR STRIDE RITE STOCK CERTIFICATES NOW.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact D.F. King & Co., our proxy solicitor, at:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

(212) 269-5550 (call-collect)

(800) 269-6427 (toll-free)

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we urge you to read carefully this entire proxy statement and the annexes to this proxy statement. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

The Companies

THE STRIDE RITE CORPORATION

191 Spring Street

Lexington, Massachusetts 02421

(617) 824-6000

www.strideritecorp.com

The Stride Rite Corporation markets the leading brand of high quality children’s shoes in the United States. Other footwear products for children and adults are marketed by Stride Rite under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger Footwear, Saucony, Grasshoppers, Robeez, Munchkin, Spot-bilt. Apparel products are marketed by Stride Rite under the Saucony and Hind brand names. Information about Stride Rite is available on its website—www.strideritecorp.com. Information about Stride Rite’s brands and product lines is available at www.striderite.com, www.keds.com, www.sperrytopsider.com, www.grasshoppers.com, www.saucony.com and www.hind.com. Stride Rite’s common stock is listed on the New York Stock Exchange under the symbol “SRR.”

PAYLESS SHOESOURCE, INC.

SAN JOSE ACQUISITION CORP.

3231 Southeast Sixth Avenue

Topeka, Kansas 66607-2207

(785) 233-5171

Payless ShoeSource, Inc., the largest specialty family footwear retailer in the Western Hemisphere, is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. As of the end of the fourth quarter 2006, the company operated a total of 4,572 stores. In addition to its stores, customers can buy shoes over the Internet at http://www.payless.com. Payless’ common stock is listed on the New York Stock Exchange under the symbol “PSS.”

San Jose Acquisition Corp., a corporation organized under the laws of the Commonwealth of Massachusetts, which we refer to as the Merger Subsidiary, is a newly formed, wholly-owned subsidiary of Payless. The Merger Subsidiary has not engaged in any prior activities other than in connection with or as contemplated by the merger agreement.

The Merger (page 15)

Upon the terms and subject to the conditions of the merger agreement, the Merger Subsidiary will be merged with and into us, and each holder of shares of Stride Rite common stock will be entitled to receive $20.50 in cash, without interest and less any applicable withholding taxes, for each share of Stride Rite common stock held by such holder immediately prior to the merger upon surrender of his or her stock certificate(s). As a result of the merger, we will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of Payless. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

The Special Meeting (page 12)

The special meeting will be held on August 16, 2007 at 11:00 a.m., local time, at the offices of Goodwin Procter LLP, located at One Exchange Place, Boston, Massachusetts 02109. At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement that we have entered into with

Payless. We will also be asking our shareholders to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the approval of the merger agreement.

Record Date; Stock Entitled to Vote (page 12)

Our board of directors has fixed the close of business on July 12, 2007, as the record date for determining shareholders entitled to notice of and to vote at the special meeting. On the record date, we had 36,748,767 outstanding shares of common stock held by approximately 3,000 shareholders of record. We have no other class of voting securities outstanding.

Shareholders of record on the record date will be entitled to one vote per share of Stride Rite common stock on any matter that may properly come before the special meeting and any adjournment of that meeting.

Vote Required (page 12)

Pursuant to the requirements of the MBCA and the merger agreement, we are seeking approval of the merger agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Stride Rite common stock entitled to vote at the special meeting. Failure to vote, by proxy or in person, will have the same effect as a vote “AGAINST” approval of the merger agreement.

The affirmative vote of the holders of a majority of the shares of Stride Rite common stock present in person or by proxy and entitled to vote at the special meeting will be required to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the approval of the merger agreement. Failure to vote, in person or by proxy, will have no effect on the approval of the adjournment proposal.

Our Board’s Recommendation (page 12)

Our board of directors has unanimously approved the merger and adopted the merger agreement and the transactions contemplated thereby and determined that the merger and the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of our company and our shareholders. Accordingly, our board of directors recommends that our shareholders vote “FOR” approval of the merger agreement at the special meeting.

Reasons for the Merger and Recommendation of our Board of Directors (page 18)

During the course of reaching its decision to approve the merger and the transactions contemplated by the merger agreement, our board of directors considered a number of factors supporting its decision to approve the merger, including, but not limited to:

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discussions with our management which led our board of directors to conclude that the merger presented an opportunity for Stride Rite’s shareholders to realize greater value than the value likely to be realized by shareholders in the event we remained independent;

•

our review of the possible alternatives to a sale of Stride Rite and our board of directors’ assessment that none of these alternatives was reasonably likely to result in value for shareholders greater than the consideration to be received in the merger;

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the $20.50 per share to be paid as the consideration in the merger represents an approximately 35.0% premium over the closing price of Stride Rite common stock on May 21, 2007 (the trading day prior to announcement of the transaction), an approximately 40.2% premium over the closing price of Stride Rite common stock thirty days prior to May 21, 2007, an approximately 33% premium over the average weighted closing price for the ninety days prior to May 21, 2007 and an approximately 16.5% premium on the high for the 52-week period prior to May 21, 2007;

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the financial presentation of Goldman, Sachs & Co. and its opinion that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth in such opinion, the $20.50 in cash per share to be received by the holders of Stride Rite common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (see “The Merger—Opinion of Goldman, Sachs & Co.” and Annex B to this proxy statement);

•	the fact that the merger consideration is all cash, which provides certainty of value to our shareholders compared to a transaction in which shareholders would receive stock;

•

the terms of the merger agreement, including the ability of the board of directors, under certain circumstances, to furnish information to and conduct negotiations with a third party and, under certain circumstances. upon the payment to Payless of a termination fee of $23,000,000, to terminate the merger agreement to accept a superior proposal; and

•

the likelihood that the merger will be consummated in light of the limited conditions to Payless’ obligation to complete the merger, Payless’ financial capability, and the absence of any financing condition to Payless’ obligation to complete the merger.

Opinion of Financial Advisor to the Board of Directors (page 20 and Annex B)

Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to our company’s board of directors that, as of May 22, 2007 and based upon and subject to the factors and assumptions set forth in its opinion, the $20.50 in cash per share to be received by the holders of Stride Rite common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Goldman Sachs, dated May 22, 2007 which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. Goldman Sachs provided its opinion for the information and assistance of Stride Rite’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holders of Stride Rite common stock should vote with respect to the transaction or any other matter. Pursuant to an engagement letter between Stride Rite and Goldman Sachs, Stride Rite has agreed to pay Goldman Sachs an estimated transaction fee of approximately $8.97 million, the principal portion of which is contingent upon the consummation of the transaction.

Conditions to the Merger (page 44)

Neither we nor Payless is required to complete the merger unless a number of conditions are satisfied or waived. The consummation of the merger is subject to specified customary closing conditions, including conditions that:

•	the merger agreement shall have been approved by our shareholders;

•	the waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been earlier terminated;

•

no court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger or the transactions contemplated by the merger agreement; and

•

subject to certain exceptions, there has been no change, event or effect that has a material adverse effect on the business, operations, assets, liabilities, properties, results of operations, or financial condition of us and our subsidiaries, taken as a whole since the date of the merger agreement.

Non-Solicitation of Transactions; Change of Recommendation (page 40)

We have agreed that we and our subsidiaries will not, nor will any of our or our subsidiaries’ directors and officers, and we will use our reasonable best efforts to instruct and cause our subsidiaries’ representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to any acquisition proposal; or

•	otherwise facilitate any effort or attempt to make an acquisition proposal.

We have agreed to provide Payless with oral and written notice of the material terms and conditions of any acquisition proposal that any officer or director of us receive as promptly as practicable, and in any event within 24 hours. Notwithstanding the restrictions against solicitation, until the time at which our shareholders approve the merger agreement, we may respond to an unsolicited bona fide written acquisition proposal if our board of directors, after consultation with our financial advisor and legal counsel, determines in good faith that the failure to respond would be inconsistent with our fiduciary obligations and our board of directors believes in good faith, after consultation with its advisors, that the acquisition proposal in respect of which such action is to be taken, if consummated, is or could reasonably be expected to lead to a superior proposal. We may provide information in response to a request by such person in respect of such proposal if we receive from the person so requesting such information an executed confidentiality agreement on terms no more favorable than the terms of the confidentiality agreement entered into between us and Payless, provided, that, contemporaneously with furnishing any such non-public information to such person, we furnish to Payless all such non-public information not previously provided to Payless.

If we receive a bona fide written acquisition proposal that is or could reasonably be expected to lead to a superior proposal, then we shall promptly provide Payless with written notice that shall state:

•	that we have received a superior proposal (or an acquisition proposal that could reasonably be expected to lead to a superior proposal);

•	the identity of the person making such proposal; and

•	the material terms and conditions of such proposal.

We have agreed in the merger agreement that our board of directors will recommend that our shareholders vote in favor of the approval of the merger agreement subject to the exceptions set forth below. We have also agreed that, subject to the exceptions set forth below, our board of directors and each committee thereof will not:

•

withhold, withdraw, qualify or modify, (or publicly propose to withhold, withdraw, qualify or modify or make any statement with the substantive effect of withholding, withdrawing, qualifying or modifying), in a manner adverse to Payless, our recommendation that the shareholders vote for the approval of the merger agreement;

•

approve, recommend or declare advisable (publicly or otherwise) a transaction relating to an acquisition proposal unless our board of directors has made a board determination with respect to such acquisition proposal; or

•

cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than certain confidentiality agreements entered into in accordance with the merger agreement) relating to any acquisition proposal.

However, until such time as our shareholders approve the merger agreement, our board of directors may, in response to a superior proposal that did not result from a breach of the non-solicitation provision described above, (1) withhold, withdraw or modify its recommendation with respect to or (2) approve or recommend any acquisition proposal if our board of directors determines in good faith, after consultation with our outside counsel, that failure to do so would be inconsistent with our fiduciary obligations under applicable law. If our board of directors determines to take either of these actions, it may do so only on or after the third business day after Payless has received written notice from us advising Payless that our board of directors desires to withhold, withdraw or modify the recommendation due to the existence of a superior proposal and specifying the material terms and conditions of such superior proposal (including any material changes) and identifying the person making the superior proposal.

The merger agreement defines a “superior proposal” to mean an unsolicited bona fide acquisition proposal involving substantially all of the assets (on a consolidated basis) or more than 66-2/3% of the total voting power of the equity securities of us that our board of directors has determined in its good faith judgment, after taking into account all legal, financial and regulatory aspects of the proposal (including the likelihood of consummation) and the person making the proposal, would result in a transaction more favorable to our shareholders from a financial point of view than the transaction contemplated by the merger agreement.

Termination of the Merger Agreement (page 46)

We, Payless and the Merger Subsidiary may agree by mutual written consent to terminate the merger agreement at any time prior to consummation of the merger, whether before or after our shareholders have approved the merger agreement.

The merger agreement may be terminated by either us or Payless by action of our board of directors at any time prior to the effective time of the merger if:

•	the merger has not been consummated by December 31, 2007;

•	any order permanently enjoining, restraining or otherwise prohibiting the merger exists and such order has become final and nonappealable; or

•

our shareholders fail to approve the merger agreement at the shareholders meeting or any adjournment or postponement of the shareholders meeting taken in accordance with the merger agreement, provided that the right to terminate the merger agreement shall not be available to any party that has breached its obligations under the merger agreement in any manner that has proximately contributed to the occurrence of the event which gave rise to the termination right.

Payless can terminate the merger agreement if:

•

(1) our board of directors withholds, withdraws, qualifies or modifies or publicly proposed or resolves to withhold, withdraw, qualify or modify or make any statement with the substantive effect of withholding, withdrawing, qualifying or modifying, in a manner adverse to Payless, our recommendation that our shareholders approve the merger agreement, (2) we fail to take a vote of the shareholders on the approval of the merger prior to December 31, 2007, (3) our board of directors fails to confirm its recommendation of the merger agreement and the merger as promptly as practicable (but in any event within five business days after Payless requests in writing that our board of directors do so, provided that Payless may not make such a request on more than one occasion with respect to any particular acquisition proposal and that such request may only be made in the event that we receive an acquisition proposal or material amendment to an acquisition proposal), (4) a tender offer or exchange offer for outstanding shares has been commenced and our board of directors recommends that the shareholders tender their shares in such tender or exchange offer or, prior to the earlier of (x) the date prior to the shareholders meeting or (y) eleven business days after the commencement of such offer, our board of directors fails to recommend against acceptance of such offer or makes no recommendation or states an inability to make a recommendation; (5) there has been a breach of any representation, warranty, covenant or agreement made by us in the merger agreement, or any such representation or warranty has become untrue or incorrect on any date subsequent to the date of the merger agreement, such that we have not performed in all material respects all obligations required to be performed under the merger agreement and such breach of failure to be true of correct is not curable, or if curable, has not been cured within the earlier of (x) December 31, 2007, and (y) 30 days after written notice has been given by Payless or Merger Subsidiary to us, or (6) we shall have materially breached our obligations with respect to non-solicitation of acquisition proposals.

We can terminate the merger agreement if:

•

Payless or Merger Subsidiary breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements made by us in the merger agreement, and such breach or condition is not curable or, if curable, has not been cured within the earlier of (x) December 31, 2007 and (y) thirty days after the giving of written notice to Payless of such breach; or

•	in connection with entering into a definitive agreement to effect a superior proposal in accordance with the merger agreement, provided, however, that before terminating the merger agreement:

•

we have provided Payless with three business days prior written notice of our decision to terminate the merger agreement, (which notification shall include in reasonable detail the material terms and conditions of the superior proposal, including the amount and form of proposed consideration and any material conditions of the superior proposal),

•

Payless has not, before 5:00 p.m. Massachusetts time on the third business day of the three business day period, made an offer that in the reasonable judgment of our board of directors after consultation with outside counsel and its financial advisor is at least as favorable to our shareholders from a financial point of view as the superior proposal, and we have paid or pay Payless, in immediately available funds, at the time of termination the termination fee described below.

Effect of Termination and Abandonment (page 47)

We are required to pay Payless a termination fee of $23,000,000 in the event that the merger agreement is terminated because:

•

our board of directors withholds, withdraws, qualifies or modifies or publicly proposed or resolves to withhold, withdraw, qualify or modify or make any statement with the substantive effect of withholding, withdrawing, qualifying or modifying, in a manner adverse to Payless, our recommendation that our shareholders approve the merger agreement;

•	we fail to take a vote of the shareholders on the approval of the merger prior to December 31, 2007;

•

our board of directors fails to confirm its recommendation of the merger agreement and the merger as promptly as practicable (but in any event within 5 business days after Payless requests in writing that our board of directors do so, provided that Payless may not make such a request on more than one occasion with respect to any particular acquisition proposal and that such request may only be made in the event that we receive an acquisition proposal or a material amendment to an acquisition proposal);

•

a tender offer or exchange offer for outstanding shares has been commenced and our board of directors recommends that the shareholders tender their shares in such tender or exchange offer or, prior to the earlier of (x) the date prior to the shareholders meeting or (y) eleven business days after the commencement of such offer, our board of directors fails to recommend against acceptance of such offer or makes no recommendation or states an inability to make a recommendation;

•	we terminate the merger agreement upon the entry into a definitive agreement to effect a superior proposal in accordance with the merger agreement;

•

the approval of the merger agreement by the shareholders has not been obtained at the shareholders meeting or any adjournment or postponement of the shareholders meeting taken in accordance with the merger agreement and within 12 months after such termination of the merger agreement there shall have been consummated, or a definitive agreement shall have been entered into providing for, an acquisition proposal that had been publicly announced at or prior to the time the merger agreement was terminated; or

•

the merger has not been consummated by December 31, 2007, provided that the approval of the merger agreement by the shareholders has not be obtained at the shareholders meeting or any adjournment or postponement of the shareholders meeting taken in accordance with the merger agreement and within 12 months after such termination of the merger agreement there shall have been consummated, or a definitive agreement shall have been entered into providing for, an acquisition proposal that had been publicly announced at or prior to the time the merger agreement was terminated.

Regulatory Matters (page 32)

Under the provisions of the HSR Act, we and Payless may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. We and Payless each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on June 1, 2007 and, in accordance with the merger agreement, had requested “early termination” of the waiting period. The Federal Trade Commission granted early termination of the waiting period under the HSR Act on June 20, 2007. We and Payless do not believe that any foreign antitrust approvals are required to consummate the merger.

Appraisal Rights (page 49)

We do not believe that holders of Stride Rite common stock are entitled to appraisal rights in connection with the merger. Under Massachusetts law, appraisal rights are not available in respect of an all-cash merger unless a director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder, (ii) a director, officer, employee or consultant if his financial interest is pursuant to bona fide arrangements, or (iii) in any other capacity so long as the shareholder owns not more than 5% of the voting shares of all classes and series of the corporation in the aggregate. We are not aware of any material financial interest of a type that would cause appraisal rights to be available in connection with the merger. For this reason, we reserve the right to challenge any purported exercise of appraisal rights in respect of the merger.

However, Section 13.02 of the MBCA has not yet been the subject of judicial interpretation and, accordingly, if such a determination were made, Stride Rite shareholders may be entitled to appraisal rights under Massachusetts law. If you believe you are entitled to appraisal rights under Massachusetts law, in order to exercise these rights you must: (i) deliver to us, before the vote to approve the merger agreement is taken, written notice of your intent to demand payment for your shares in an amount to be determined pursuant to the statutory appraisal procedure, (ii) not vote your shares in favor of the proposal to approve the merger agreement, and (iii) comply with the other procedures specified in Part 13 of the MBCA. Because a submitted proxy not marked “against” or “abstain” will be voted FOR the approval of the merger agreement and FOR the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, the submission of a proxy card not marked “against” or “abstain” will result in the waiver of appraisal rights, to the extent such rights are available. If you hold shares in the name of a broker or other nominee and you want to attempt to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal (to the extent such right otherwise would be available).

Any shareholder who believes he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of the MBCA attached as Annex C to this proxy statement, which sets forth the procedures to be complied with in perfecting any such rights.

For additional information about appraisal rights, see “Appraisal Rights” beginning on page 49 of this proxy statement.

Material U.S. Federal Income Tax Consequences (page 33)

If the merger is completed, the exchange of common stock by our shareholders for the cash merger consideration will be treated as a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended. Because of the complexities of the tax laws, we advise you to consult your own personal tax advisors concerning the applicable federal, state, local, foreign and other tax consequences of the merger.

Treatment of Equity-Based Awards and Employee Stock Purchase Plan (page 35)

Each outstanding stock option of our company, whether or not exercisable, will be accelerated and become exercisable in full immediately prior to the completion of the merger. Upon consummation of the merger, each such outstanding stock option will be cancelled in consideration for a cash payment, without interest and less any applicable withholding taxes, equal to the product of (1) the excess, if any, of $20.50 over the per share exercise price for the option multiplied by (2) the number of shares of Stride Rite common stock that the option holder could have purchased (assuming full vesting) upon full exercise of that option immediately prior to completion of the merger.

We have agreed to terminate our Amended and Restated Employee Stock Purchase Plan immediately prior to the effective time of the merger. We also have agreed not to commence any new offering periods under our Amended and Restated Employee Stock Purchase Plan on or after July 1, 2007.

The merger agreement provides that upon the completion of the merger, each share of outstanding common stock of our company that is subject to vesting and restrictions on transfer, including restricted shares held by our directors and executive officers, will become fully vested and free of restrictions on transfer and each holder will receive $20.50 for each such share.

Except as set forth above, each right of any kind, contingent or accrued, to acquire or receive shares of common stock or benefits measured by the value of shares of common stock, and each award of any kind consisting of shares of common stock that may be held, awarded, outstanding, payable or reserved for issuance under any of our plans, will be cancelled.

Interests of Our Directors and Executive Officers in the Merger (page 28)

In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of Stride Rite common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our shareholders generally. These interests may create potential conflicts of interest. Our board of directors was aware that these interests existed when it approved the merger. The material interests are summarized below.

Change of Control Employment Agreements

We are a party to change of control employment agreements with each of Messrs. Chamberlain, Thornton, Neville, Woodworth, Caruso, Redepenning, Reingold, Montgomery and Akyuz and Mses. Salkovitz and DePiero. These change of control employment agreements provide that if we terminate the executive’s employment (other than for cause, death or disability) or if the executive terminates for good reason during the two-year period after a change of control of Stride Rite (or upon certain terminations within 18 months prior to a change of control in connection with or in anticipation of a change of control), the executive is entitled to receive a prorated target bonus, a lump sum cash severance in an amount equal to either two times or, in the case of Mr. Chamberlain only, three times, the sum of (i) the executive’s base salary and (ii) target bonus, continued benefit plan coverage for two years or, in the case of Mr. Chamberlain only, three years, and outplacement services for one year.

Assuming a closing date of August 17, 2007 and immediate termination of employment on such date, the estimated severance payment that will be made to each executive officer as a result of the merger is approximately: $3.74 million to Mr. Chamberlain, $1.4 million to Mr. Thornton, $1.18 million to Ms. Salkovitz, $1.23 million to Mr. Neville, $0.98 million to Mr. Woodworth, $0.98 million to Mr. Caruso, $0.85 million to Mr. Redepenning, $0.98 million to Mr. Reingold, $0.72 million to Mr. Akyuz, $0.69 million to Ms. DePiero and $0.8 million to Mr. Montgomery. In addition, the change of control employment agreements provide that certain executives, depending upon the amount of the severance benefits, will be entitled to receive an additional payment from us in an amount sufficient to make them whole for any excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code.

The change of control employment agreements require a six-month delay to the payment of severance to the executive officer to the extent required by Section 409A of the Internal Revenue Code to avoid the imposition of the 20 percent excise tax. If a six-month delay is required, we have agreed, upon each executive’s termination of employment, to make an irrevocable contribution to a grantor trust on behalf of the executive in the amount of the severance, plus interest at the short-term applicable federal rate.

Retention Bonus Agreements

In lieu of certain performance-based restricted stock award grants to certain of our executive officers, our compensation committee authorized a retention bonus to each executive payable on the earlier of (i) January 31, 2008 if the executive remains continuously employed with us through such date, or (ii) the date of termination of employment if the executive is terminated without cause (as defined in the change of control agreement) by us or resigns for good reason (including (x) a material diminution in the executive’s duties or responsibilities (excluding any diminution related solely to Stride Rite ceasing to be a reporting company for purposes of the Securities Exchange Act of 1934), or (y) Stride Rite’s requiring the executive to be based at any office or location that is more than fifty miles from the executive’s current office (unless such relocation does not increase the executive’s commute by more than twenty miles), or Stride Rite requiring the executive to travel on Stride Rite business to a substantially greater extent) between the closing date of the proposed merger and January 31, 2008. Mr. Chamberlain, our Chief Executive Officer, voluntarily waived his rights to receive this retention bonus. The amounts of retention bonuses that may be payable to the executive officers are set forth below:

David M. Chamberlain	None
Richard T. Thornton	$254,200
Pamela J. Salkovitz	$220,375
R. Shawn Neville	$202,950
Richard Woodworth	$202,950
Frank A. Caruso	$225,500
Charles W. Redepenning, Jr.	$184,500
Craig Reingold	$202,950
Yusef Akyuz	$102,500
Janet DePiero	$102,500
Thomas Montgomery	$102,500

The following table sets forth the compensatory payments that our executive officers and directors are expected to receive as a result of the merger:

Name	Accelerated Options	Accelerated Option Exercise Prices	Accelerated Option Settlement Amount	Accelerated Restricted Stock	Restricted Stock Settlement Amount	Total Settlement Amount
Executive Officers
David M. Chamberlain	138,000	$12.06 – $16.82	$799,440.00	28,606	$586,423.00	$1,385,863.00
Richard T. Thornton	101,350	$12.06 – $16.82	$585,718.00	21,275	$436,137.50	$1,021,855.50
Pamela J. Salkovitz	86,750	$12.06 – $16.82	$503,870.00	18,917	$387,798.50	$891,668.50
R. Shawn Neville	97,800	$10.70 – $16.82	$638,204.00	16,387	$335,933.50	$974,137.50
Richard Woodworth	80,425	$12.06 – $16.82	$462,826.50	16,387	$335,933.50	$798,760.00
Frank A. Caruso	86,250	$12.06 – $16.82	$502,030.00	18,400	$377,200.00	$879,230.00
Charles W. Redepenning, Jr.	81,125	$12.06 – $16.82	$479,682.50	17,537	$359,508.50	$839,191.00
Craig Reingold	80,425	$12.06 – $16.82	$462,826.50	16,387	$335,933.50	$798,760.00
Yusef Akyuz	38,150	$12.06 – $16.82	$218,052.00	7,187	$147,333.50	$365,385.50
Janet DePiero	42,150	$12.06 – $16.82	$246,832.00	9,631	$197,435.50	$444,267.50
Thomas Montgomery	29,650	$14.17 – $16.82	$140,912.00	—	—	$140,912.00
Gordon Johnson	11,300	$12.06 – $16.82	$68,679.00

Directors
Mark J. Cocozza	8,400	$12.95 – $15.07	$52,820.00	—	—	$52,820.00
Christine M. Cournoyer	10,100	$12.25 – $15.07	$62,425.00	—	—	$62,425.00
Shira D. Goodman	10,100	$12.25 – $15.07	$62,425.00	—	—	$62,425.00
F. Lance Isham	10,100	$12.25 – $15.07	$62,425.00	—	—	$62,425.00
Edward L. Larsen	8,400	$14.25 – $15.07	$48,400.00	—	—	$48,400.00
Frank R. Mori	10,100	$12.25 – $15.07	$62,425.00	—	—	$62,425.00
James F. Orr III	10,100	$12.25 – $15.07	$62,425.00	—	—	$62,425.00
Myles J. Slosberg	10,100	$12.25 – $15.07	$62,425.00	—	—	$62,425.00

Total	950,775		$5,584,842.50	170,714	$3,499,637.00	$9,015,800.50

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	the requirement that our shareholders approve the merger agreement with Payless;

•	failure to satisfy other conditions to the merger;

•	the effect of the announcement of the merger on our customer and supplier relationships, operating results and business generally, including our ability to retain key employees; and

•

other risks detailed in our current filings with the Securities and Exchange Commission, or SEC, including our Annual Report on Form 10-K, as amended, for the year ended December 1, 2006 and our most recent Quarterly Report on Form 10-Q.

See “Where You Can Find More Information” on page 60. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement to you, as a holder of Stride Rite common stock, as part of the solicitation of proxies by our board of directors for use at the special meeting of shareholders.

Date, Time and Place of the Special Meeting

The special meeting of shareholders of Stride Rite will be held at the offices of Goodwin Procter LLP, located at One Exchange Place, Boston, Massachusetts 02109, on August 16, 2007, at 11:00 a.m., local time.

Purpose of the Special Meeting

The purpose of the special meeting is:

•

to approve the Agreement and Plan of Merger dated as of May 22, 2007, among Stride Rite, Payless and a wholly-owned subsidiary of Payless, a copy of which is attached as Annex A to this proxy statement;

•	to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement; and

•

to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

Our Board’s Recommendation

Our board of directors has unanimously approved the merger and adopted the merger agreement and the transactions contemplated thereby and determined that the merger and the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of our company and our shareholders. Accordingly, our board of directors recommends that our shareholders vote “FOR” approval of the merger agreement at the special meeting.

Record Date; Stock Entitled to Vote

The holders of record of shares of Stride Rite common stock as of the close of business on July 12, 2007, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, there were approximately 36,748,767 shares of Stride Rite common stock outstanding held by approximately 3,000 shareholders of record.

Quorum

A quorum of our shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the special meeting is the presence (in person or represented by proxy) of holders representing a majority of the shares of Stride Rite common stock issued and outstanding as of the record date. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the special meeting to solicit additional proxies.

Vote Required

Pursuant to the requirements of Chapter 156D, Section 11.04 of the MBCA and the merger agreement, we are seeking approval of the merger agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Stride Rite common stock entitled to vote at the special meeting. Failure to vote, by proxy or in person, will have the same effect as a vote “AGAINST” approval of the merger agreement.

The affirmative vote of the holders of a majority of the shares of Stride Rite common stock present in person or by proxy and entitled to vote at the special meeting will be required to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the approval of the merger agreement. Failure to vote, in person or by proxy, will have no effect on the approval of the adjournment proposal.

Brokers or other nominees who hold shares of Stride Rite common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of Stride Rite common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” approval of the merger agreement. Non-voted shares of Stride Rite common stock will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

Voting

Holders of record of Stride Rite common stock may vote their shares by attending the special meeting and voting their shares of Stride Rite common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. All shares of Stride Rite common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a shareholder and returned without instructions, the shares of Stride Rite common stock represented by the proxy will be voted “FOR” approval of the merger agreement and “FOR” approval of any proposal to adjourn the special meeting to solicit additional proxies in favor of approval of the merger agreement.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact D.F. King & Co., Inc., our proxy solicitor, toll free at (800) 269-6427.

Shareholders who hold their shares of Stride Rite common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of Stride Rite common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxies

You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary at Office of the Secretary, The Stride Rite Corporation, 191 Spring Street, P.O. Box 9191, Lexington, Massachusetts 02420-9191, stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. Our directors, officers and employees will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of Stride Rite common stock and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

We have retained the services of D.F. King & Company, Inc. regarding the proxy solicitation. Our agreement with D.F. King & Company, Inc. is on customary terms. The costs of proxy solicitation are not anticipated to exceed $15,000, unless circumstances require otherwise.

Proposal to Approve Adjournment of the Special Meeting

We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, we would determine to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The approval of a proposal to adjourn the special meeting would require the affirmative vote of the holders of a majority of the shares of Stride Rite common stock present in person or by proxy and entitled to vote at the special meeting. The failure to vote shares of Stride Rite common stock would have no effect on the approval of the adjournment proposal.

Our board of directors recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies. If the special meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting unless our board of directors fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for the approval of the merger agreement proposal in the event that there are insufficient votes to approve that proposal. Our board of directors retains full authority to adjourn the special meeting for any other purpose, including the absence of a quorum, or to postpone the special meeting before it is convened, without the consent of any of our shareholders.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of Stride Rite common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.

THE MERGER

Background of the Merger

We regularly evaluate different strategies for improving our competitive position and enhancing shareholder value. As part of these evaluations, we have, from time to time, considered strategic initiatives in the pursuit of our business plan as an independent entity, including acquisitions, divestitures and possible business combinations. In addition, our management and board of directors regularly discussed the position and prospects of our company within different segments of the footwear industry. At many of our regularly scheduled board meetings, our board of directors has reviewed our short and long-term business strategies, as well as market trends in the industry and the challenges confronting the company in attaining its strategic objectives.

In connection with these activities, in a letter agreement, dated November 17, 2004, we engaged Goldman Sachs to assist our board of directors in evaluating its strategic alternatives. In that regard, in the first quarter of 2005, Goldman Sachs assisted the board of directors in contacting several third parties and entering into confidentiality agreements in order to explore a potential sale of Stride Rite. After its analysis of the alternatives, our board of directors determined that our continued pursuit of our long-term strategic plans represented the best plan to enhance long-term shareholder value.

On August 17, 2006, Mr. Gilbert Harrison, Chairman of Financo, Inc., a financial advisor to Payless, contacted Mr. Frank Mori, our lead outside director. Mr. Frank Mori subsequently met with Mr. Matthew Rubel, the Chief Executive Officer of Payless. During that meeting, Mr. Matthew Rubel expressed his interest in a potential business combination between Payless and Stride Rite. Mr. Frank Mori advised Mr. Matthew Rubel that any discussion relating to this matter should be conducted through Mr. David Chamberlain, our Chief Executive Officer. Mr. Frank Mori subsequently briefed Mr. David Chamberlain on the meeting.

On August 23, 2006, Mr. David Chamberlain, received a call from Mr. Matthew Rubel, who expressed his interest in a potential business combination between Payless and Stride Rite. Mr. David Chamberlain advised Mr. Matthew Rubel that he would need to discuss this matter with our board of directors. On September 8, 2006, Mr. Matthew Rubel called Mr. David Chamberlain and discussed his company’s strategic views regarding the footwear industry, current and potential future market trends and the future opportunities and challenges facing the footwear industry and reiterated why a business combination with Stride Rite was a good strategic fit for Payless.

On September 26, 2006, we received a letter from Payless proposing to acquire by merger 100% of the issued and outstanding shares of Stride Rite common stock for an amount between $16.00 and $18.00 per share in cash. The letter was shared with all of the members of our board of directors. On September 28, 2006, a meeting of our board of directors was held during which Mr. David Chamberlain updated the board on his conversations with Mr. Matthew Rubel regarding Payless’ September 26th letter. This board meeting was attended by all of the members of our board of directors. Goldman Sachs, our financial advisor and Goodwin Procter LLP, our legal advisor, participated in the meeting. The board of directors engaged in general discussions about the financial and other terms of Payless’ September 26th proposal, as well as the potential advantages and disadvantages of pursuing a business combination with Payless at that time. Our board of directors also reviewed and discussed our long-term business strategy, including our plans to enhance shareholder value through the expansion of the business through our various brands and our international operations. The representatives from Goldman Sachs reviewed general market conditions, as well as recent transactions in the footwear industry. After consulting with its advisors, our board of directors determined that Payless’ September 26th proposal was inadequate and that, based on our short and long term business and operating strategies and our prospects at the time, it would not be in the best interests of our shareholders to engage in further discussions with Payless concerning a possible business combination.

After the September 28th board meeting, Mr. David Chamberlain worked with our advisors to draft a response to Mr. Matthew Rubel’s September 26th letter. Our written response was sent to Mr. Matthew Rubel on October 4, 2006 indicating that we were not interested in a potential business combination with Payless on the terms then being proposed pursuant to Payless’ September 26th letter.

During January 2007, a representative of Citigroup Global Markets Inc. (“Citigroup”), a financial advisor to Payless, contacted representatives of Goldman Sachs to express Payless’ continued interest in a potential business combination between Stride Rite and Payless. During the period of January through March 2007, representatives of Citigroup contacted Goldman Sachs several times to express Payless’ continued interest in pursuing a business combination between Stride Rite and Payless and to discuss the general merits of such a business combination. Goldman Sachs kept Mr. David Chamberlain informed about these discussions and Mr. David Chamberlain kept our board of directors informed about these discussions.

On April 2, 2007, we received a letter from Payless proposing to acquire by merger 100% of the issued and outstanding shares of Stride Rite common stock for an amount between $20.00 and $21.00 per share in cash. The letter was shared with the members of our board of directors.

The board of directors met on April 11, 2007 and engaged in a preliminary conversation on the potential advantages and disadvantages of a possible business combination with Payless. This board meeting was attended by all of the members of our board of directors. Because the agenda for the meeting was to receive a presentation from senior management on our updated business and operating plan, an in-depth discussion of the possible business combination with Payless was postponed to a meeting of the board of directors scheduled for the following day at which representatives of Goldman Sachs were scheduled to be present. Representatives of Goodwin Procter briefed the board of directors on their fiduciary duties in connection with a potential merger or sale of the company and a variety of scenarios in response to the Payless proposal. The bulk of the meeting was devoted to senior management’s presentation of our updated business and operating plan and a detailed review of management’s multi-year projections for each of our divisions.

Following our annual meeting of shareholders on April 12, 2007, our board of directors held a meeting at which Mr. David Chamberlain provided our board of directors with an update as to the status of discussions between Stride Rite and Payless. The meeting was attended by all of the members of our board of directors. Goldman Sachs and Goodwin Procter also participated in this meeting. The board of directors received an update from representatives of Goldman Sachs on general market conditions, as well as recent transactions in the footwear industry, and a report regarding their past and ongoing communications with Citigroup as financial advisor for Payless, including Payless’ request that we agree to negotiate a potential business combination exclusively with Payless for specified period of time. The board discussed Payless’ request with regard to exclusivity and decided to make a determination on this issue at the next board meeting. Representatives of Goldman Sachs then reviewed and discussed certain preliminary financial analyses regarding Payless’ proposal to acquire by merger 100% of the issued and outstanding shares of Stride Rite common stock for an amount between $20.00 and $21.00 per share in cash and other strategic alternatives available to Stride Rite. The board then engaged in a general discussion regarding the strategic reasons for, as well as the potential advantages and disadvantages, of continuing in the pursuit of our business and operating plan as an independent company, of pursuing a possible business combination with Payless, and of seeking proposals for a potential business combination from other third parties.

After Goldman Sachs’ presentation, our board of directors and advisors discussed the implications of our consideration of Payless’ April 2nd proposal. Our board of directors and advisors discussed whether other potential acquirors would be likely to pursue a business combination with us at a per share price range higher than $20.00 to $21.00 per share in cash, which was currently being proposed by Payless. The board of directors also discussed confidentiality issues that might arise from any market check within the industry and the potentially adverse consequences to our business and employee relations which could result. Based on the foregoing discussion, our board of directors concluded that engaging in a market check before entering into exclusive negotiations with Payless was not likely to result in proposals superior to the Payless proposal, but would create a significant risk of long-term disruption to our business and create a great deal of uncertainty relative to the Payless proposal.

The members of our board of directors agreed that Payless’ proposal to acquire by merger 100% of the issued and outstanding shares of Stride Rite common stock for an amount between $20.00 and $21.00 per share in cash appeared to provide substantial value for our shareholders and compared favorably to the potential share price growth that otherwise would likely be achieved over the short-to-medium term and the risk implicit in continuing to execute management’s current strategic plan on a standalone basis, in light of the dynamics and trends in the footwear industry and the investment needed in our business and operations to achieve that growth. Our board of directors discussed the merits of pursuing further negotiations with Payless without agreeing to Payless’ request for a period of exclusivity, so as to ensure that we would proceed to exclusive negotiations of a definitive agreement only if and after the board had concluded that a transaction was highly likely to be consummated at the higher end of the range of prices per share proposed by Payless in their April 2nd letter.

On April 21, 2007, we entered into a confidentiality agreement with Payless. Payless due diligence with respect to our business began on April 21, 2007 and continued through May 21, 2007.

On May 1, 2007, there was a meeting between a group of Stride Rite’s senior executives, including Mr. David Chamberlain, and a group of Payless’ senior executives, including Mr. Matthew Rubel, in Boston, Massachusetts. Representatives of Goldman Sachs, Citigroup and Financo, Inc. were also present. At this meeting, the group discussed our updated business and operating plan and management’s multi-year projections for each of our divisions, as well as the potential issues that might arise in a business combination between Stride Rite and Payless.

On May 6, 2007, our board of directors met to review developments since their April 12th meeting with regard to a potential business combination with Payless and the status of Payless’ initial due diligence review. This telephonic board meeting was attended by all of the members of our board of directors. Goldman Sachs and Goodwin Procter were also present at the meeting. Representatives of Goldman Sachs updated our board of directors on recent communications between Goldman Sachs and Citigroup, during which Payless’ indicated its willingness to acquire by merger 100% of the issued and outstanding shares of Stride Rite common stock for $20.50 per share in cash, subject to our entering into exclusive negotiations with Payless for a set period of time. A lengthy discussion of these developments ensued and our board of directors discussed with its advisors how best to respond to Payless’ most recent proposal and its request for exclusivity. Our board of directors authorized representatives of Goldman Sachs to contact Payless’ financial advisors and communicate the board’s willingness to consider entering into an exclusivity agreement, provided that Payless (a) agree to complete its due diligence review within approximately 10 days, (b) commit to complete negotiations of definitive agreements within the same timeframe and (c) agree that the per share merger consideration would, under no circumstances, be reduced below $20.50 per share in cash.

At a board meeting held on May 8, 2007, representatives of Goldman Sachs reported that Payless had agreed to the terms proposed by the board of directors on May 6, 2007, except that the period for completing due diligence and negotiating definitive agreements needed to extend through May 22, 2007. This telephonic board meeting was attended by all of the members of our board of directors. After meeting in executive session, our board of directors then authorized its advisors and management to enter into an exclusivity agreement with Payless and to negotiate a potential business combination exclusively with Payless, provided that (a) the per share merger consideration would, under no circumstances, be reduced below $20.50 per share in cash, (b) the exclusivity period pursuant to the exclusivity agreement would expire on May 22, 2007, and (c) certain material terms in the merger agreement, including provisions relating to the termination fee and termination rights, would be negotiated and agreed to by Stride Rite and Payless’ respective counsel prior to the execution of an exclusivity agreement.

On May 9, 2007, we entered into an exclusivity agreement with Payless following the completion of the negotiation of certain material terms in the merger agreement, including provisions relating to the termination fee and termination rights. Between May 10 and May 22, 2007, a merger agreement was negotiated among

Stride Rite, Payless and their respective advisors. During this period, Payless was given access to additional documents in our data room and was allowed to meet with other members of our leadership team for purposes of completing their due diligence review.

On May 21, 2007, at a meeting of our board of directors, management discussed the status of negotiations with respect to the merger, the draft merger agreement and other matters. This board meeting was attended by all of the members of our board of directors. Representatives of Goodwin Procter reviewed the proposed terms of the merger agreement with our board of directors. Representatives of Goldman Sachs made a presentation to the board of directors regarding certain financial analyses that were performed in connection with its review of Payless’ proposal to acquire by merger 100% of the issued and outstanding shares of Stride Rite common stock for $20.50 per share in cash. An extensive discussion took place among our board of directors and its advisors regarding the terms of the proposed business combination.

On May 22, 2007, our board of directors met again to discuss the merger and the terms of the merger agreement. This telephonic board meeting was attended by all of the members of our board of directors. During the meeting on May 22, 2007, Goldman Sachs delivered its oral opinion to our board of directors (subsequently confirmed in writing) that, as of May 22, 2007 and based upon and subject to the factors and assumptions set forth in its opinion, the $20.50 per share in cash to be received by the holders of Stride Rite common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. After consideration of the presentations that were made by its advisors and its prior deliberations, our board of directors unanimously approved the merger and the merger agreement and authorized management to complete and execute the merger agreement and the transactions contemplated therein. After the merger agreement and the merger were approved by Payless’ board of directors, we and Payless executed the definitive merger agreement and publicly announced the transaction.

Reasons for the Merger and Recommendation of our Board of Directors

During the course of reaching its decision to approve the merger and the transactions contemplated by the merger agreement, our board of directors considered a number of factors and consulted our senior management and outside financial and legal advisors.

Our board of directors considered a number of factors supporting its decision to approve the merger, including, but not limited to:

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discussions with our management regarding our business, financial condition, competitive position, business strategy, succession planning, strategic options and prospects, as well as risks involved in achieving these prospects, the nature of our business and the industry in which we compete, and current industry, economic and global market conditions, both on a historical and on a prospective basis, all of which led our board of directors to conclude that the merger presented an opportunity for Stride Rite’s shareholders to realize greater value than the value likely to be realized by shareholders in the event we remained independent;

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our review of the possible alternatives to a sale of Stride Rite, including remaining independent and growing our business organically, leveraged recapitalizations and leveraged buyouts by financial sponsors or private equity firms, the value to shareholders of such alternatives, the timing and likelihood of actually achieving additional value from these alternatives, as well as the risks and uncertainties associated with such alternatives, and our board’s assessment that none of these alternatives was reasonably likely to result in value for shareholders greater than the consideration to be received in the merger;

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the $20.50 per share to be paid as the consideration in the merger represented an approximately 35.0% premium over the closing price of Stride Rite common stock on May 21, 2007 (the trading day prior to announcement of the transaction), an approximately 40.2% premium over the closing price of Stride

Rite common stock thirty days prior to May 21, 2007, an approximately 33% premium over the average weighted closing price for the ninety days prior to May 21, 2007 and an approximately 16.5% premium on the high for the 52-week period prior to May 21, 2007; and

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the financial presentation of Goldman Sachs and its opinion that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth in such opinion, the $20.50 in cash per share to be received by the holders of Stride Rite common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (see “The Merger—Opinion of Goldman, Sachs & Co.” and Annex B to this proxy statement). The opinion of Goldman Sachs was directed to and for the information and use of our board of directors and addressed only the fairness from a financial point of view as of May 22, 2007 of the consideration to be received by the holders of Stride Rite common stock pursuant to the merger agreement. The opinion did not address any other aspects or implications of the transaction and does not constitute a recommendation as to how the holders of shares of Stride Rite common stock should vote or act on any other matters relating to the merger. Our board of directors is aware that Goldman Sachs would become entitled to fees upon completion of the merger;

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the belief by our board of directors that we had obtained the highest price per share that Payless is willing to pay, taking into account the terms resulting from extensive negotiations between the parties;

•	the fact that the merger consideration was all cash, which provides certainty of value to our shareholders compared to a transaction in which shareholders would receive stock;

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the risk that Stride Rite might be unable in future quarters to meet the projections of management or investors and the possible resulting effect that this could have on the trading price of Stride Rite’s stock;

•	the fact that the provisions of the merger agreement were determined through arms’ length negotiations between us and our counsel, on the one hand, and Payless and its counsel, on the other hand;

•	the terms of the merger agreement, as reviewed by our board of directors with our legal advisors, including:

1.	the ability of the board of directors, under certain circumstances, to furnish information to and conduct negotiations with a third party and, under certain circumstances, upon the payment to Payless of a termination fee of $23,000,000, to terminate the merger agreement to accept a superior proposal;

2.	the board of director’s belief that the $23,000,000 termination fee payable to Payless was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a competing proposal; and

3.	the likelihood that the merger will be consummated in light of the limited conditions to Payless’ obligation to complete the merger, Payless’ financial capability, and the absence of any financing condition to Payless’ obligation to complete the merger.

In the course of its deliberations, our board of directors also considered a variety of risks and other countervailing factors, including:

•	that we will no longer exist as an independent company and our shareholders will no longer participate in our growth or any of the synergies resulting from the merger;

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on business relationships;

•	the restrictions the merger agreement imposes on soliciting competing bids and the fact that we would be obligated to pay the $23,000,000 termination fee to Payless under certain circumstances;

•	the fact that gains from an all-cash transaction would be taxable to our shareholders for U.S. federal income tax purposes;

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that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed, even if approved by our shareholders (See “The Merger Agreement—Conditions to the Merger” on page 44); and

•	the interests of our officers and directors in the merger described under “Interests of Our Directors and Executive Officers in the Merger” on page 28;

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if the merger is not completed, the potential adverse effect of the public announcement of the merger on our business, including our significant customers, suppliers and other key relationships, our ability to attract and retain key management personnel and our overall competitive position;

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the possibility that, although the merger provides our shareholders the opportunity to realize a premium over the price at which Stride Rite common stock traded prior to public announcement of the merger, the price of Stride Rite common stock might have increased in the future to a price greater than $20.50 per share;

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that our board of directors considered the fact that we had not solicited bids from other potential buyers or conducted a market check or auction process, and considered the risks to the business of such a broader process.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board. Our board members collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of our board of directors felt were appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board. Rather, our board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its legal counsel and its financial advisors, our board of directors unanimously approved and adopted the merger agreement and determined that the merger and the merger agreement are advisable, fair to and in the best interests of Stride Rite and our shareholders. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement and “FOR” approval of the proposal to grant the persons named as proxies discretionary authority to vote to adjourn or postpone the Special Meeting if deemed necessary.

Opinion of Financial Advisor to the Board of Directors

Goldman Sachs delivered its written opinion to Stride Rite’s board of directors that, as of May 22, 2007 and based upon and subject to the factors and assumptions set forth in the written opinion, the $20.50 per share in cash to be received by the holders of the shares of Stride Rite common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 22, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. Goldman Sachs provided its opinion for the information and assistance of Stride Rite’s board of directors in connection with the consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Stride Rite’s common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analysis, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and the annual reports on Form 10-K of Stride Rite for the five fiscal years ended December 1, 2006;

•	certain interim reports to shareholders and quarterly reports on Form 10-Q of Stride Rite;

•	certain other communications from Stride Rite to its shareholders; and

•	certain internal financial analyses and forecasts of Stride Rite prepared by its management.

Goldman Sachs also held discussions with members of the senior management of Stride Rite regarding their assessment of the past and current business operations, financial condition, and future prospects of Stride Rite. In addition, Goldman Sachs reviewed the reported price and trading activity for shares of Stride Rite common stock, compared certain financial and stock market information for Stride Rite with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the footwear, apparel retail and wholesale apparel industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Stride Rite or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal.

Goldman Sachs’ opinion does not address the underlying business decision of Stride Rite to engage in the transaction contemplated by the merger agreement. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion. Goldman Sachs was not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving Stride Rite or any of it assets.

The following is a summary of the material financial analyses delivered by Goldman Sachs to Stride Rite’s board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represents the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 22, 2007 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed the historical trading prices for Stride Rite common stock for the five-year period ended May 18, 2007. In addition, Goldman Sachs compared the consideration to be received by holders of Stride Rite common stock pursuant to the merger agreement in relation to the closing prices of Stride Rite common stock for the three-year period ended May 18, 2007.

This analysis indicated that the $20.50 per share in cash to be received by holders of shares of Stride Rite common stock pursuant to the merger agreement represented:

•	a premium of 38.2% based on the closing price on May 18, 2007 of $14.83 per share;

•	a premium of 40.5% based on the closing price thirty days prior to May 18, 2007 of $14.59 per share;

•	a premium of 39.8% on the average closing price for the one year prior to May 18, 2007 of $14.66 per share;

•	a premium of 55.8% on the average closing price for the three years prior to May 18, 2007 of $13.16 per share;

•	a premium of 33.0% on the average weighted closing price for the ninety days prior to May 18, 2007 of $15.42 per share; and

•	a premium of 16.5% on the high for the 52-week period prior to May 18, 2007 of $17.59 per share.

In addition, based on information obtained from Thomson Financial Securities Data, Goldman Sachs reviewed the consideration paid in all public transactions announced from January 2002 through April 2007 involving U.S. targets valued over $250 million and calculated the premium that the consideration in each such transaction represented over the closing price of the target stock four weeks prior to the announcement of each such transaction. The information provided regarding average acquisition premia was:

•	an average acquisition premium of 25% based on 72 transactions in 2002;

•	an average acquisition premium of 29% based on 100 transactions in 2003;

•	an average acquisition premium of 26% based on 142 transactions in 2004

•	an average acquisition premium of 27% based on 193 transactions in 2005;

•	an average acquisition premium of 26% based on 255 transactions in 2006; and

•	an average acquisition premium of 22% based on 119 transactions (through April 30, 2007).

This compares to, with respect to the transaction contemplated by the merger agreement, a premium of 40.5% based on the closing price of Stride Rite’s common stock thirty days prior to May 18, 2007.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information for Stride Rite to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the footwear, apparel retail and wholesale apparel industries:

•	Adidas-Solomon AG

•	Brown Shoe Company, Inc.

•	Deckers Outdoor Corp.

•	Genesco Inc.

•	Kenneth Cole Productions, Inc.

•	K-Swiss, Inc.

•	Nike, Inc.

•	Payless ShoeSource, Inc. (Buyer)

•	Skechers USA, Inc.

•	Timberland Co.

•	Wolverine World Wide, Inc.

Although none of the selected companies is directly comparable to Stride Rite, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Stride Rite.

Goldman Sachs calculated and compared various financial multiples and ratios based on recent financial data it obtained from SEC filings, other public sources and IBES estimates. Institutional Brokers’ Estimates System, or IBES, compiles forward-looking financial estimates made by equity research analysts for U.S. publicly traded companies. The multiples and ratios for each of the selected companies and Stride Rite were based on the then most recent publicly available information, including IBES estimates.

In particular, with respect to the selected companies, Goldman Sachs calculated the following ratios and compared them to the results for Stride Rite:

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enterprise value, which is the market value of common equity on a diluted basis (including outstanding stock options computed using the treasury method) plus the amount of debt less cash and cash equivalents, as a multiple of latest twelve months (LTM) earnings before interest, taxes, depreciation and amortization, or EBITDA; and

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price per share, using the closing prices as of May 18, 2007, as a multiple of estimated calendar year 2007 earnings per share, or EPS (each such multiple was calendarized for a fiscal year 2007 ending on December 31, 2007).

The following table presents the results of this analysis:

Selected Company	Enterprise Value/LTM EBITDA		Price/ Estimated 2007 EPS
Adidas-Solomon AG	11.0	x	17.0	x
Brown Shoe Company, Inc.	7.5	x	17.2	x
Deckers Outdoor Corp.	12.2	x	20.8	x
Genesco Inc.	8.4	x	17.9	x
Kenneth Cole Productions, Inc.	7.8	x	24.2	x
K-Swiss, Inc.	9.0	x	21.6
Nike, Inc.	11.4	x	17.0	x
Payless ShoeSource, Inc. (Buyer)	7.2	x	19.0	x
Skechers USA, Inc.	9.4	x	15.6	x
Timberland Co.	7.3	x	20.6	x
Wolverine World Wide, Inc.	10.2	x	17.7	x
Median	8.7	x	17.8	x
Company (based on closing price as of May 18, 2007 of $14.83 per share)	8.0	x	13.5	x

Present Value of Future Stock Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present values of the future stock price of Stride Rite, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings per share and its assumed price to future earnings multiple. For this analysis, Goldman Sachs used the financial forecasts for Stride Rite prepared by its management for each of the years in fiscal 2007 to 2009. Goldman Sachs first calculated implied per share values for the Stride Rite common stock for each of the fiscal years 2007 to 2009 by applying price to forward earnings multiples of 13.5x and 14.6x, which represent 1-year average and current price to earnings per share multiples for Stride Rite based on IBES estimates, respectively, to estimates prepared by Stride Rite’s management of fiscal years 2007 to 2009 earnings per share. Goldman Sachs then discounted those values using an equity discount rate of 13.9%. The analysis resulted in a range of implied present values per share of Stride Rite common stock of $15.15 to $20.79.

Goldman Sachs also performed the foregoing analysis using IBES earnings per share estimates for fiscal year 2007 and 2008, and calculating an estimated 2009 earnings per share using the 5-year IBES earnings per share growth rate of 13.5%. Goldman Sachs also applied price to forward earnings per share multiples of 13.5x and 14.6x (which represent 1-year average and current price to earnings per share multiples for Stride Rite based on IBES estimates) to such estimated earnings per share to calculate implied per share values for the Stride Rite common stock for the fiscal years 2007 to 2009, and discounted those values using an equity discount rate of 13.9%. The IBES earnings per share estimate for fiscal year 2008 included in the Goldman Sachs presentation was 31.9% lower than the estimate prepared by Stride Rite management of 2008 earnings per share. The analysis resulted in a range of implied present values per share of Stride Rite common stock of $14.39 to $16.06.

Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis to determine a range of implied present values per share of Stride Rite common stock. All cash flows were discounted to May 31, 2007, and terminal values were based upon multiples of 2011 estimated EBITDA. Goldman Sachs used the projections for fiscal 2007 through 2009 provided by Stride Rite management and extrapolations of management projections for fiscal 2010 and 2011. Such extrapolations for fiscal 2010 and 2011, which we refer to hereinafter as the “extrapolated projections”, were reviewed by Stride Rite management and deemed reasonable by them. In performing this analysis, Goldman Sachs applied discount rates ranging from 10.5% to 14.5%, reflecting estimates of the weighted average cost of capital of Stride Rite, and terminal EBITDA multiples ranging from 7.0x to 8.5x. This analysis resulted in a range of implied present values per share of Stride Rite common stock of $16.74 to $22.83.

Using the same projections provided by Stride Rite management and the extrapolated projections, Goldman Sachs also performed a sensitivity analysis to analyze the effect of increases or decreases in annual sales growth from 2006 to 2011 and 2011 EBITDA margins. The analysis utilized (1) a range of 2011 EBITDA margin rates of 11.2% to 13.5%, (2) a range of sales compounded annual growth rates of 5.5% to 11.5% from 2006 to 2011 and (3) a terminal EBITDA multiple of 8.0x and a discount rate of 12.5% discounted to May 31, 2007. The sales growth rates of 5.5% to 11.5% from 2006 to 2011 represent a range of (4.0)% to 2.0% change in the annual sales growth assumption reflected in the projections provided by the Company’s management. This analysis resulted in a range of implied present values per share of Stride Rite common stock of $14.53 to $22.19.

Selected Transactions Analysis

Goldman Sachs reviewed the financial terms of the following selected recent business combinations in the footwear, apparel retail and wholesale apparel industries. For each of the selected transactions, Goldman Sachs calculated and compared the enterprise values as a multiple of the target company’s LTM EBITDA, calculated based on public information, prior to the announcement of the applicable transaction. For purposes of this analysis, the enterprise value was calculated by adding the announced transaction price for the equity of the target company to the book value of the target company’s net debt based on public information available prior to the announcement of the applicable transaction. The results of this analysis are summarized in the following table:

Announcement Date	Target	Acquiror	Enterprise Value as a Multiple of LTM EBITDA
August 2006	Parisian Stores (Saks, Inc.)	Belk, Inc.	NA
August 2005	Reebok International	Adidas-Salomon AG	11.0	x
October 2005	Northern Department Store Group (Saks, Inc.)	The Bon-Ton Stores, Inc.	NA
February 2005	The May Department Stores Company	Federated Department Stores, Inc.	8.6
April 2005	Proffit’s/McRae’s Stores (Saks, Inc.)	Belk Inc.	NA
December 2004	Brooks Sports Inc.	Russell Corporation	NA
November 2004	Barneys New York Inc.	Jones Apparel Group Inc.	7.6
February 2004	Maxwell Shoe Company, Inc.	Jones Apparel Group Inc.	8.1
April 2004	Vans, Inc.	V.F. Corporation	15.2
July 2003	Converse, Inc.	Nike, Inc.	9.5
July 2003	Nautica Enterprises Inc.	V.F. Corporation	6.3

Source: Public filings and Thomson Financial Securities Data

The mean enterprise value to LTM EBITDA multiple for the summarized transactions (excluding the Vans, Inc. transaction) was 8.5x. The $20.50 per share of Stride Rite common stock to be paid to Stride Rite shareholders in the contemplated transaction implies an enterprise value to LTM EBITDA multiple of 10.9x. While none of the selected transactions are directly comparable to the transaction contemplated by the merger agreement, such transactions were deemed relevant based on Goldman Sachs’ professional judgment and experience.

Leveraged Buyout Analysis

Goldman Sachs performed an illustrative analysis of the range of the price per share of Stride Rite’s common stock that an acquiror would theoretically pay if Stride Rite were acquired in a leverage buyout transaction that closed as of November 30, 2007. For purposes of this analysis, Goldman Sachs used management projections for fiscal 2007 through 2009 and the extrapolated projections for 2010 and 2011. Assuming, among other things, (i) a sponsor targeted equity return of 22.5%, (ii) that Stride Rite would be valued at the end of 2011 at 8.0x EBITDA, (iii) a range of 2011 EBITDA margin of 11.6% to 13.5%, (iv) a range of sales compounded annual growth rates of 5.7% to 11.7% from years 2007 though 2011, and (v) initial total adjusted debt to earnings before interest, tax, depreciation, amortization and rent, or EBITDAR, multiple of 7.0x, the analysis resulted in a range of implied values of $18.09 to $22.70 per share of Stride Rite’s common stock.

Recapitalization Analysis

Goldman Sachs analyzed certain illustrative recapitalization transactions involving Stride Rite and the theoretical value Stride Rite’s shareholders could receive in such transactions. In this illustrative recapitalization analysis, Goldman Sachs assumed that Stride Rite used net proceeds from new debt financings of $50 million, $100 million and $150 million to fund a cash tender offer for shares at prices of $14.83, $15.79 and $16.16, respectively, per share of Stride Rite common stock. The theoretical post-recapitalization trading value of shares of Stride Rite common stock not purchased in a tender offer was based upon price to 2007 earnings per share multiples of 13.5x and 14.6x and projected earnings per share to Stride Rite as presented by management after giving effect to the incremental interest expense and fully diluted share count in each scenario. This analysis resulted in a range of illustrative pro forma share prices of $15.75 to $18.09 per share of Stride Rite common stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Stride Rite or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of providing its opinion to Stride Rite’s board of directors as to the fairness from a financial point of view of the $20.50 per share in cash to be received by the holders of Stride Rite common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Stride Rite or Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’-length negotiations between Stride Rite and Payless and was approved by Stride Rite’s board of directors. Goldman Sachs provided advice to Stride Rite during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Stride Rite or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction contemplated by the merger agreement.

As described above, Goldman Sachs’ opinion to Stride Rite’s board of directors was one of many factors taken into consideration by Stride Rite’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached to this proxy statement as Annex B.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Stride Rite in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. In addition, Goldman Sachs has provided certain investment banking services to Payless from time to time, including having acted as sole manager with respect to a private offering of Payless’ 8- 1/4% Senior Subordinated Notes due 2013 (aggregate principal amount $200,000,000) in July 2003. Goldman Sachs also may provide investment banking services to Stride Rite and Payless in the future. In connection with the above-described investment banking services, Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full-service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Stride Rite, Payless and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Stride Rite and Payless for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Stride Rite’s board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the merger agreement. Pursuant to a letter agreement dated November 17, 2004, Stride Rite engaged Goldman Sachs to act as its financial advisor to assist Stride Rite in its analysis and consideration of various strategic alternatives available to it. Goldman Sachs received a fee of $150,000 upon execution of that letter agreement, which fee will be applied against the transaction fee described below. Pursuant to the terms of this letter agreement, Stride Rite has agreed to pay Goldman Sachs a transaction fee equal to 1.0% of the “aggregate consideration” to be paid in a transaction. The “aggregate consideration” for purposes of determining the fee will be the total consideration paid for Stride Rite’s equity securities (including amounts paid to holders of options, warrants and convertible securities, net of exercise price), plus the principal amount of all indebtedness for borrowed money as set forth on the most recent consolidated balance sheet of Stride Rite prior to the merger. While the exact amount of “aggregate consideration” cannot be determined prior to the consummation of the transaction contemplated by the merger agreement, it can be estimated to equal approximately $897 million using, as provided by Stride Rite, the number of outstanding shares of Stride Rite common stock, stock options, warrants and convertible securities and balances of indebtedness for borrowed money as of a date shortly prior to the date of the fairness opinion, resulting in an estimated transaction fee of approximately $8.97 million. The transaction fee is subject to change depending on the actual number of outstanding shares of company common stock, stock options, warrants and convertible securities as of the consummation of a transaction and balances of indebtedness for borrowed money set forth on Stride Rite’s most recent consolidated balance sheet prior to the consummation of a transaction. The transaction fee is payable to

Goldman Sachs upon consummation of the merger. In addition, Stride Rite has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Projected Financial Data

We do not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, except for periodic guidance that we provide in connection with the release of our quarterly results of operations. However, in connection with our strategic review process, we provided to Goldman Sachs and Payless a set of internal projections for fiscal years 2007 through 2009 prior to execution of the merger agreement. The extrapolated projections set forth below for the fiscal years 2010 and 2011 were prepared by Goldman Sachs with the guidance of our management, and reviewed and deemed reasonable by our management and were prepared only for the purpose of completing Goldman Sachs’s discounted cash flow and leveraged buyout analyses. They were not shared with Payless prior to the execution of the merger agreement.

The projections set forth below do not reflect any of the effects of the merger or other changes that may in the future be appropriate concerning our assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing. In addition, these projections do not reflect Payless’ plans for our assets, business and operations upon consummation of the merger, nor do they reflect any input or comment from Payless. We believe that the assumptions underlying these projections were reasonable at the time we prepared the projections, given the information known by our management.

We did not prepare these projections with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither our independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in these projections nor have they expressed any opinion or given any form of assurance on this information or its achievability.

In preparing these projections, we necessarily made numerous assumptions, many of which are beyond our control and may prove not to have been, or may no longer be, accurate (including, without limitation, assumptions regarding our ability to renew certain material contracts). Except as otherwise indicated, this information does not reflect revised prospects for our business, changes in general business and economic conditions or any other transaction or event that has occurred or that may occur and that we did not anticipate at the time we prepared this information. Accordingly, this information is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below, and you should not regard our including these projections in this proxy statement as a representation that they will be achieved.

THE PROJECTIONS SET FORTH BELOW ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE FINANCIAL RESULTS AND SHAREHOLDER VALUE OF OUR COMPANY MAY DIFFER MATERIALLY FROM THOSE EXPRESSED IN THESE PROJECTIONS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND OUR ABILITY TO CONTROL OR PREDICT.

The Stride Rite Corporation Projections

Projections as of April 5, 2007

	2007E	2008E	2009E	2010E(1)	2011E(1)
Total Net Sales	$768	$834	$918	$1,010	$1,112
EBITDA	$89	$102	$121	$133	$147
Net Income	$42	$56	$69	—	—
Earnings Per Share, or EPS	$1.12	$1.48	$1.85	—	—

(1)	The extrapolated projections set forth above for the fiscal years 2010 and 2011 were prepared by Goldman Sachs with the guidance of our management, and reviewed and deemed reasonable by our management and were prepared only for the purpose of completing Goldman Sachs’s discounted cash flow and leveraged buyout analyses. They were not shared with Payless prior to the execution of the merger agreement.

Delisting and Deregistration of Stride Rite Common Stock

If the merger is completed, Stride Rite common stock will be removed from quotation on The New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and we will no longer file periodic reports with the SEC.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of Stride Rite common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our shareholders generally. These interests may create potential conflicts of interest. Our board of directors was aware that these interests existed when it approved the merger. The material interests are summarized below.

Equity-Based Awards

The merger agreement provides that, in general, each outstanding stock option of our company, whether or not exercisable, including options held by our directors and executive officers, will be accelerated and become exercisable in full immediately prior to the completion of the merger. Upon consummation of the merger, each such outstanding stock option will be cancelled in consideration for a cash payment, without interest and less any applicable withholding taxes, equal to the product of (1) the excess, if any, of $20.50 over the per share exercise price for the option multiplied by (2) the number of shares of Stride Rite common stock that the option holder could have purchased (assuming full vesting) upon full exercise of that option immediately prior to completion of the merger. All options held by our directors and executive officers will be cancelled in consideration for such cash payment.

The merger agreement further provides that upon the completion of the merger, each share of outstanding common stock of our company that is subject to vesting and restrictions on transfer, including restricted shares held by our directors and executive officers, will become fully vested and free of restrictions on transfer and each holder will receive $20.50 for each such share.

Except as set forth above, each right of any kind, contingent or accrued, to acquire or receive shares of common stock or benefits measured by the value of shares of common stock, and each award of any kind consisting of shares of common stock that may be held, awarded, outstanding, payable or reserved for issuance under any of our plans, will be cancelled.

Our directors and executive officers holding in-the-money options and shares of restricted stock will receive cash payments at or shortly following the closing of the merger in the approximate amounts (before withholding) indicated in the following table:

Name	Accelerated Options	Accelerated Option Exercise Prices	Accelerated Option Settlement Amount	Accelerated Restricted Stock	Restricted Stock Settlement Amount	Total Settlement Amount
Executive Officers
David M. Chamberlain	138,000	$12.06 – $16.82	$799,440.00	28,606	$586,423.00	$1,385,863.00
Richard T. Thornton	101,350	$12.06 – $16.82	$585,718.00	21,275	$436,137.50	$1,021,855.50
Pamela J. Salkovitz	86,750	$12.06 – $16.82	$503,870.00	18,917	$387,798.50	$891,668.50
R. Shawn Neville	97,800	$10.70 – $16.82	$638,204.00	16,387	$335,933.50	$974,137.50
Richard Woodworth	80,425	$12.06 – $16.82	$462,826.50	16,387	$335,933.50	$798,760.00
Frank A. Caruso	86,250	$12.06 – $16.82	$502,030.00	18,400	$377,200.00	$879,230.00
Charles W. Redepenning, Jr.	81,125	$12.06 – $16.82	$479,682.50	17,537	$359,508.50	$839,191.00
Craig Reingold	80,425	$12.06 – $16.82	$462,826.50	16,387	$335,933.50	$798,760.00
Yusef Akyuz	38,150	$12.06 – $16.82	$218,052.00	7,187	$147,333.50	$365,385.50
Janet DePiero	42,150	$12.06 – $16.82	$246,832.00	9,631	$197,435.50	$444,267.50
Thomas Montgomery	29,650	$14.17 – $16.82	$140,912.00	—	—	$140,912.00
Gordon Johnson	11,300	$12.06 – $16.82	$68,679.00

Directors
Mark J. Cocozza	8,400	$12.95 – $15.07	$52,820.00	—	—	$52,820.00
Christine M. Cournoyer	10,100	$12.25 – $15.07	$62,425.00	—	—	$62,425.00
Shira D. Goodman	10,100	$12.25 – $15.07	$62,425.00	—	—	$62,425.00
F. Lance Isham	10,100	$12.25 – $15.07	$62,425.00	—	—	$62,425.00
Edward L. Larsen	8,400	$14.25 – $15.07	$48,400.00	—	—	$48,400.00
Frank R. Mori	10,100	$12.25 – $15.07	$62,425.00	—	—	$62,425.00
James F. Orr III	10,100	$12.25 – $15.07	$62,425.00	—	—	$62,425.00
Myles J. Slosberg	10,100	$12.25 – $15.07	$62,425.00	—	—	$62,425.00

Total	950,775		$5,584,842.50	170,714	$3,499,637.00	$9,015,800.50

Change of Control Employment Agreements

We are a party to change of control employment agreements with each of Messrs. Chamberlain, Thornton, Neville, Woodworth, Caruso, Redepenning, Reingold, Montgomery and Akyuz and Mses. Salkovitz and DePiero. These change of control employment agreements provide that if Stride Rite terminates the executive’s employment (other than for cause, death or disability) or if the executive terminates for good reason during the two-year period after a change of control of Stride Rite (or upon certain terminations within 18 months prior to a change of control in connection with or in anticipation of a change of control), the executive is entitled to receive a prorated target bonus, a lump sum cash severance in an amount equal to either two (2) times or, in the case of Mr. Chamberlain only, three (3) times, the sum of (i) the executive’s base salary and (ii) target bonus, continued benefit plan coverage for two (2) years or, in the case of Mr. Chamberlain only, three (3) years, and outplacement services for one year.

Assuming a closing date of August 17, 2007 and immediate termination of employment on such date, the estimated severance payment that will be made to each executive officer as a result of the merger is approximately: $3.74 million to Mr. Chamberlain, $1.4 million to Mr. Thornton, $1.18 million to Ms. Salkovitz, $1.23 million to Mr. Neville, $0.98 million to Mr. Woodworth, $0.98 million to Mr. Caruso, $0.85 million to Mr. Redepenning, $0.98 million to Mr. Reingold, $0.72 million to Mr. Akyuz, $0.69 million to Ms. DePiero and $0.8 million to Mr. Montgomery. In addition, the change of control employment agreements provide that certain executives, depending upon the amount of the severance benefits, will be entitled to receive an additional payment from us in an amount sufficient to make them whole for any excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code.

The change of control employment agreements require a six-month delay to the payment of severance to the executive officer to the extent required by Section 409A of the Internal Revenue Code to avoid the imposition of the 20 percent excise tax. If a six-month delay is required, we have agreed, upon each executive’s termination of employment, to make an irrevocable contribution to a grantor trust on behalf of the executive in the amount of the severance, plus interest at the short-term applicable federal rate.

Retention Bonus Agreements

In lieu of certain performance-based restricted stock award grants to certain of our executive officers, our compensation committee authorized a retention bonus to each executive payable on the earlier of (i) January 31, 2008 if the executive remains continuously employed with us through such date, or (ii) the date of termination of employment if the executive is terminated without cause (as defined in the change of control agreement) by us or resigns for good reason (including (i) a material diminution in the executive’s duties or responsibilities (excluding any diminution related solely to Stride Rite ceasing to be a reporting company for purposes of the Exchange Act), or (ii) Stride Rite’s requiring the executive to be based at any office or location that is more than fifty (50) miles from the executive’s current office (unless such relocation does not increase the executive’s commute by more than twenty (20) miles), or Stride Rite requiring the executive to travel on Stride Rite business to a substantially greater extent) between the closing date of the proposed merger and January 31, 2008. Mr. Chamberlain, our Chief Executive Officer, voluntarily waived his rights to receive this retention bonus. The amounts of retention bonuses that may be payable to the executive officers are set forth below:

David M. Chamberlain	None
Richard T. Thornton	$254,200
Pamela J. Salkovitz	$220,375
R. Shawn Neville	$202,950
Richard Woodworth	$202,950
Frank A. Caruso	$225,500
Charles W. Redepenning, Jr.	$184,500
Craig Reingold	$202,950
Yusef Akyuz	$102,500
Janet DePiero	$102,500
Thomas Montgomery	$102,500

Indemnification of Officers and Directors

The merger agreement provides for director and officer indemnification for specified time periods. We describe these provisions below under the caption “The Merger Agreement—Indemnification and Directors’ and Officers’ Insurance.”

Benefit Arrangements with Payless

Payless has agreed that during the first year following the closing of the merger, it will provide continuing employees with base salaries, commissions, cash-based incentive opportunities, pension and welfare benefits at levels that are no less favorable in the aggregate than those currently provided by us. Payless has further agreed to give each continuing employee full credit for prior service with us or any of our subsidiaries for purposes of eligibility and vesting under any Payless employee plan, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits. Payless also has agreed to waive any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of Payless and to recognize the deductible and out-of-pocket expenses paid in the calendar year in which the merger occurs. Payless also has agreed to maintain and honor our severance programs during the one-year period following the closing of the merger.

Consulting Agreement

In anticipation of the merger, on June 27, 2007, Payless and Mr. Chamberlain entered into a consulting services arrangement to provide for an orderly transition following the closing of the merger. Pursuant to the agreement, Mr. Chamberlain will serve as an advisor to and work directly with the President and Chief Executive Officer of Payless for a term commencing upon the closing of the merger and ending on January 31, 2008. Mr. Chamberlain will be expected to provide up to 10 hours per month of consulting services, exclusive of travel time, during the term and will be paid a monthly retainer of $20,000. Mr. Chamberlain will receive reimbursement pursuant to Payless’ reimbursement policies for the actual costs of travel-related expenses incurred in direct relation to the consulting services, but will not be provided with or reimbursed for office space or secretarial support services. Either party may terminate the consulting agreement at any time by providing ten days prior written notice to the other party.

Rights Agreement Amendment

On May 22, 2007, we entered into an Amendment No. 1 to our Rights Agreement, with Computershare Trust Company, N.A., a national banking association, or the Rights Agent (the “Amendment”). The Amendment amends the terms of our Rights Agreement with the Rights Agent, dated as of March 13, 2007. The Amendment was entered into in order to ensure that the merger agreement, the consummation of the merger or any other transaction contemplated by the merger agreement and the public announcement of any of the foregoing actions would not trigger the distribution and/or exercise of the Rights (as such term is defined in the Rights Agreement).

The Amendment provides that, among other things, (i) neither Payless nor Merger Subsidiary, nor any of their affiliates will be or become an Acquiring Person, a Beneficial Owner or a Principal Party as a result of, among other things, the execution and delivery of the Merger Agreement, the consummation of the merger and the other transactions contemplated by the merger agreement, or by public announcement of any of the foregoing actions, (ii) no Stock Acquisition Date or Distribution Date will occur as a result of, among other things, the execution and delivery of the merger agreement, the consummation of the merger and the other transactions contemplated by the merger agreement, or by public announcement of any of the foregoing actions, and (iii) the Rights will expire immediately prior to the effective time of the merger (each such term as defined in the Rights Agreement).

Financing Condition

The merger is not conditioned on Payless’ ability to obtain financing. Payless has agreed to use its reasonable best efforts to obtain and close any financing necessary for it to deliver the consideration described in the merger agreement at the time the merger becomes effective.

REGULATORY MATTERS

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and Payless each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on June 1, 2007 and, in accordance with the merger agreement, requested “early termination” of the waiting period. The Federal Trade Commission granted early termination of the waiting period under the HSR Act on June 20, 2007. We and Payless do not believe that any foreign antitrust approvals are required to consummate the merger.

We are not aware of any state regulatory requirements that remain to be complied with in order to complete the merger, other than the filing of the articles of merger with the Secretary of State of the Commonwealth of Massachusetts.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of material United States federal income tax consequences to our shareholders of the receipt of cash in exchange for shares of Stride Rite common stock pursuant to the merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable United States Treasury Regulations, judicial authority, and administrative rulings and practice, all as in effect on the date of this proxy statement. All of these authorities are subject to change, possibly on a retroactive basis. This discussion generally assumes that the shares of Stride Rite common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation or another person subject to United States income taxation on its worldwide income). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder of ours in light of the shareholder’s personal investment circumstances, or those shareholders of ours subject to special treatment under the United States federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and nonresident alien individuals), our shareholders who hold shares of Stride Rite common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or shareholders who acquired their shares of Stride Rite common stock through the exercise of employee stock options or other compensation arrangements or our employee stock purchase plan. In addition, this discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to a shareholder of ours. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Stride Rite common stock pursuant to the merger.

The receipt of cash in the merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a holder of shares of Stride Rite common stock will recognize gain or loss equal to the difference between his or her adjusted tax basis in shares of Stride Rite common stock and the amount of cash received. Gain or loss will be calculated separately for each block of shares of Stride Rite common stock (i.e., shares of Stride Rite common stock acquired at the same cost in a single transaction). If the shares of Stride Rite common stock have been held for more than one year at the effective time of the merger, the gain or loss will be long-term capital gain or loss subject (in the case of shareholders who are individuals) to tax at a maximum United States federal income tax rate of 15%, and will be short-term capital gain or loss if the shares have been held for one year or less. The deductibility of a capital loss recognized on the exchange is subject to limitation.

Under the United States federal income tax backup withholding rules, unless an exemption applies, Payless generally is required to and will withhold 28% of all payments to which a shareholder or other payee is entitled in the merger, unless the shareholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other shareholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each shareholder of ours and, if applicable, each other payee, should complete, sign and return to the paying agent for the merger the substitute Form W-9 that each shareholder of ours will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. The exceptions provide that certain shareholders of ours (including, among others, corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding.” Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner.

The foregoing discussion of material United States federal income tax consequences is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of Stride Rite common stock. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Stride Rite common stock pursuant to the merger.

THE MERGER AGREEMENT

This Section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

Structure and Effective Time of the Merger

Subject to the terms and conditions of the merger agreement, the Merger Subsidiary, a wholly-owned subsidiary of Payless, will merge with and into us, with Stride Rite continuing as the surviving corporation. As a result of the merger, we will cease to be a publicly traded company and will become a wholly-owned subsidiary of Payless. The merger will be effective at the time articles of merger are duly filed with the office of the Secretary of State of the Commonwealth of Massachusetts (or at a later time, if agreed upon by the parties and specified in the articles of merger).

Merger Consideration

Upon completion of the merger, each issued and outstanding share of Stride Rite common stock, other than those owned by any of our wholly-owned subsidiaries or owned by Payless, the Merger Subsidiary or any other direct or indirect wholly-owned subsidiary of Payless, will be converted into the right to receive $20.50 in cash per share, without interest and less any applicable withholding taxes, which we refer to as the merger consideration.

Treatment of Equity-Based Awards and Employee Stock Purchase Plan

Each outstanding stock option of our company, whether or not exercisable, will be accelerated and become exercisable in full immediately prior to the completion of the merger. Upon consummation of the merger, each such outstanding stock option will be cancelled in consideration for a cash payment, without interest and less any applicable withholding taxes, equal to the product of (1) the excess, if any, of $20.50 over the per share exercise price for the option multiplied by (2) the number of shares of Stride Rite common stock that the option holder could have purchased (assuming full vesting) upon full exercise of that option immediately prior to completion of the merger.

We have agreed to terminate our Amended and Restated Employee Stock Purchase Plan immediately prior to the effective time of the merger. We also have agreed not to commence any new offering periods under our Amended and Restated Employee Stock Purchase Plan on or after July 1, 2007.

The merger agreement provides that upon the completion of the merger, each share of outstanding common stock of our company that is subject to vesting and restrictions on transfer will become fully vested and free of restrictions on transfer and each holder will receive $20.50 for each such share.

Except as set forth above, each right of any kind, contingent or accrued, to acquire or receive shares of common stock or benefits measured by the value of shares of common stock, and each award of any kind consisting of shares of common stock that may be held, awarded, outstanding, payable or reserved for issuance under any of our plans, will be cancelled.

Payment for the Shares

At or prior to the completion of the merger, Payless will deposit with ComputerShare or another bank or trust company reasonably acceptable to us, for the benefit of our shareholders, funds in an amount sufficient in the aggregate to pay the merger consideration as contemplated by the merger agreement.

At the effective time of the merger, shares of Stride Rite common stock will cease to be outstanding and shall be cancelled and cease to exist and each certificate formerly representing any of the shares shall represent only the right to receive the merger consideration. After the merger occurs, there will be no transfers on our stock transfer books of any shares of Stride Rite common stock.

Promptly after the completion of the merger (and in any event within three business days), the surviving corporation will cause the paying agent to mail to holders of record of our certificates that immediately prior to the completion of the merger represented shares of Stride Rite common stock that were converted into the right to receive the merger consideration, which we refer to as certificates, a letter of transmittal and instructions on how to surrender certificates in exchange for the merger consideration. The paying agent will promptly pay the merger consideration to the record holders of certificates after they have: (i) surrendered their certificate(s) (or affidavit of loss in lieu thereof as specified in the merger agreement) to the paying agent and (ii) provided to the paying agent a duly executed letter of transmittal and any other required documents. Interest will not be paid or accrue in respect of payments of merger consideration. You should not forward your stock certificates to the paying agent without a letter of transmittal.

If the paying agent is to pay some or all of the merger consideration to a person other than the record holder of a certificate, that holder must properly endorse its certificate or the certificate must otherwise be in proper form for transfer and delivered to the paying agent with all documents required to evidence and effect the transfer and evidence that any applicable stock transfer taxes have been paid or are not applicable.

With respect to lost, stolen or destroyed certificate(s), the person claiming the certificate(s) to be lost, stolen or destroyed will be required to provide an affidavit of that fact and, if required by Payless, post a bond in a customary amount upon such terms as may be required by Payless as indemnity against any claim that may be made against it or the surviving corporation with respect to those certificate(s) in order to receive the merger consideration in respect of the shares of Stride Rite common stock formerly represented by those certificate(s).

Directors and Officers

The directors of the Merger Subsidiary immediately prior to the consummation of the merger will be the initial directors of the surviving corporation, each to hold office in accordance with the articles of organization and by-laws of the surviving corporation.

Our officers immediately prior to the consummation of the merger will be the initial officers of the surviving corporation, each to hold office in accordance with the articles of organization and by-laws of the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Payless and the Merger Subsidiary and representations and warranties made by Payless and the Merger Subsidiary to us. The statements embodied in those representations and warranties were made solely for purposes of the merger agreement between Payless and the Merger Subsidiary, on the one hand, and us, on the other hand. Moreover, some of those representations and warranties were made as of a specified date or may have been used for the purpose of allocating risk between the parties to the merger agreement.

Our representations and warranties in the merger agreement include representations and warranties relating to, among other things:

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our and our subsidiaries’ organization, valid existence standing, power and authority to own, lease and operate its properties and assets and to carry on our business as presently conducted and other corporate matters;

•	our capital structure, ownership of subsidiaries and grant of stock options;

•	the authorization, due execution, delivery, performance and enforceability of the merger agreement and related matters;

•	required consents, registrations, permits, authorizations and approvals as a result of the execution, delivery and performance by us of the merger agreement;

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our receipt of an opinion from Goldman Sachs to the effect the merger consideration to be received by the holders of shares of Stride Rite common stock is fair from a financial point of view to such holders;

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the absence of breach or violations of organizational documents, the acceleration of any obligation or creation of a lien or any change adverse to our interests in the rights or obligations under any contracts, instruments or law as a result of the merger agreement or the merger;

•	the existence of any contract that purports to limit either the type of business or the manner or locations in which either we or any of our subsidiaries may engage in business;

•	compliance of reports, schedules, forms, statements and other documents filed by us with the SEC with applicable requirements and the accuracy of the information in those documents;

•	compliance in all material respects with the rules and regulations of the New York Stock Exchange and applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act;

•	preparation of our financial statements in accordance with U.S. generally accepted accounting principles;

•	the maintenance of disclosure controls and procedures under applicable federal securities laws;

•	the accuracy and completeness of the information in this proxy statement;

•	the conduct of our business since December 1, 2006 and the absence of certain changes related thereto;

•	taxes;

•	owned and leased properties;

•	intellectual property;

•	our material contracts;

•	our government contracts;

•	litigation and liabilities;

•	environmental matters;

•	employee benefits;

•	compliance with laws and licenses;

•	inventory;

•	customers and suppliers;

•	products;

•	labor matters;

•	insurance;

•	the absence of pending or threatened warranty or indemnity claims;

•	the Amendment to our Rights Agreement;

•	inapplicability of state anti-takeover statutes; and

•	the brokers’ and finders’ fees payable by us with respect to the merger.

The merger agreement also contains representations and warranties made by Payless and the Merger Subsidiary to us, including representations and warranties relating to, among other things:

•	their organization, standing, power to carry on its business and other corporate matters;

•	the authorization, execution, delivery, and performance of the merger agreement and related matters;

•	the absence of a breach or violations of Payless’ or the Merger Subsidiary’s organizational documents, contracts, instruments or law as a result of the merger agreement or the merger;

•	required consents, registrations, approvals, permits or authorizations as a result of their execution, delivery and performance of the merger agreement;

•	the accuracy and completeness of the information provided by Payless to us for use in this proxy statement;

•	the capitalization and operations of the Merger Subsidiary;

•	Payless’ financial capability to pay the merger consideration and the execution of commitment letters related thereto; and

•	The absence of ownership by Payless of our shares.

The representations and warranties contained in the merger agreement will not survive the completion of the merger.

Conduct of Business Pending the Merger

From May 22, 2007 through the time the merger becomes effective or, if earlier, the termination of the merger agreement, we have agreed that, except for specified exceptions, as expressly provided in the merger agreement or as consented to in writing by Payless, we and our subsidiaries will use our respective reasonable best efforts to:

•	carry on our and our subsidiaries’ business in the ordinary and usual course (which we refer to generally as the ordinary course of business);

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preserve our and our subsidiaries’ business organizations and maintain existing relations and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors, employees and business associates;

•	make all filings, pay all fees and take all other actions necessary and reasonable to protect, preserve and maintain our intellectual property,

•	keep available the services of our and our subsidiaries’ present employees and agents.

In addition, we have agreed that during the same period, subject to certain exceptions or as expressly provided in the merger agreement, we and our subsidiaries will not do any of the following without the prior written consent of Payless:

•	adopt or propose any change in our articles of organization or by-laws or other applicable governing instruments;

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merge or consolidate with any other person, except for any such transactions among our wholly-owned subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

•	acquire assets outside of the ordinary course of business, other than acquisitions pursuant to contracts in effect as of the date of the merger agreement;

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issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock (other than the issuance of shares pursuant to outstanding stock options, warrants or rights, or by a wholly-owned subsidiary of ours to us or another wholly-owned subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

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create or incur any lien, charge, pledge, security interest, claim or other encumbrance material to us or any of our subsidiaries on any assets (including intellectual property) of ours or any of our subsidiaries having a value in excess of $100,000;

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make any loans, advances, guarantees or capital contributions to or investments in any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity, or any other entity of any kind or nature (other than us or any of our subsidiaries) in excess of $100,000 in the aggregate;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our capital stock (except for dividends paid by any of our subsidiaries to us or to any other subsidiary or regular quarterly dividends, not to exceed $.07 per share, declared and paid consistent with prior timing) or enter into any agreement with respect to the voting of its capital stock;

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reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock or securities convertible or exchangeable into or exercisable for any shares of our capital stock;

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incur any indebtedness for borrowed money or guarantee such indebtedness of another individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity, or any other entity of any kind or nature, or issue or sell any debt securities or warrants or other rights to acquire any debt security of ours or our subsidiaries, except for (i) indebtedness for borrowed money at any one time outstanding incurred in the ordinary course of business consistent with past practices for working capital incurred pursuant to the Bank of America Credit Facility not to exceed indebtedness as of March 2, 2007 plus $15,000,000, (ii) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, or (iii) guarantees incurred in compliance with the merger agreement by us of indebtedness of our subsidiaries;

•	except as set forth in our capital budget and consistent therewith, make or authorize any capital expenditure in excess of $1,000,000 in the aggregate during any 12-month period;

•	enter into any contract that would have been a material contract had it been entered into prior to the merger agreement;

•	make any changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles;

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amend, modify or terminate any material contract or intellectual property contract, or cancel, modify or waive any debts or claims held by us or waive any rights in excess of $250,000 in the aggregate;

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settle any litigation or other proceedings before a governmental entity for an amount in excess of the amount of any reserve on the balance sheet as of March 2, 2007 plus $150,000 in the aggregate or any obligation or liability of ours in excess of such amount;

•	make or rescind any material election relating to our or our subsidiaries’ taxes, or file any material amended tax return of, or claim for refund for us or our subsidiaries for any taxable period;

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transfer, sell, assign, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or cease to maintain, allow to lapse or expire or otherwise dispose of any of our or our subsidiaries’ assets (including intellectual property), licenses, operations, rights, product lines, businesses or interests therein, including capital stock of any of our subsidiaries, except for assets sold in the ordinary course of business, other than pursuant to contracts in effect prior to the date of the merger agreement;

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except as required pursuant to existing written, binding agreements in effect prior to the date of the merger agreement, or as otherwise required by applicable law, including Section 409A of the Internal Revenue Code of 1986, (i) grant or provide any severance or termination payments or benefits to any of our or our subsidiaries’ directors, officers or employees, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of our or our subsidiaries’ directors, officers or employees, except for one-time increases in base salary not to exceed 5% in the ordinary course of business consistent with past practices for employees who are not officers and who have a base salary less than $100,000, (iii) enter into any employment, severance, change in control, termination, deferred compensation or other similar agreement with any of our or our subsidiaries’ directors, officers or employees, (iv) establish, adopt, amend or terminate any deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, referred to herein collectively as the benefit plans, or amend the terms of any outstanding equity-based awards, take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan, to the extent not already provided in any such benefit plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (vi) forgive any loans to our or our subsidiaries’ directors, officers or employees; or

•	agree, authorize or commit to do any of the foregoing.

We have also agreed to provide to Payless a copy of any intended communication to our employees regarding compensation or benefit matters that are affected by the merger. Payless will have a reasonable period of time to review and comment on such communication and we will cooperate with Payless in providing any mutually agreeable communication.

Shareholder Meeting; Proxy Statement

We have agreed to convene a meeting of our shareholders to consider and vote upon the merger agreement to be held on a date agreed to by us, Payless and Merger Subsidiary no later than 30 business days after resolution of all SEC comments to our proxy statement. Subject to the non-solicitation provision of the merger agreement, our board of directors will recommend approval of the merger agreement by our shareholders and will not withhold, withdraw, qualify, modify, or publicly propose or resolve to withhold, withdraw, qualify or modify in a manner adverse to Payless, our board of director’s recommendation. We also have agreed to mail to our shareholders the proxy statement as promptly as practicable after resolution of all SEC comments to the proxy statement.

We have also agreed that without the consent of Payless, we shall not postpone or adjourn the special meeting, except to the extent required by applicable law.

Non-Solicitation of Transactions; Change of Recommendation

We have agreed that we and our subsidiaries will not, nor will our or our subsidiaries’ directors and officers, and we will use our reasonable best efforts to instruct and cause our subsidiaries’ representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to any acquisition proposal; or

•	otherwise facilitate any effort or attempt to make an acquisition proposal.

We have agreed to provide Payless with oral and written notice of the material terms and conditions of any acquisition proposal that any officer or director of us receive as promptly as practicable, and in any event within 24 hours. Notwithstanding the restrictions against solicitation, until the time at which our shareholders approve the merger agreement, we may respond to an unsolicited bona fide written acquisition proposal if our board of directors, after consultation with our financial advisor and legal counsel, determines in good faith that the failure to respond would be inconsistent with our fiduciary obligations and our board of directors believes in good faith, after consultation with its advisors, that the acquisition proposal in respect of which such action is to be taken, if consummated, is or could reasonably be expected to lead to a superior proposal. We may provide information in response to a request by such person in respect of such proposal if we receive from the person so requesting such information an executed confidentiality agreement on terms no more favorable than the terms of the confidentiality agreement entered into between us and Payless, provided, that, contemporaneously with furnishing any such non-public information to such person, we furnish to Payless all such non-public information not previously provided to Payless.

If we receive a bona fide written acquisition proposal that is or could reasonably be expected to lead to a superior proposal, then we shall promptly provide Payless with written notice that shall state:

•	that we have received a superior proposal (or an acquisition proposal that could reasonably be expected to lead to a superior proposal);

•	the identity of the person making such proposal; and

•	the material terms and conditions of such proposal.

We have agreed in the merger agreement that our board of directors will recommend that our shareholders vote in favor of the approval of the merger agreement subject to the exceptions set forth below. We have also agreed that, subject to the exceptions set forth below, our board of directors and each committee thereof will not:

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withhold, withdraw, qualify or modify, (or publicly propose to withhold, withdraw, qualify or modify or make any statement with the substantive effect of withholding, withdrawing, qualifying or modifying), in a manner adverse to Payless, our recommendation that the shareholders vote for the approval of the merger agreement;

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approve, recommend or declare advisable (publicly or otherwise) a transaction relating to an acquisition proposal unless our board of directors has made a board determination with respect to such acquisition proposal; or

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cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than certain confidentiality agreements entered into in accordance with the merger agreement) relating to any acquisition proposal.

However, until such time as our shareholders approve the merger agreement, our board of directors may, in response to a superior proposal that did not result from a breach of the non-solicitation provision described above, (i) withhold, withdraw or modify its recommendation with respect to or (ii) approve or recommend any acquisition proposal if our board of directors determines in good faith, after consultation with our outside counsel, that failure to do so would be inconsistent with our fiduciary obligations under applicable law. If our board of directors determines to take either of these actions, it may do so only on or after the third business day after Payless has received written notice from us advising Payless that our board of directors desires to withhold, withdraw or modify the recommendation due to the existence of a superior proposal and specifying the material terms and conditions of such superior proposal (including any material changes) and identifying the person making the superior proposal.

We have agreed, as promptly as practicable, and in any event within 24 hours, after any of our officers or directors receives any acquisition proposal, to provide Payless with oral and written notice of the material terms and conditions of such acquisition proposal, request or inquiry, including the identity of the person or group making such acquisition proposal, request or inquiry, a copy of all written materials provided by such person in connection with such acquisition proposal, request or inquiry and a written summary, if it is not in writing, of any such acquisition proposal, request or inquiry. We also are required to:

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continue promptly to keep Payless informed in all material respects of the status and details of any such acquisition proposal, request or inquiry (including, but not limited to, notice of all material amendments thereto, notice of withdrawal or rejection thereof); and

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provide Payless with two business days’ prior notice (or such lesser prior notice as is provided to our board of directors) of any meeting of our board of directors at which our board of directors is reasonably expected to discuss any acquisition proposal or change of recommendation.

Nothing in the merger agreement prohibits us from complying with our disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, provided, however, that if such disclosure has the substantive effect of withdrawing or adversely modifying our recommendation, such disclosure shall be deemed to be a change of recommendation and Payless shall have right to terminate the merger agreement.

We have agreed that we will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted before the date of the merger agreement regarding any acquisition proposal.

The merger agreement defines an “acquisition proposal” to mean:

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any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving us or any of our significant subsidiaries; and

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any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power of any class of equity securities of us or those of any of our subsidiaries, or 15% or more of the consolidated total assets (including, without limitations, equity securities of our subsidiaries) of us.

The merger agreement defines a “superior proposal” to mean an unsolicited bona fide acquisition proposal involving substantially all of the assets (on a consolidated basis) or more than 66-2/3% of the total voting power of the equity securities of us that our board of directors has determined in its good faith judgment, after taking into account all legal, financial and regulatory aspects of the proposal (including the likelihood of consummation) and the person making the proposal, would result in a transaction more favorable to our shareholders from a financial point of view than the transaction contemplated by the merger agreement.

Efforts to Complete the Merger

Subject to the terms and conditions of the merger agreement, we and Payless have agreed to cooperate with each other and use (and shall cause our respective subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate the merger and the transactions contemplated by the merger agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger or the transactions contemplated by the merger agreement.

Subject to the terms and conditions of the merger agreement, we and Payless have also agreed that (i) nothing in the merger agreement shall require, or be construed to require, Payless to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the consummation of the

Merger or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber, any assets, licenses, operations, rights, product lines, businesses or interest therein of Payless, us or any of our respective affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by us of any of our assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by us to take any of the foregoing actions) or to agree to any material change (including without limitation, through a licensing arrangement) or restriction on, or other impairment of Payless’ ability to own or operate, of any such assets, licenses, operations, rights, product lines, businesses or interests therein or Payless’ ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the surviving company, (ii) nothing in the merger agreement shall require, or be construed to require, Payless or any of its affiliates to take any other action if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the merger, and (iii) nothing in the merger agreement shall require Payless and its affiliates to make any material payments, other than filing fees required by law, or provide any other material consideration in connection with any waiver or consent reasonably necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement (or to consent to any material payment, other than filing fees required by law, or provide any other material consideration by us or any of our subsidiaries in connection with such waivers or consents). Subject to applicable laws relating to the exchange of information, Payless and we shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Payless or us, as the case may be, and any of our respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement. In exercising the foregoing rights, each of us and Payless shall act reasonably and as promptly as practicable.

Subject to the terms of the merger agreement, we and Payless agree to, upon reasonable request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made on behalf of Payless, us or any of our respective subsidiaries to any third party and/or governmental entity in connection with the merger and other transactions contemplated by the merger agreement.

Additional Agreements

The merger agreement contains additional agreements between us and Payless relating to, among other things:

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our agreement to use our reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to enable the delisting by the surviving corporation of our shares from the New York Stock Exchange and the deregistration of the shares under the Exchange Act as promptly as practicable after consummation of the merger, and in any event no more than ten days after the closing date;

•	Payless’ access to our properties, contracts, books and records;

•	delivery by us to Payless of readily available information concerning our business, properties and personnel and the confidentiality of such information;

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delivery by us to Payless of a copy of each report, schedule, registration statement and other documented filed by us or our subsidiaries to the extent that such report, schedule, registration statement or other document is not publicly available;

•	public announcements with respect to the merger and the merger agreement;

•	Payless’ reasonable best efforts to obtain and close any financing necessary for it to deliver the merger consideration.

Conditions to the Merger

The consummation of the merger is subject to specified customary closing conditions, as described further below.

Conditions to Each Party’s Obligations

Each party’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement shall have been approved by our shareholders;

•	the waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been earlier terminated; and

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no court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger or the transactions contemplated by the merger agreement.

Conditions to Obligations of Payless and the Merger Subsidiary

The obligations of Payless and the Merger Subsidiary to effect the merger are subject to the satisfaction or waiver by Payless of the following conditions:

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each of the representations and warranties relating to organization, good standing and qualification, capital structure, corporate authority, approval and fairness, takeover statutes, rights agreement, and brokers and finders: (i) that are qualified as to materiality or material adverse effect shall be true and correct, and (ii) that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the closing date as if made at and as of such time, except any representations and warranties expressly made as of an earlier date, in which case as of such earlier date, provided, however, any representative and warranty (whether qualified as to materiality or material adverse effect or not so qualified) that are applicable or could be reasonably expected to apply or otherwise implicate in any respect a specified contract shall, with respect to such specified contract, be true and correct in all material respects only as of the date of the merger agreement;

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all representations and warranties not listed above shall be true and correct (without giving effect to any materiality or material adverse effect qualifiers), except when failure of such representations and warranties to be true and correct has not had and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•	we shall have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing date of the merger;

•	Payless shall have received a certificate signed by our chief executive officer that the conditions set forth in the preceding three bullets have been satisfied;

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there shall be no threatened, instituted or pending suit, action or proceeding in which a governmental entity of competent jurisdiction is seeking: (i) an order, or (ii) to (A) prohibit, limit, restrain or impair Payless’ ability to own or operate or to retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of ours or our subsidiaries or other affiliates from and after the completion of the merger or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of Payless or its subsidiaries (including, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (B) prohibit or limit Payless’ ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the surviving corporation, and no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law deemed applicable to the merger individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing;

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since the date of the merger agreement, there shall not have occurred any change, event, circumstance or development that has had, or would reasonably be expected to have, a material adverse effect; and

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holders of shares representing in excess of 10% of the outstanding shares shall not have exercised (or, if exercised, shall not have withdrawn such exercise by the close of business on the day after the day of the shareholders meeting) rights of dissent in connection with the merger.

A material adverse effect with respect to us means a change, event or effect that has a material adverse effect on our and our subsidiaries’ business, operations, assets, liabilities, properties, results of operations, or financial condition, taken as a whole, other than (a) any effect resulting from

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general changes in the economy or financial markets of the United States or any other region outside of the United States to the extent they do not disproportionately affect us and our subsidiaries, taken as a whole, in relation to other companies in the industries in which we and our subsidiaries conduct business;

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changes in general economic or business conditions (including the commencement or escalation of a war or material armed hostilities, acts of terrorism, or the occurrence of natural disasters) that generally affect industries in which we and our subsidiaries conduct business to the extent they do not disproportionately affect us and our subsidiaries, taken as a whole, in relation to other companies in the industries in which we and our subsidiaries conduct business;

•	changes in U.S. generally accepted accounting principles;

•	the announcement of the merger agreement or pendency or consummation of the merger;

•	the identity of the Payless, Merger Subsidiary, or any of their affiliates as the acquirer of us;

•	the termination by any party to the confidential agreement of its relationship with us or any of our subsidiaries;

•	the termination by employees of their employment with us or any of our subsidiaries for reasons primarily relating to the announcement or pendency of the merger agreement;

•

threatened or actual reduction, suspension or termination by outsourced suppliers of their relationship with us or any of our subsidiaries so long as such reductions, suspensions or termination for all such suppliers collectively would not be reasonably likely to disrupt the procurement of a material portion of our and our subsidiaries’ inventory or other supplies; or

(b) any decline in the market price, or change in trading volume, of our capital stock (it being understood that the cause or causes underlying any such decline, change or failure may be deemed either alone or in combination with other events to constitute a material adverse effect).

Conditions to Our Obligations

Our obligation to effect the merger is subject to the satisfaction or waiver by us of the following conditions:

•

the representations and warranties of Payless and Merger Subsidiary set forth in the merger agreement shall be true and correct as of the closing date of the merger as though made on and as of the closing date of the merger, except: (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by the merger agreement, and (iii) where the failure to be true and correct (without regard to any materiality qualifications contained therein), would not individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Payless and Merger Subsidiary to consummate the merger and the transactions contemplated by the merger;

•	Payless and the Merger Subsidiary shall have performed in all material respects all obligations required to be performed by them under the merger agreement on or before the closing of the merger; and

•	we shall have received a certificate signed by Payless’ chief executive officer or chief financial officer to the effect of the preceding two bullets.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval by our shareholders).

The merger agreement may be terminated by either us or Payless by action of our board of directors at any time prior to the effective time of the merger if:

•	the merger has not been consummated by December 31, 2007;

•	any order permanently enjoining, restraining or otherwise prohibiting the merger exists and such order shall have become final and nonappealable; or

•

our shareholders fail to approve the merger agreement at the shareholders meeting or any adjournment or postponement of the shareholders meeting taken in accordance with the merger agreement, provided that the right to terminate the merger agreement shall not be available to any party that has breached its obligations under the merger agreement in any manner that has proximately contributed to the occurrence of the event which gave rise to the termination right.

Payless can terminate the merger agreement if:

•

(1) our board of directors withholds, withdraws, qualifies or modifies or publicly proposed or resolves to withhold, withdraw, qualify or modify or make any statement with the substantive effect of withholding, withdrawing, qualifying or modifying, in a manner adverse to Payless, our recommendation that our shareholders approve the merger agreement, (2) we fail to take a vote of the shareholders on the approval of the merger prior to December 31, 2007, (3) our board of directors fails to confirm its recommendation of the merger agreement and the merger as promptly as practicable (but in any event within five business days after Payless requests in writing that our board of directors do so, provided that Payless may not make such a request on more than one occasion with respect to any particular acquisition proposal and that such request may only be made in the event that we receive an acquisition proposal or material amendment to an acquisition proposal, (4) a tender offer or exchange offer for outstanding shares has been commenced and our board of directors recommends that the shareholders tender their shares in such tender or exchange offer or, prior to the earlier of (x) the date prior to the shareholders meeting or (y) eleven business days after the commencement of such offer, our board of directors fails to recommend against acceptance of such offer or makes no recommendation or states an inability to make a recommendation, (5) there has been a breach of any representation, warranty, covenant or agreement made by us in the merger agreement, or any such representation or warranty has become untrue or incorrect on any date subsequent to the date of the merger agreement, such that we have not performed in all material respects all obligations required to be performed under the merger agreement and such breach of failure to be true of correct is not curable, or if curable, has not been cured within the earlier of (x) December 31, 2007, and (y) 30 days after written notice has been given by Payless or Merger Subsidiary to us, or (6) we shall have materially breached our obligations with respect to non-solicitation of acquisition proposals.

We can terminate the merger agreement if:

•

Payless or Merger Subsidiary breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements made by us in the merger agreement, and such breach or condition is not curable or, if curable, has not been cured within the earlier of (x) December 31, 2007 and (y) thirty days after the giving of written notice to Payless of such breach; or

•	in connection with entering into a definitive agreement to effect a superior proposal in accordance with the merger agreement, provided, however, that before terminating the merger agreement::

•

we have provided Payless with three business days prior written notice of our decision to terminate the merger agreement, (which notification shall include in reasonable detail the material terms and conditions of the superior proposal, including the amount and form of proposed consideration and any material conditions of the superior proposal),

•

Payless has not, before 5:00 p.m. Massachusetts time on the third business day of the three business day period, made an offer that in the reasonable judgment of our board of directors after consultation with outside counsel and its financial advisor is at least as favorable to our shareholders from a financial point of view as the superior proposal, and we have paid or pay Payless, in immediately available funds, at the time of termination the termination fee described below.

Effect of Termination and Abandonment

In the event of termination of the merger agreement and abandonment of the merger, the merger agreement shall become void and of no effect with no liability to any person on the party of any party to the merger agreement, provided, however, that (i) such termination shall relieve any party to the merger agreement or any liability or damages to the other party resulting from any willful breach of the merger agreement, and (ii) certain provisions of the merger agreement shall survive termination of the merger agreement.

We are required to pay Payless a termination fee of $23,000,000 in the event that the merger agreement is terminated because:

•

our board of directors withholds, withdraws, qualifies or modifies or publicly proposed or resolves to withhold, withdraw, qualify or modify or make any statement with the substantive effect of withholding, withdrawing, qualifying or modifying, in a manner adverse to Payless, our recommendation that our shareholders approve the merger agreement;

•	we fail to take a vote of the shareholders on the approval of the merger prior to December 31, 2007;

•

our board of directors fails to confirm its recommendation of the merger agreement and the merger as promptly as practicable (but in any event within five business days after Payless requests in writing that our board of directors do so, provided that Payless may not make such a request on more than one occasion with respect to any particular acquisition proposal and that such request may only be made in the event that we receive an acquisition proposal or a material amendment to an acquisition proposal);

•

a tender offer or exchange offer for outstanding shares has been commenced and our board of directors recommends that the shareholders tender their shares in such tender or exchange offer or, prior to the earlier of (x) the date prior to the shareholders meeting or (y) eleven business days after the commencement of such offer, our board of directors fails to recommend against acceptance of such offer or makes no recommendation or states an inability to make a recommendation.

•	we terminate the merger agreement upon the entry into a definitive agreement to effect a superior proposal in accordance with the merger agreement; or

•

the approval of the merger agreement by the shareholders has not been obtained at the shareholders meeting or any adjournment or postponement of the shareholders meeting taken in accordance with the merger agreement and within 12 months after such termination of the merger agreement there shall have been consummated, or a definitive agreement shall have been entered into providing for, an acquisition proposal that had been publicly announced at or prior to the time the merger agreement was terminated; or

•

the merger has not been consummated by December 31, 2007, provided that the approval of the merger agreement by the shareholders has not be obtained at the shareholders meeting or any adjournment or postponement of the shareholders meeting taken in accordance with the merger agreement and within 12 months after such termination of the merger agreement there shall have been consummated, or a definitive agreement shall have been entered into providing for an acquisition proposal that had been publicly announced at or prior to the time the merger agreement was terminated.

Indemnification and Directors’ and Officers’ Insurance

Payless and the surviving corporation agree to indemnify and hold harmless each present and former director and officer of our company against any costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of or pertaining to matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, to the fullest extent provided on May 22, 2007 under Massachusetts Law and our articles of organization and by-laws. In addition, the articles of organization and by-laws of the surviving corporation will contain, and Payless will cause the articles of organization and by-laws of the surviving corporation to contain, provisions no less favorable with respect to indemnification, expense advancement or exculpation of present and former directors and officers of us and our subsidiaries than are presently in our articles of organization and by-laws.

At or prior to the effective time of the merger, we agree to purchase a “tail” directors’ and officers’ liability insurance policy (which by its terms shall survive the merger) for our directors and officers, which shall provide such directors and officers with coverage for six years following the effective time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by us, so long as the aggregate cost is less than $650,000. In the event that less than $650,000 is insufficient for such coverage, we may spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Payless shall, and shall cause the surviving corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

Employee Obligations

Payless has agreed that during the period commencing at the effective time of the merger and ending on the first anniversary of the effective time of the merger, our employees and our subsidiaries’ employees who remain employed after the effective time of the merger will continue to be provided with base salary, commissions, cash-based incentive opportunities, pension and welfare benefits at levels that are no less favorable in the aggregate than those currently provided by us and our subsidiaries. Payless will cause any employee benefit plans which our employees are entitled to participate in to take into account for purposes of eligibility and vesting, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service by our employees and our subsidiaries’ employees as if such service were with Payless, to the same extent such service was credited under a comparable plan of ours. Without limiting the foregoing, Payless shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of Payless to be waived with respect to our employees and their eligible dependents, to the extent waived under the corresponding plan in which our employee participated immediately prior to the effective date, and any deductibles paid by each employee under any of our or our subsidiaries’ health plans in the plan year in which the effective date occurs shall be credited towards deductibles under the health plans of Payless or any subsidiary of Payless. Payless will make appropriate arrangements with its insurance carrier(s) to ensure such result. In addition, in accordance with the merger agreement, Payless shall cause the surviving corporation to honor, in accordance with their terms, certain compensation agreements and severance plans for a period commencing at the effective time of the merger agreement and ending on the first anniversary of the effective date. Except as otherwise provided above, nothing contained in the merger agreement shall obligate Payless, the surviving corporation or any of their affiliates to (i) maintain any particular benefit plan, or (ii) retain the employment of any particular employee; provided, however, that Payless shall continue to maintain our benefit plans (other than stock-based plans) until our employees are permitted to participate in the plans of Payless or any subsidiary of Payless.

APPRAISAL RIGHTS

Part 13 of the MBCA generally provides that shareholders of a Massachusetts corporation are entitled to appraisal rights in the event of a merger. However, under Section 13.02 of the MBCA, appraisal rights are not available in respect of an all-cash merger unless a director, officer, or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as:

•	a shareholder;

•	a director, officer, employee or consultant if his financial interest is pursuant to bona fide arrangements; or

•	in any other capacity so long as the shareholder owns not more than 5% of the voting shares of all classes and series of the corporation in the aggregate.

We are not aware of any material financial interest of a type that would cause appraisal rights to be available in connection with the merger. For this reason, we reserve the right to challenge any purported exercise of appraisal rights in respect of the merger. As of the date of this proxy statement, neither we nor Payless have entered into any employment agreements with our management in connection with the merger, nor have we amended or modified any existing employment agreements. Payless has informed us that it currently intends to retain members of our management team following the merger. Although we believe certain members of our management team are likely to enter into new arrangements with Payless, Merger Subsidiary or their affiliates regarding the right to purchase or participate in the equity of the surviving corporation, these matters are subject to further negotiations and discussion and no terms or conditions have been finalized. The new arrangements are currently expected to be entered into at or prior to the completion of the merger.

We do not believe that holders of Stride Rite common stock are entitled to appraisal rights in connection with the merger. However, Section 13.02 of the MBCA has not yet been the subject of judicial interpretation and, accordingly, depending on the nature of any such judicial interpretation, Stride Rite shareholders may be entitled to appraisal rights under Massachusetts law. If you believe you are entitled to appraisal rights under Massachusetts law, in order to exercise these rights you must: (i) deliver to us, before the vote to approve the merger agreement is taken, written notice of your intent to demand payment for your shares in an amount to be determined pursuant to the statutory appraisal procedure, (ii) not vote your shares in favor of the proposal to approve the merger agreement, and (iii) comply with the other procedures specified in Part 13 of the MBCA. Because a submitted proxy not marked “against” or “abstain” will be voted FOR the approval of the merger agreement and FOR the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, the submission of a proxy card not marked “against” or “abstain” will result in the waiver of appraisal rights, to the extent such rights are available. If you hold shares in the name of a broker or other nominee and you want to attempt to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal (to the extent such right otherwise would be available).

Any shareholder who believes he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of the MBCA, attached as Annex C to this proxy statement, which sets forth the procedures to be complied with in perfecting any such rights. Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of any appraisal rights to which such shareholder may be entitled.

The remainder of this Section entitled “Appraisal Rights” is for informational purposes in the event our shareholders are entitled to appraisal rights under the MBCA.

Appraisal rights may offer shareholders the ability to demand payment for their shares of Stride Rite common stock in the event they are dissatisfied with the consideration that they are to receive in connection with the merger. Shareholders who perfect any appraisal rights that they may have and follow certain procedures in the manner prescribed by the MBCA may be entitled to have their shares converted into the right to receive from Stride Rite such cash consideration as may be determined to be due pursuant to Part 13 of the MBCA.

Shareholders who approve the merger agreement will not be entitled to any appraisal rights.

Only a holder of record of shares of Stride Rite common stock may exercise appraisal rights, and if a holder exercises appraisal rights, he, she or it must exercise such rights with respect to all classes of shares. The following discussion is not a complete statement of the law pertaining to appraisal rights under the MBCA and is qualified in its entirety by the full text of Part 13 of the MBCA, which is attached to this proxy statement as Annex C. Please read Part 13 of the MBCA carefully, because exercising appraisal rights involves several procedural steps, and failure to follow appraisal procedures could result in the loss of such rights. Shareholders should consult with their advisors, including legal counsel, in connection with any demand for appraisal.

Under the MBCA, shareholders who perfect their rights to appraisal, if any, in accordance with Part 13 of the MBCA and do not thereafter withdraw their demands for appraisal or otherwise lose their appraisal rights, in each case in accordance with the MBCA, will be entitled to appraisal rights and to obtain payment of the fair value of their shares of Stride Rite common stock, together with a fair rate of interest. Shareholders should be aware that the fair value of their shares of Stride Rite common stock as determined by Part 13 of the MBCA could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares. Shareholders who wish to exercise appraisal rights, if any, or to preserve their right to do so, should review the following discussion and Part 13 of the MBCA carefully. Shareholders who fail to timely and properly comply with the procedures specified could lose their appraisal rights.

Notice of Shareholder Intent to Exercise Appraisal Rights

As an initial step, a shareholder who intends to demand appraisal rights must:

•

deliver to Stride Rite, before the vote to approve the merger agreement is taken (approximately 11:00 a.m. on August 16, 2007), written notice of such shareholder’s intent to demand payment for his, her or its Stride Rite shares if the merger is effectuated; and

•	not vote, or cause or permit to be voted, any of his, her or its shares of Stride Rite common stock in favor of the merger agreement.

A shareholder intending to demand appraisal rights must deliver a written notice (including fax or e-mail) to Stride Rite’s principal offices at the address noted below, either by mail, by hand, messenger or delivery service or by electronic transmission (including fax and e-mail):

The Stride Rite Corporation

191 Spring Street

P.O. Box 9191

Lexington, MA 02420-9191

617-824-6000 (Tel)

617-824-6633 (Fax)

appraisal_rights@striderite.com

If Stride Rite does not receive a shareholder’s written intent to demand appraisal prior to the vote at the special meeting of shareholders, or if such shareholder votes, or causes or permits to be voted, his, her or its shares of Stride Rite common stock in favor of the merger agreement, such shareholder will not be entitled to payment for his, her or its shares under the appraisal provisions of the MBCA.

Notification of Appraisal Rights Following Merger; Shareholder Certification

If the proposed merger becomes effective, Part 13 of the MBCA requires Stride Rite to deliver a written appraisal notice to all shareholders who satisfied the requirements described above. The appraisal notice must be sent by Stride Rite no earlier than the date the merger became effective and no later than 10 days after such date. The appraisal notice must contain a form to be completed by the shareholder, which we refer to as the shareholder certification, in which the shareholder certifies (1) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before the date of the first announcement to shareholders of the principal terms of the merger (i.e., May 23, 2007), which we refer to as the merger announcement date, and (2) that the shareholder did not vote for the merger agreement. If the shareholder does not return the completed form within the specified time period, he, she or it will be deemed to have accepted payment in full satisfaction of our company’s obligations under Section 13.24(b)(3) of the MBCA. The appraisal notice must also include a copy of Part 13 of the MBCA and must state certain information, including the following:

•

a date, which we refer to as the shareholder certification due date, by which Stride Rite must receive the shareholder certification, which may not be fewer than 40 or more than 60 days after the date the appraisal notice and shareholder certification are sent, and that the shareholder waives the right to demand appraisal with respect to the shares unless Stride Rite receives the shareholder certification by the shareholder certification due date;

•

where the shareholder certification must be sent and where certificates for certificated shares must be deposited and the date by which the certificates must be deposited, which date may not be earlier than the shareholder certification due date;

•	Stride Rite’s estimate of the fair value of the shares;

•

notification that, if requested by the shareholder in writing, Stride Rite will provide, within 10 days after the shareholder certification due date, the number of shareholders who return shareholder certifications by such date and the total number of shares owned by them; and

•

the date by which the notice to withdraw appraisal rights (discussed below) must be received, which must be within 20 days after the shareholder certification due date, which we refer to as the withdrawal deadline.

A shareholder who wishes to exercise appraisal rights must certify on the shareholder certification whether the beneficial owner of the shares acquired beneficial ownership before the merger announcement date. If a shareholder fails to make this certification, Stride Rite may elect to treat the shareholder’s shares as after-acquired shares (discussed below and defined herein). In addition, a shareholder who wishes to exercise appraisal rights must execute and return the shareholder certification and, in the case of certified shares, deposit the certificates in accordance with the terms of the appraisal notice. Once a shareholder deposits his, her or its certificates or, in the case of uncertificated shares, returns the executed shareholder certifications, the shareholder loses all rights as a shareholder unless the shareholder withdraws from the appraisal process by notifying Stride Rite in writing by the withdrawal deadline. A shareholder who does not withdraw from the appraisal process in this manner may not later withdraw without Stride Rite’s written consent. A shareholder who does not execute and return the shareholder certification and deposit the share certificates by the applicable dates set forth in the appraisal notice is not entitled to payment under Part 13 of the MBCA.

Assertion of Rights by Nominees and Beneficial Owners

A record shareholder may assert appraisal rights as to fewer than all the shares registered in his, her or its name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies Stride Rite in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders. A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder submits to Stride Rite the record shareholder’s written consent to the assertion of such rights with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder no later than the shareholder certification due date.

Payment for Shares Acquired Before Merger Announcement Date

Except with respect to after-acquired shares, within 30 days after the shareholder certification due date, Stride Rite must pay in cash to those shareholders who complied with the procedural requirements the amount Stride Rite estimates to be the fair value of their shares, plus interest. The fair value of the shares is the value of the shares immediately before the effective date of the merger, excluding any element of value arising from the expectation or accomplishment of the merger, unless exclusion would be inequitable. Interest accrues from the effective date of the merger until the date of payment, at the average rate currently paid by Stride Rite on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

The foregoing payment to each shareholder must be accompanied by (1) recent financial statements of Stride Rite, (2) a statement of Stride Rite’s estimate of the fair value of the shares, which estimate must equal or exceed Stride Rite’s estimate given in the appraisal notice, and (3) a statement that shareholders who complied with the procedural requirements have the right to demand further payment. A shareholder who has been paid and is dissatisfied with the amount of the payment must notify Stride Rite in writing of his, her or its estimate of the fair value of the shares and demand payment of that estimate plus interest, less the payment already made. A shareholder who fails to notify Stride Rite in writing of his, her or its demand to be paid such shareholder’s stated estimate of the fair value plus interest within 30 days after receiving Stride Rite’s payment waives the right to demand payment and will be entitled only to the payment made by Stride Rite based on Stride Rite’s estimate of the fair value of the shares.

Offer to Pay for After-Acquired Shares

Stride Rite may withhold payment from any shareholder who did not certify that beneficial ownership of all of such shareholder’s shares for which appraisal rights are asserted was acquired before the merger announcement date, which we refer to as the after-acquired shares. If Stride Rite elects to withhold payment, within 30 days after the shareholder certification due date, it must provide such shareholders notice of certain information, including its estimate of fair value and their right to accept its estimate of fair value, plus interest, in full satisfaction of their demands. Those shareholders who wish to accept the offer must notify Stride Rite of their acceptance within 30 days after receiving the offer. Within 10 days after receiving a shareholder’s acceptance, Stride Rite must pay in cash the amount it offered in full satisfaction of the accepting shareholder’s demand. A shareholder offered payment who is dissatisfied with that offer must reject the offer and demand payment of his, her or its stated estimate of the fair value of the shares plus interest. A shareholder who fails to notify Stride Rite in writing of his, her or its demand to be paid his, her or its stated estimate of the fair value plus interest within 30 days after receiving Stride Rite’s offer of payment waives the right to demand payment and will be entitled only to the payment offered by Stride Rite based on Stride Rite’s estimate of the fair value of the shares. Those shareholders who do not reject Stride Rite’s offer in a timely manner will be deemed to have accepted Stride Rite’s offer, and Stride Rite must pay to them in cash the amount it offered to pay within 40 days after sending the payment offer.

Procedures if Shareholder is Dissatisfied with Payment or Offer

If a shareholder makes a demand for payment which remains unsettled, Stride Rite must commence an equitable proceeding in Middlesex Superior Court, Commonwealth of Massachusetts, within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If Stride Rite does not commence the proceeding within the 60-day period, it must pay in cash to each shareholder the amount the shareholder demanded plus interest. Stride Rite must make all shareholders whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties must be served with a copy of the petition. Each shareholder made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by Stride Rite to the shareholder for such shares or (2) for the fair value, plus interest, of the shareholder’s shares for which Stride Rite elected to withhold payment.

The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it, and the shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

Court Costs and Counsel Fees

The court in an appraisal proceeding must determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court must assess any costs against Stride Rite, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13 of the MBCA.

The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

•	against Stride Rite and in favor of any or all shareholders demanding appraisal if the court finds Stride Rite did not substantially comply with its requirements under Part 13 of the MBCA; or

•

against either Stride Rite or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13 of the MBCA.

If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against Stride Rite, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited. To the extent Stride Rite fails to make a required payment pursuant to Part 13 of the MBCA, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from Stride Rite all costs and expenses of the suit, including counsel fees.

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on The New York Stock Exchange under the symbol “SRR”. The tables below show, for the periods indicated, the high and low sales prices for shares of Stride Rite common stock as reported by The New York Stock Exchange.

	Common Stock
	High	Low
Year Ended December 3, 2004
First quarter	$11.95	$10.81
Second quarter	$12.10	$9.99
Third quarter	$11.12	$9.77
Fourth quarter	$11.30	$9.74

Year Ended December 2, 2005
First quarter	$13.77	$10.75
Second quarter	$13.58	$11.47
Third quarter	$14.52	$12.66
Fourth quarter	$14.02	$12.21

Year Ending December 1, 2006
First quarter	$14.95	$12.77
Second quarter	$14.66	$12.39
Third quarter	$13.90	$12.11
Fourth quarter	$16.10	$13.68

Year Ending November 30, 2007
First quarter	$17.59	$14.90

The tables below show the dividends per share of Stride Rite common stock that we paid for the periods indicated.

Dividends Per Share of Common Stock
Year Ended December 3, 2004
First quarter	$0.05
Second quarter	$0.05
Third quarter	$0.05
Fourth quarter	$0.05

Year Ended December 2, 2005
First quarter	$0.05
Second quarter	$0.06
Third quarter	$0.06
Fourth quarter	$0.06

Year Ending December 1, 2006
First quarter	$0.06
Second quarter	$0.06
Third quarter through August 8, 2005	$0.06

Year Ending November 30, 2007
First quarter	$0.07

The following table sets forth the closing sales prices per share of Stride Rite common stock, as reported on The New York Stock Exchange on May 21, 2007, the last full trading day before the public announcement of the proposed merger, and on July 12, 2007, the latest practicable date before the printing of this proxy statement:

Common Stock
May 22, 2007	$15.18
July 12, 2007	$20.31

If the merger is consummated, each share of Stride Rite common stock will be converted into the right to receive $20.50 in cash, without interest and less any applicable withholding taxes, and Stride Rite common stock will be removed from quotation on The New York Stock Exchange and there will be no further public market for shares of Stride Rite common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the amount of common stock of Stride Rite beneficially owned as of July 12, 2007 (unless otherwise indicated) by:

•	each director and nominee;

•	the Chairman of the Board and Chief Executive Officer, and the four most highly compensated executive officers of Stride Rite during fiscal year 2006 (the “named executive officers”);

•	all directors and executive officers of Stride Rite as a group; and

•	each person known by Stride Rite to hold more than 5% of our outstanding common stock.

On July 12, 2007, there were 36,748,767 shares of Stride Rite common stock outstanding. The number of shares of common stock “beneficially owned” by each shareholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (1) any shares as to which the individual or entity has sole or shared voting power or investment power and (2) any shares of common stock as to which the individual or entity has the right to acquire at or within 60 days of July 12, 2007.

Name and Business Address of Beneficial Owner*	Shares of common stock Beneficially Owned(1)		Percent of Class
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10029	3,502,400	(2)	9.53%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	3,088,872	(3)	8.40%
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	2,036,786	(4)	5.54%
David M. Chamberlain	1,053,814	(5)	2.87%
Mark J. Cocozza	13,422	(6)	**
Christine M. Cournoyer	67,613	(7),(8)	**
Shira D. Goodman	41,199	(9)	**
F. Lance Isham	21,488	(10),(11)	**
Edward L. Larsen	12,383	(12)	**
Frank R. Mori	91,243	(13),(14)	**
James F. Orr III	50,075	(15),(16)	**
Myles J. Slosberg	180,756	(17),(18)	**
R. Shawn Neville	162,111	(19)	**
Pamela J. Salkovitz	203,821	(20)	**
Richard T. Thornton	357,137	(21)	**
Richard Woodworth	126,933	(22)	**
The directors and executive officers listed above and other executive officers as a group (20 persons)	3,771,273	(23)	10.26%

*	Unless otherwise indicated, the address is c/o The Stride Rite Corporation, 191 Spring Street, P.O. Box 9191, Lexington, Massachusetts 02420-9191.
**	Less than 1%.
(1)	With respect to nominees, directors and executive officers, based on information furnished by the nominee, director or executive officers listed. Unless otherwise indicated, the persons listed above have sole voting and dispositive power with respect to shares beneficially owned.

(2)	According to a Schedule 13G/A filed with the SEC on January 25, 2007 by Royce & Associates, LLC, such entity beneficially owned 3,502,400 shares of Stride Rite’s common stock as of December 31, 2006, of which such entity had sole power to vote or direct the vote and to dispose or direct the disposition of all such shares.
(3)	According to a Schedule 13G/A filed with the SEC on February 2, 2007 by Dimensional Fund Advisors, Inc. (Dimensional), such entity beneficially owned 3,088,872 shares of Stride Rite’s common stock as of December 31, 2006, of which such entity had sole power to vote or direct the vote and to dispose or direct the disposition of all such shares. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of the Issuer described in this schedule that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(4)	According to a Schedule 13G filed with the SEC on January 23, 2007 by Barclays Global Investors, N.A., such entity beneficially owned 2,036,786 shares of Stride Rite’s common stock as of December 31, 2006. According to such Schedule 13G, such entity had sole power to vote or direct the vote with respect to 1,807,124 shares and sole power to dispose or direct the disposition with respect to 2,036,786 shares. According to such Schedule 13G, 1,154,519 shares are beneficially owned by Barclays Global Fund Advisors, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, which acts as investment adviser to various companies and 22,993 shares are beneficially owned by Barclays Global Investors, Ltd.
(5)	Includes options to purchase 500,000 shares granted to Mr. Chamberlain under the 1998 Stock Option Plan and options to purchase 499,000 shares granted to Mr. Chamberlain under the 2001 Plan.
(6)	Includes options to purchase 10,000 shares granted to Mr. Cocozza pursuant to the 1998 Directors’ Plan.
(7)	Includes 30,113 deferred stock units credited to Ms. Cournoyer’s account pursuant to the Deferred Compensation Plan for Directors.
(8)	Includes options to purchase 37,500 shares granted to Ms. Cournoyer pursuant to the 1998 Directors’ Plan.
(9)	Includes options to purchase 30,000 shares granted to Ms. Goodman pursuant to the 1998 Directors’ Plan.
(10)	Includes 6,488 deferred stock units credited to Mr. Isham’s account pursuant to the Deferred Compensation Plan for Directors.
(11)	Includes options to purchase 15,000 shares granted to Mr. Isham pursuant to the 1998 Directors’ Plan.
(12)	Includes options to purchase 10,000 shares granted to Mr. Larsen pursuant to the 1998 Directors’ Plan.
(13)	Includes options to purchase 50,000 shares granted to Mr. Mori pursuant to the 1998 Directors’ Plan.
(14)	Includes 4,393 deferred stock units credited to Mr. Mori’s account pursuant to the Deferred Compensation Plan for Directors.
(15)	Includes options to purchase 25,000 shares granted to Mr. Orr pursuant to the 1998 Directors’ Plan.
(16)	Includes 15,075 deferred stock units credited to Mr. Orr’s account pursuant to the Deferred Compensation Plan for Directors.
(17)	Includes options to purchase 45,000 shares granted to Mr. Slosberg pursuant to the 1998 Directors’ Plan.
(18)	Includes 27,559 deferred stock units credited to Mr. Slosberg’s account pursuant to the Deferred Compensation Plan for Directors.
(19)	Includes options to purchase 140,300 shares granted to Mr. Neville pursuant to the 2001 Plan.
(20)	Includes options to purchase 170,333 shares granted to Ms. Salkovitz pursuant to the 2001 Plan.
(21)	Includes options to purchase 10,000 shares granted to Mr. Thornton pursuant to the 1998 Stock Option Plan and options to purchase 309,600 shares granted to Mr. Thornton pursuant to the 2001 Plan.
(22)	Includes options to purchase 106,300 shares granted to Mr. Woodworth pursuant to the 2001 Plan.
(23)	Includes 175,458 shares and options to purchase 28,000 shares granted under the 1998 Stock Option Plan, and options to purchase 1,185,820 shares granted under the 2001 Plan beneficially owned by executive officers not separately listed above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Stride Rite’s executive officers and directors and persons beneficially owning more than 10% of the outstanding common stock of Stride Rite to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than 10% of the outstanding common stock are required by SEC regulation to furnish Stride Rite with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished as provided above, and written representations that no other forms were required during the fiscal year 2006, we believe that all Section 16(a) filing requirements applicable to Stride Rite’s executive officers, directors and beneficial owners of greater than 10% of the outstanding common stock were complied with in fiscal year 2006, other than as disclosed below. Mr. Montgomery was inadvertently late in filing one Form 3 for the reporting of one transaction and Mr. Cocozza was inadvertently late in filing one Form 3 and one Form 4 for the reporting of two transactions. In addition, we believe Mr. Slosberg was inadvertently late in filing one Form 4 reporting one transaction with regard to the gifting of shares placed in the Mildred Slosberg Revocable Trust.

FUTURE SHAREHOLDER PROPOSALS

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meetings of shareholders. However, if the merger is not completed, we plan to hold our 2008 annual meeting. Any proposal that a shareholder of Stride Rite wishes to be considered for inclusion in our proxy statement and proxy card for our 2008 annual meeting of shareholders should be mailed to: Office of the Secretary, The Stride Rite Corporation, 191 Spring Street, P.O. Box 9191, Lexington, Massachusetts 02420-91910 no later than November 2, 2007.

If a shareholder of Stride Rite wishes to present a proposal before the 2008 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, that shareholder must also give written notice to our Secretary at our offices at the above address. If our Secretary does not receive the notice on or before November 2, 2007, the proxies designated by our board of directors will have discretionary authority to vote on any such proposal.

WHERE YOU CAN FIND MORE INFORMATION

Each of Stride Rite and Payless files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The filings of Stride Rite and Payless with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “www.sec.gov.”

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact D.F. King & Co., Inc., our proxy solicitor, toll free at (800) 269-6427.

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

Annex A

AGREEMENT AND PLAN OF MERGER

among

THE STRIDE RITE CORPORATION,

PAYLESS SHOESOURCE, INC.

and

SAN JOSE ACQUISITION CORP.

Dated as of May 22, 2007

A-i

Exhibit 1	Company Disclosure Schedule
Exhibit 2	Parent Disclosure Schedule

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of May 22, 2007, among The Stride Rite Corporation, a Massachusetts corporation (the “Company”), Payless ShoeSource, Inc., a Delaware corporation (“Parent”), and San Jose Acquisition Corp., a Massachusetts corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved or adopted the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have declared advisable this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE—I

DEFINITIONS AND TERMS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the meanings set forth below:

“1998 Plan” has the meaning set forth in Section 6.1.2(a).

“1998-D Plan” has the meaning set forth in Section 6.1.2(a).

“2001 Plan” has the meaning set forth in Section 6.1.2(a).

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Significant Subsidiaries and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power or of any class of equity securities of the Company or those of any of its Subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“affiliate” shall have the meaning assigned to such term in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 7.2(d)(iii).

“Applicable Date” means December 1, 2004.

“Bank of America Credit Facility” shall mean the financing arrangement with the Bank of America pursuant to the (i) Credit Agreement, dated September 16, 2005, among The Stride Rite Corporation, Stride Rite

Children’s Group, Inc., Bank of America, N.A., as Administrative Agent and Swing Line Lender, the other lenders from time to time party thereto, The Bank of New York and Sun Trust Bank, as Co-Syndications Agents, and Citizens Bank of Massachusetts, as Documentation Agent and Banc of America Securities, LLC as Sole Lead Arranger and Sole Book Manager, (ii) Guaranty Agreement, dated September 16, 2005, by and among The Stride Rite Corporation, Stride Rite Children’s’ Group, Inc., the other borrowers listed therein, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, and (iii) the letters of credit in the ordinary course of business between the Company and The Bank of New York and Bank of America, N.A.

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

“beneficial ownership” (and its correlative terms) shall have the meaning assigned to such term in Rule 13d-3 under the Exchange Act.

“Benefit Plans” has the meaning set forth in Section 6.1.9(a).

“Board Approval” has the meaning set forth in Section 6.1.3(b).

“Board Determination” has the meaning set forth in Section 7.2(c).

“business day” shall have the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.

“By Laws” has the meaning set forth in Section 3.2.

“Certificate” has the meaning set forth in Section 5.1(a).

“Change of Recommendation” has the meaning set forth in Section 7.2(e).

“Charter” has the meaning set forth in Section 3.1.

“Class 1 Company Representations and Warranties” has the meaning set forth in Section 8.2(a).

“Class 2 Company Representations and Warranties” has the meaning set forth in Section 8.2(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in Section 6.1.9(b).

“Common Stock” means the common stock, par value $0.25 per share, of the Company.

“Commitment Letters” has the meaning set forth in Section 6.2.5.

“Company” has the meaning set forth in the Preamble.

“Company Approvals” has the meaning set forth in Section 6.1.4(a).

“Company Awards” has the meaning set forth in Section 5.3(d).

“Company Board” means the board of directors of the Company.

“Company Disclosure Schedule” has the meaning set forth in Section 6.1.

“Company Employees” has the meaning set forth in Section 7.9

“Company Labor Agreements” has the meaning set forth in Section 6.1.16.

“Company Stock Options” has the meaning set forth in Section 5.3(a)(i).

“Company Recommendation” has the meaning set forth in Section 6.1.3(b).

“Company Reports” has the meaning set forth in Section 6.1.5(a).

“Company Requisite Vote” has the meaning set forth in Section 6.1.3(a).

“Company Restricted Stock” has the meaning set forth in Section 5.3(d).

“Confidential Agreement” has the meaning set forth in Section 1.1(a) of the Company Disclosure Schedule.

“Confidentiality Agreement” has the meaning set forth in Section 10.7.

“Constituent Corporations” has the meaning set forth in the Preamble.

“Contract” means agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

“Costs” means costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities.

“Dissenting Shareholders” has the meaning set forth in Section 5.1.

“Effect” has the meaning set forth in the “Material Adverse Effect” definition in Section 1.1.

“Effective Time” has the meaning set forth in Section 2.3.

“Employees” has the meaning set forth in Section 6.1.9(a).

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (i) specified encumbrances described in Section 1.1(b) of the Company Disclosure Schedule; (ii) encumbrances for current Taxes or other governmental charges not yet due and payable; (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business and are reflected on or specifically reserved against or otherwise disclosed in the consolidated balance sheets included in the Company Reports; and (iv) other encumbrances that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the overall conduct of the business of the Company and its Subsidiaries as presently conducted.

“Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization or written requirement of any Governmental Entity relating to: (A) the protection of the environment, health and safety, or natural resources, (B) the handling, use, treatment, storage, disposal, release or exposure to any Hazardous Substance or (C) indoor air, employee exposure, wetlands, pollution, contamination or any injury to persons or property relating to any Hazardous Substance.

“ERISA” has the meaning set forth in Section 6.1.9(a).

“ERISA Plan” has the meaning set forth in Section 6.1.9(b).

“ERISA Affiliate” has the meaning set forth in Section 6.1.9(c).

“ESPP” has the meaning set forth in Section 5.3(h).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Fund” has the meaning set forth in Section 5.2(a).

“Excluded Shares” has the meaning set forth in Section 5.1(a).

“GAAP” has the meaning set forth in the Section 6.1.5(c).

“Governmental Entity” has the meaning set forth in Section 6.1.4(a).

“Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, toxic mold or radon; and (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 7.11(a).

“Insurance Policies” has the meaning set forth in Section 6.1.18.

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Marks”); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) Trade Secrets; (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.

“Intellectual Property Contracts” means all agreements concerning Intellectual Property to which the Company or its Subsidiaries are a party, including without limitation, license agreements, non-assertion agreements, settlement agreements, trademark coexistence agreements and trademark consent agreements.

“IRS” has the meaning set forth in Section 6.1.9(b).

“IT Assets” means the Company’s and the Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Knowledge” means the actual (and not constructive or imputed) knowledge, after due inquiry, of those individuals set forth on Section 1.1(c) of the Company Disclosure Schedule.

“Laws” means any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 6.1.12(b).

“Licenses” means permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.

“Mark” has the meaning set forth in the definition of “Intellectual Property.”

“Massachusetts Articles of Merger” has the meaning set forth in Section 2.3.

“Material Adverse Effect” shall mean, with respect to the Company, a change, event or effect (an “Effect”) that has a material adverse effect on the business, operations, assets, liabilities, properties, results of operations, or financial condition of the Company and its subsidiaries, taken as a whole, other than (a) any Effect resulting from (i) general changes in the economy or financial markets of the United States or any other region outside of the United States to the extent they do not disproportionately affect the Company and its subsidiaries, taken as a whole, in relation to other companies in the industries in which the Company and its subsidiaries conduct business, (ii) changes in general economic or business conditions (including the commencement or escalation of a war or material armed hostilities, acts of terrorism, or the occurrence of natural disasters) that generally affect industries in which the Company and its Subsidiaries conduct business to the extent they do not disproportionately affect the Company and its subsidiaries, taken as a whole, in relation to other companies in the industries in which the Company and its subsidiaries conduct business, (iii) changes in GAAP, (iv) the announcement of this Agreement or pendency or consummation of the Merger, (v) the identity of the Parent, Merger Sub, or any of their Affiliates as the acquiror of the Company, (vi) the termination by any party to the Confidential Agreement of its relationship with the Company or any of its subsidiaries, or (vii) the termination by employees of their employment with the Company or any of its subsidiaries for reasons primarily relating to the announcement or pendency of this Agreement or (viii) threatened or actual reduction, suspension or termination by outsourced suppliers of their relationship with the Company or any of its subsidiaries so long as such reductions, suspensions or termination for all such suppliers collectively would not be reasonably likely to disrupt the procurement of a material portion of the Company and its Subsidiaries’ inventory or other supplies, or (b) any decline in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the cause or causes underlying any such decline, change or failure may be deemed either alone or in combination with other events to constitute a Material Adverse Effect).

“Material Contracts” has the meaning set forth in Section 6.1.11(a).

“MBCA” has the meaning set forth in Section 2.1.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 5.2(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 6.1.9(b).

“NYSE” has the meaning set forth in Section 6.1.5(b).

“Non-U.S. Benefit Plans” has the meaning set forth in Section 6.1.9(a).

“Order” has the meaning set forth in Section 8.1(c).

“Option Consideration” has the meaning set forth in Section 5.3(b).

“Owned Real Property” has the meaning set forth in Section 6.1.12(a).

“PBGC” has the meaning set forth in Section 6.1.9(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 6.2.3(a).

“Parent Disclosure Schedule” has the meaning set forth in Section 6.2.

“Paying Agent” has the meaning set forth in Section 5.2(a).

“Pension Plan” has the meaning set forth in Section 6.1.9(b).

“Per Share Merger Consideration” has the meaning set forth in Section 5.1(a).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Preferred Stock” has the meaning set forth in Section 6.1.2(a).

“Proxy Statement” has the meaning set forth in Section 7.3.

“Real Property” has the meaning set forth in Section 6.1.12(b).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Representatives” means employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Required Cash Amount” has the meaning set forth in Section 6.2.5.

“Rights” has the meaning set forth in Section 6.1.2(a).

“Rights Agreement” has the meaning set forth in Section 6.1.2(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Scheduled Intellectual Property” has the meaning set forth in Section 6.1.17(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the applicable federal securities laws and the rules and regulations of the SEC thereunder.

“Shareholders” means the holders of the Shares.

“Shareholders Meeting” has the meaning set forth in Section 7.4.

“Shares” has the meaning set forth in Section 5.1(a).

“Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Stock Plans” has the meaning set forth in Section 5.3(a)(i).

“Subsidiary” means any corporation, partnership, joint venture or other legal entity of which the Company or such other Person, as the case may be with respect to when such term is used (either alone or through or together with any other Subsidiary hereof), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving substantially all of the assets (on a consolidated basis) or more than 66-2/3% of the total voting power of the equity securities of the Company that the Company Board has determined in its good faith judgment, after taking into account all legal, financial and regulatory aspects of the proposal (including the likelihood of consummation) and the Person making the proposal, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transaction contemplated by this Agreement.

“Superior Proposal Notice” has the meaning set forth in Section 7.2(c).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Statute” has the meaning set forth in Section 6.1.13.

“Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Termination Fee” has the meaning set forth in Section 9.2(b).

“Trade Secrets” means rights under applicable trade secret Laws as are applicable to confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

“Transactions” means the Merger and the other transactions contemplated hereby.

“U.S. Benefit Plans” has the meaning set forth in Section 6.1.9(b).

1.2. Other Interpretive Provisions.

(a) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender include each other gender;

(g) references herein to any Person include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities exclude such Person in any other capacity;

(i) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(l) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; and

(m) references herein to sections of the Code shall be construed to also refer to any successor sections.

ARTICLE—II

The Merger; Closing; Effective Time

2.1. The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the Massachusetts Business Corporation Act (the “MBCA”).

2.2. Closing.

Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the first business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VIII shall be satisfied or waived in accordance with this Agreement (other than conditions contemplated hereby to be satisfied at the Closing, it being understood and agreed that the Closing will be subject to the satisfaction or waiver of such conditions).

2.3. Effective Time.

As soon as practicable following the Closing, the Company and Parent shall cause Articles of Merger (the “Massachusetts Articles of Merger”) to be executed, acknowledged and delivered to the Office of the Secretary of State of the Commonwealth of Massachusetts for filing as provided in Section 11.06 of the MBCA. The Merger shall become effective at the time when the Massachusetts Articles of Merger have been received for filing by the Secretary of State of the Commonwealth of Massachusetts or at such later time as may be agreed by the parties in writing and specified in the Massachusetts Articles of Merger (the “Effective Time”).

ARTICLE—III

Articles of Organization and By Laws of the Surviving Corporation

3.1. The Articles of Organization.

At the Effective Time, the articles of organization of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as the articles of organization of Merger Sub as in effect immediately prior to the Effective Time read, and as so amended and restated, shall be the articles of organization of the Surviving Corporation (the “Charter”) until thereafter amended in accordance with the provisions thereof and as provided by applicable Law.

3.2. The By Laws.

At the Effective Time, the by laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as the by laws of Merger Sub in effect immediately prior to the Effective Time read, and as amended and restated, shall be the by laws of the Surviving Corporation (the “By Laws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE—IV

Directors and Officers of the Surviving Corporation

4.1. Directors.

The board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By Laws.

4.2. Officers.

The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By Laws.

ARTICLE—V

Effect of the Merger on Capital Stock; Exchange of Certificates

5.1. Effect on Capital Stock.

At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or Merger Sub:

(a) Merger Consideration. Each share of the Common Stock (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by shareholders (“Dissenting Shareholders”) who are entitled to demand and have made a demand for appraisal and who have otherwise perfected appraisal rights in accordance with the MBCA, not voted in favor of the Merger and have not withdrawn a demand for appraisal rights pursuant to Part 13 of the MBCA, if applicable (each, an “Excluded Share,” and collectively, “Excluded Shares”) shall be converted into the right to receive $20.50 per Share, without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 5.2(f).

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.25 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.25 per share, of the Surviving Corporation.

5.2. Exchange of Certificates.

(a) Paying Agent. Prior to the time of the mailing of the Proxy Statement, Parent shall (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent to act as agent for the payment or exchange in accordance with this Article V of the Per Share Merger Consideration to the Shareholders. On or before the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent funds in an amount sufficient in the aggregate to make the payments contemplated by Section 5.1(a) (the “Merger Consideration”) of this Agreement, in accordance with the procedures set forth in this Agreement (such funds, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make all such payments, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments. The Paying Agent shall make payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. Any amounts in excess of the Merger Consideration shall be promptly returned to Parent.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within three business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 5.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 5.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 5.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 5.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 5.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the

Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this ARTICLE V.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Shareholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this ARTICLE V shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 5.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Appraisal Rights. No holder of Dissenting Shares who has perfected a demand for appraisal rights pursuant to the MBCA shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the MBCA. Each Dissenting Shareholder shall be entitled to receive only the payment provided by Part 13 of the MBCA with respect to Shares owned by such Dissenting Shareholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the MBCA. The Company shall not, except with the prior written consent of Parent or pursuant to a valid court order, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

5.3. Treatment of Stock Plans.

(a) Company Action. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary:

(i) to cause any unexercisable options to purchase Shares (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Stock Plans”) to be accelerated and become exercisable in full effective immediately prior to the Effective Time;

(ii) to effectuate the termination upon the Effective Time of all Company Stock Options outstanding at such time (without regard to the exercise price of such Company Stock Options); and

(iii) to cause, pursuant to the Stock Plans, each outstanding Company Stock Option to represent upon the Effective Time solely the right to receive, in accordance with this Section 5.3, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, Parent, Merger Sub, the Surviving Corporation or any other person or any other consideration.

(b) Option Consideration. Each holder of a Company Stock Option shall receive from Parent or the Surviving Corporation, in respect and in consideration of each Company Stock Option so cancelled, as soon as reasonably practicable following the Effective Time (but in any event not later than 10 (ten) business days following the Effective Time; provided that the Company provides to Parent at the Closing an accurate and updated list of the Company Stock Options outstanding as of the Closing), an amount equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per Share subject to such Company Stock Option, multiplied by (ii) the total number of Shares subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”), which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. In the event that the exercise price of any Company Stock Option is equal to or greater than the Per Share Merger Consideration, the Option Consideration for such Company Stock Option shall be zero and such Company Stock Option shall be cancelled and have no further force or effect.

(c) Instructions. As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 5.3 and providing instructions for use in obtaining payment for such Company Stock Options. Parent shall at all times from and after the Effective Time maintain sufficient funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 5.3.

(d) Restricted Stock. At the Effective Time, each share of Company Common Stock that is subject to vesting and restrictions on transfer (“Company Restricted Stock”) and that is outstanding immediately prior to the Effective Time shall become at the Effective Time fully vested and free of restrictions on transfer and the holder thereof shall be entitled to receive the Per Share Merger Consideration subject to the terms and conditions of Article V hereof.

(e) Company Awards. Except as set forth on Section 5.3(e) of the Company Disclosure Schedule, at the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans, other than Company Options (the “Company Awards”), shall be cancelled and no longer represent the right to acquire any Shares or other equity security of the Company, Parent, Merger Sub, the Surviving Corporation or any other person or any other consideration.

(f) Registration. If registration of any interests in the Stock Plans or other Benefit Plans is required under the Securities Act, Parent shall file with the SEC on the Effective Time a registration statement on Form S 8 with respect to such interests, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Stock Plans or other Benefit Plans, as applicable, remain in effect and such registration of interests therein continues to be required. As soon as practicable after the registration of such interests, as applicable, Parent shall deliver to the holders of Company Options and Company Awards appropriate notices setting forth such holders’ rights pursuant to the respective Stock Plans and agreements evidencing the grants of such Company Options and Company Awards, and stating that such Company Options and Company Awards and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.3 after giving effect to the Merger and the terms of the Stock Plans).

(g) Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

(h) Employee Stock Purchase Plan. The Company shall amend the Company’s Amended and Restated Employee Stock Purchase Plan (the “ESPP”) to suspend any payroll deductions and the purchase of additional Shares immediately after the next regularly scheduled date on which Shares are purchased under the Company’s ESPP. The Company shall terminate the ESPP immediately prior to the Effective Time.

ARTICLE—VI

Representations and Warranties

6.1. Representations and Warranties of the Company.

The Company represents and warrants to Parent that the statements contained in this Section 6.1 are true and correct, except as set forth in the Company Reports (as defined in Section 6.1.5(a)) filed with the SEC on or prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent they are cautionary, predictive or forward-looking in nature), or in the corresponding sections or subsections of the disclosure schedule (or any other section or subsection of the disclosure schedule, so long as its relevance to such other section or subsection is readily apparent on the face of the information so disclosed) delivered by the Company to Parent, a copy of which is attached hereto as Exhibit I (the “Company Disclosure Schedule”).

6.1.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ articles of organization and by laws or comparable governing documents, each as amended to the date hereof, and each as so delivered is in full force and effect. Section 6.1.1 of the Company Disclosure Schedule contains a correct and complete list of each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business.

6.1.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 135,000,000 Shares, of which 36,729,865 Shares were outstanding as of the May 21, 2007, and 1,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), of which no shares were outstanding as of the closing of business on the date hereof. Between May 21, 2007 and the execution of this Agreement, no Shares have been issued except pursuant to the exercise of Company Stock Options in accordance with the terms thereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 5,766,126 Shares (reduced by any Shares issued pursuant to exercise of Company Stock Options in accordance with the terms thereof since May 21, 2007) reserved for issuance under the Company’s ESPP, the Company’s 1998 Long-Term Growth Incentive Plan (the “1998 Plan”), the Company’s 1998 Non-Employee Director Stock Ownership Plan (the “1998-D Plan”) and the Company’s 2001 Stock Option and Incentive Plan (the “2001 Plan”), the Company has no Shares reserved for issuance. As of May 21, 2007, the Company had 5,766,126 Shares reserved for issuance under the ESPP, the 1998 Plan, the 1998-D Plan and the 2001 Plan. Section 6.1.2 of the Company Disclosure Schedule contains a correct and complete list of options, performance share awards subject to vesting and restricted stock under the Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Lien except, where applicable, for director qualifying shares as required by applicable law in any foreign jurisdiction. Except as set forth above and except for the rights (the “Rights”) that have been issued pursuant to the Shareholder Rights Agreement, dated as of March 13, 2007, between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Shareholders of the Company on any matter.

(b) Section 6.1.2(b) of the Company Disclosure Schedule sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the HSR Act.

(c) Each Company Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (ii) that is currently outstanding and vested has an exercise price per share of Common Stock equal to or greater than the fair market value of a share of Common Stock on the date of such grant, (iii) that is currently outstanding and vested has a grant date identical to the date on which the Company Board or compensation committee actually awarded such Company Option, and (iv) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company Reports, respectively; except, in the case of clause (i), (ii) or (iii) above, for any failure to have such terms that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.1.3 Corporate Authority; Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to approval of this Agreement by the holders of two-thirds of the outstanding Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Company Board has adopted resolutions (i) approving, adopting and declaring advisable this Agreement and the Transactions and determining that the Merger and the other Transactions are fair to and in the best interests of the Company and the Shareholders in accordance with the provisions of the MBCA (collectively, the “Board Approval”) and (ii) recommending that the Shareholders adopt and approve this Agreement (the “Company Recommendation”). The Company Board has taken all action necessary to cause the Company not to be subject to any state takeover Law or similar Law that might otherwise apply to the Transactions.

(c) The Company Board has received the written opinion of its financial advisor, Goldman Sachs & Co., to the effect that the Per Share Merger Consideration to be received by the holders of the shares of Common Stock is fair from a financial point of view to such holders. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub.

6.1.4 Governmental Filings; No Violations; Certain Contracts.

(a) Other than the filings and/or notices pursuant to Section 2.3 and under the HSR Act (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other Transactions, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Transactions will not, (i) constitute or result in a breach or violation of, or a default under, the articles of organization, by laws or the comparable governing instruments of the Company and any of its Subsidiaries, (ii) constitute or result in, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any Contract binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions) compliance with the matters referred to in Section 6.1.4(a), under any Law to which the Company or any of its Subsidiaries is subject or (iii) constitute or result in any change (adverse to the interests of the Company) in the rights or obligations of any party under any Contract binding on the Company or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation to the Transactions. Section 6.1.4(b) of the Company Disclosure Schedule sets forth a correct and complete list of Material Contracts (as defined in Section 6.1.11(a)) pursuant to which consents or waivers are required prior to consummation of the Transactions (whether or not subject to the exception set forth with respect to clauses (ii) and (iii) above).

(c) Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or any other Contract that purports to limit either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) may engage or the manner or locations in which any of the Company or its Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) may engage in any business, except for any limits that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, or prevent or materially delay the consummation to the Transactions.

(d) The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).

6.1.5 Company Reports; Financial Statements; Sarbanes-Oxley Act.

(a) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”), except where the failure to so file or furnish would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”).

(c) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date hereof, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(d) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and, to the Company’s Knowledge, such system is effective in providing such assurance. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and, to the Company’s Knowledge, such controls and procedures are effective in ensuring such disclosures and communications, and (ii) has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) (i) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act. The Company has made available to Parent any written reports and other material correspondence since the Applicable Date provided by the Company’s external auditors to the audit committee required or contemplated by listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, to the Company’s Knowledge, no material complaints from any source regarding questionable accounting or auditing matters have been received by the Company. The Company has made available to Parent a summary of all complaints or concerns made since the Applicable Date through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law, which relate to financial reporting, internal controls and related matters.

(e) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports, and the statements contained in such certifications are true and correct. For purposes of this Section 6.1.5(e), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any Company Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes Oxley-Act.

(f) Neither the Company nor any of the Company Subsidiaries nor, to the Company’s Knowledge, any director, officer, or internal or external auditor of the Company or any of the Company Subsidiaries has received or otherwise had or obtained actual knowledge of any substantive and material complaint, allegation, assertion or claim, whether written or oral, that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of the Company Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

(g) To the Company’s Knowledge, no employee of the Company or any of the Company’s Subsidiaries has provided information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Laws described in Section 806 of the Sarbanes-Oxley Act by the Company or any of the Company Subsidiaries.

6.1.6 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information derived from Parent’s public SEC filings or supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

6.1.7 Absence of Certain Changes. Since December 1, 2006, the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course of such businesses and there has not been:

(a) any change in the financial condition, properties, assets, liabilities, business or results of their operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development on or prior to December 1, 2006) of which management of the Company has Knowledge which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

(b) other than regular quarterly dividends on Shares of $.07 per Share, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(c) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(d) (i) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (ii) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws, including Section 409A of the Code; or

(e) any agreement to do any of the foregoing.

6.1.8 Litigation and Liabilities. Except as disclosed in the Company Reports filed prior to the date of this Agreement, there is no civil, criminal or administrative action, suit, proceeding, claim, arbitration, hearing or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries. Except as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto), included in the Company Reports filed prior to the date hereof and for obligations or liabilities incurred in the ordinary course of business since December 1, 2006, there are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, except for those that, individually or in the aggregate, have not had, or are not reasonably likely to have, a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions.

6.1.9 Employee Benefits.

(a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), other than Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Non-U.S. Benefit Plans”), are listed on Section 6.1.9(a) of the Company Disclosure Schedule, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed on Section 6.1.9(a) of the Company Disclosure Schedule, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Parent.

(b) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Non-U.S. Benefit Plans (collectively, “U.S. Benefit Plans”), are in compliance with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable Laws in all material respects. Each U.S. Benefit Plan which is subject to ERISA

(an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”), and the Company is not aware of any circumstances that would reasonably be expected to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a U.S. Benefit Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances that would reasonably be expected to result in the loss of such exempt status under Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any Subsidiary to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.

(c) No material liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) other than payment of premiums. The Company and its Subsidiaries have not incurred and do not expect to incur any material withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the Transactions. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code (including Section 412(m)).

(d) All contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof to the extent required by GAAP. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Pension Plan since the last day of the most recent plan year.

(f) As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(g) There has been no amendment to, announcement by the Company or any of its subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder adoption of this Agreement nor the consummation of the Transactions will (i) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (iii) limit or restrict the right of the Company or, after the consummation of the Transactions, Parent to merge, amend or terminate any of the Benefit Plans or (iv) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(h) All Non-U.S. Benefit Plans comply in all material respects with applicable local Law. All Non-U.S. Benefit Plans are listed on Section 6.1.9(h) of the Company Disclosure Schedule. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Non-U.S. Benefit Plan. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to Non-U.S. Benefit Plans.

(i) All Benefit Plans that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) have been maintained and administered in good faith compliance with the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder.

6.1.10 Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the Transactions. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is a target of any investigation by any Governmental Entity. The Company has not received written notice that it is target of any review by any Governmental Entity. As of the date hereof, to the Knowledge of the Company, no change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures to comply with any Laws applicable as of the date hereof and the Company has not received any written notice of any noncompliance with any such Laws from a Governmental Entity that has not been cured as of the date hereof, in either case, that would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries each has obtained and is in compliance with all Licenses necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

6.1.11 Material Contracts and Government Contracts.

(a) Except as set forth on the Company Disclosure Schedule and for this Agreement and the Contracts filed as exhibits to the Company Reports, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to or bound by any Contract:

(i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S K under the Securities Act;

(ii) containing covenants binding upon the Company or its Subsidiaries that restrict the ability of the Company or any of its Subsidiaries (or which, following the consummation of the

Merger, would materially restrict the ability of the Surviving Corporation or its Affiliates) to compete in any business or geographic area that, following the Merger, would apply to Parent and its Subsidiaries;

(iii) involving the payment or receipt of more than $1,000,000 in royalties, advances, profit sharing, commissions, fees or other amounts per year in the aggregate, in each case calculated based upon the revenues or income of the Company or its Subsidiaries or income or revenues related to any product of the Company or its Subsidiaries;

(iv) with any Affiliate;

(v) containing any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person;

(vi) containing any markdown, commitment or agreement for return of merchandise in excess of $500,000; or

(vii) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for Contracts which are not material to the business as a whole and entered into in the ordinary course

Each such Contract described in clauses (i) through (vii) is referred to herein as a “Material Contract”.

(b) Each of the Material Contracts (and those Contracts which would be Material Contracts but for the exception of being filed as exhibits to the SEC Reports) is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There is no default under any such Contracts by the Company or its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, in each case except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

6.1.12 Real Property.

(a) With respect to all of the real property owned by the Company or its Subsidiaries (the “Owned Real Property”) (i) the Company or one of its Subsidiaries, as applicable, has good, marketable and insurable title to the Owned Real Property, free and clear of any Encumbrance, and (ii) no other Person has any ownership right in any Owned Real Property or the right to use or occupy any portion of the Owned Real Property and (iii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein, in each case except as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

(b) Except as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect, (i) the material improvements on each parcel of Owned Real Property have legal and valid access to public streets and such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of the Company and each of the Subsidiaries operated thereon to be operated in all material respects in the ordinary course of business and (ii) the major structural elements of the improvements comprising the Owned Real Property, including mechanical, electrical, heating, ventilation, air conditioning or plumbing systems, telecommunications, sanitary and storm sewage lines and systems, elevators or parking elements, are in sufficiently good condition (except for ordinary wear and tear) to allow the business to be operated in all material respects in the ordinary course of business.

(c) With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), and together with the Owned Real property, the “Real Property”), the lease, sublease or other agreement for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease, sublease or other agreement, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent or materially delay the consummation of the Transactions, and no consent of any party is necessary for the lessee to legally occupy each Leased Real Property from and after the Closing except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has provided to Parent true and complete summaries of all leases, subleases or other agreements effecting the Leased Real Property and has provided true and complete copies of the leases set forth on Section 6.1.12(c) of the Company Disclosure Schedule.

(d) Section 6.1.12(d) of the Company Disclosure Schedule contains a true and complete list of all Owned Real Property and sets forth (i) a description of the principal functions conducted at each parcel of Owned Real Property and (ii) a correct street address and such other information as is reasonably necessary to identify each parcel of Owned Real Property. Section 6.1.12(d) of the Company Disclosure Schedule contains a true and complete list of all Leased Real Property by address.

(e) The Real Property constitutes all of the real property owned, leased or occupied in connection with the business operated by the Company. To the Knowledge of the Company, there is no pending or threatened condemnation proceeding affecting any Real Property that would prevent or materially delay the consummation of the Transactions.

6.1.13 Chapter 110 D and 110F Not Applicable. The Company Board has taken all actions necessary so that the restrictions contained in Chapter 110D and 110F of the Massachusetts General Laws shall not apply to the execution, delivery or performance of this Agreement, or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreement.

6.1.14 Environmental Matters. Except as disclosed in Section 6.1.14 of the Company Disclosure Schedule or as would not have a Material Adverse Effect: (a) the Company and its Subsidiaries have been in compliance with all applicable Environmental Laws; (b) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance that would reasonably be expected to require reporting or remediation pursuant to any Environmental Law; (c) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation in a manner or under circumstances that would reasonably be expected to result in liability to the Company or any Subsidiary; (d) neither the Company nor any of its Subsidiaries is liable for any Hazardous Substance disposal or contamination on any other third party property, except for matters that have been previously fully resolved; (e) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or subject to liability under any Environmental Law, except for matters which have been previously fully resolved; (f) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or written agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to obligations or liability under any Environmental Law or otherwise relating to any Hazardous Substance; and (g) there are no other circumstances or conditions involving the Company or any of its Subsidiaries including any exposure or any alleged exposure to any Hazardous Substance that would reasonably be expected to result in any environmental claim, liability, investigation or cost, and (h) the Company has delivered to Parent copies of all material environmental reports, studies, assessments and environmental cost estimates in its possession relating to the Company or its Subsidiaries or their respective properties or operations.

6.1.15 Taxes. The Company and each of its Subsidiaries (a) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (b) have paid all material Taxes that are shown as due on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or the payment of which is not yet due; and (c) have not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of any material amount of Taxes or material Tax matters. There are not, to the Knowledge of the Company, any unresolved claims by any Tax authority concerning the Company’s or any of its Subsidiaries’ Tax liability that would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect and are not disclosed or provided for in the Company Reports. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 1, 2006, 2005, 2004 and 2003. Neither the Company nor any of its Subsidiaries has any material liability with respect to income, franchise or similar Taxes that accrued on or before December 1, 2003 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date hereof. The financial statements in the Company Reports reflect an adequate reserve for the payment of Taxes that are not yet due and payable for which the Company and its Subsidiaries may be liable for the periods covered by the Company Reports. There is no lien for Taxes upon any properties or assets of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, is any taxing authority in the process of imposing any lien for Taxes on any of the assets or properties of the Company or any of its Subsidiaries, other than liens for Taxes that are not yet due and payable. The Company has delivered and made available to Parent complete and accurate copies of each of (i) audit reports, letter rulings and similar documents issued by a taxing authority relating to any material Taxes due from or with respect to the Company or any of its Subsidiaries and (ii) any material closing agreements entered into by the Company or any or its Subsidiaries, with any taxing authority existing on the date of this Agreement. Neither the Company nor any of its Subsidiaries has received written notice of any claim made by an authority in any jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries, is, by Law or contract (whether written or oral), liable for Taxes (or amounts calculated by reference to Taxes) of any person other than the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into a “reportable transaction” with the meaning of Section 6011 of the Code.

6.1.16 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, labor picketing, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries, nor has there been in the previous five years. The Company has previously made available to Parent correct and complete copies of all labor and collective bargaining agreements or other Contracts with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them is otherwise bound (collectively, the “Company Labor Agreements”). There is no charge pending or, to the Knowledge of the Company, threatened before any Governmental Entity alleging unlawful discrimination in employment practices or any unfair labor practice by the Company or any Subsidiary. The consummation of the Merger and the other Transactions will not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements. The Company and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act.

6.1.17 Intellectual Property.

(a) Section 6.1.17(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) Registered Intellectual Property, material unregistered trademarks and material software owned by the Company and its Subsidiaries, indicating for each Registered item the registration or application number and the applicable filing jurisdiction (collectively, the “Scheduled Intellectual Property”), and (ii) Intellectual Property Contracts (other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that has not been modified or customized for the Company or its Subsidiaries).

(b) The Company and its Subsidiaries own exclusively (beneficially, and of record where applicable) all Scheduled Intellectual Property free and clear of all Liens. Except as otherwise set forth in Section 6.1.17(b) of the Company Disclosure Letter, the Scheduled Intellectual Property is not subject to any outstanding order, judgment, injunction, decree, award, settlement or agreement, other than the Intellectual Property Contracts listed in Section 6.17(a)(ii) of the Company Disclosure Schedule, adversely affecting the Company’s or its Subsidiaries’ use thereof or their rights thereto, and, to the Knowledge of the Company, is valid, subsisting and enforceable.

(c) The Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property used in their business as presently conducted, provided, however, that the foregoing shall not constitute a representation or warranty that the Company or any Subsidiaries has not infringed on or otherwise violated any Intellectual Property rights of any third party. Except as otherwise set forth on Section 6.1.17(c) of the Company Disclosure Letter, the consummation of the Transactions will not afford any third party the legal right to change the Company’s or any of its Subsidiaries’ rights with respect to the Scheduled Intellectual Property in a manner that would result in a Material Adverse Effect.

(d) The Company and its Subsidiaries do not and have not infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any third party, other than the rights of any third party under any patent or Mark. To the Knowledge of the Company, the Company and its Subsidiaries do not and have not infringed, misappropriated, diluted or otherwise violated the rights of any third party under any pending or issued patent or Mark. Except as otherwise set forth on Section 6.1.17(d) of the Company Disclosure Letter, to the Knowledge of the Company, no person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property right of the Company or its Subsidiaries. To the Knowledge of the Company, the Company’s and its Subsidiaries’ employees’ performance of their employment activities does not violate any third party’s Intellectual Property rights or such employees’ contractual obligations to any third person.

(e) Except as otherwise set forth on Section 6.1.17(e) of the Company Disclosure Letter, there is no litigation, arbitration, opposition, cancellation, investigation, proceeding, objection, claim or demand that is pending, outstanding, asserted in writing or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries concerning (i) the ownership, validity, registerability, enforceability, infringement or use of the Scheduled Intellectual Property or (ii) to the Knowledge of the Company the licensed right to use any other Intellectual Property.

(f) The Company and its Subsidiaries take and have taken reasonable steps to protect, preserve and maintain the Intellectual Property used in their business as presently conducted, except for such Intellectual Property that the Company or any of its Subsidiaries has permitted to expire, or has cancelled or abandoned in its reasonable business judgment. To the Knowledge of the Company, none of the Company’s nor its Subsidiaries’ current employees have any patents issued or patent applications pending for any device, process, design or invention of any kind now used or needed by the Company or its Subsidiaries in the operation of their business as presently conducted, which have not been assigned to the Company or its Subsidiaries. The Company and its Subsidiaries owns all rights in Intellectual Property used in and material to their business as presently conducted which was created by current and former employees and consultants of the Company and its Subsidiaries in the scope of each such employees’ and consultants’ employment with or engagement by, as applicable, the Company or any of its Subsidiaries.

(g) The Company and its Subsidiaries take and have taken reasonable measures to protect the confidentiality and value of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries.

(h) The Company and its Subsidiaries comply and have complied with all Internet domain name registration and other requirements of Internet domain name registrars concerning Internet domain names that are used in their business as currently conducted, except where such failure to comply would, individually or in the aggregate result in or be reasonably likely to result in a Material Adverse Effect.

(i) The Company and its Subsidiaries (i) comply with all Laws and their publicly available policies with respect to the privacy of on-line users and customers and the collection and use of any personally identifiable information related thereto, (ii) use reliable encryption (or equivalent) protection for the security and integrity of transactions executed through its Internet sites, (iii) use reliable methods (including passwords) to ensure the correct identity of its users and customers and (iv) use reasonable mechanisms to ensure the enforceability of any commercial transactions executed through their Internet sites.

(j) Except as set forth on Section 6.1.17(j) of the Company Disclosure Schedule, the Company and its Subsidiaries have not obtained any material rights to use third party intellectual property pursuant to cross licenses or settlement agreements.

(k) Each Intellectual Property Contract (i) is valid, and in full force and effect, subject to applicable bankruptcy and insolvency Law and general principles of equity and will continue to be so immediately following the consummation of the Transactions, except for such failures to be in full force and effect as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and (ii) to the Knowledge of the Company, is valid, binding and enforceable against the other party. No Intellectual Property Contract is subject to any outstanding order, judgment, injunction, decree, award or settlement, or agreement adversely affecting the Company’s or its Subsidiaries’ use thereof or their rights thereto in a manner that would result in a Material Adverse Effect. No claim has been asserted that the Company or its Subsidiaries or, to the Knowledge of the Company, any other person, has materially breached any Intellectual Property Contract. To the Knowledge of the Company, no such claim has been threatened. There exists no event, condition or occurrence that, with the giving of notice or lapse of time, or both, would constitute a material breach or default by the Company or its Subsidiaries or, to the Knowledge of the Company, any other person, under any material Intellectual Property Contract. No party to any Intellectual Property Contract has given the Company or its Subsidiaries notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any Intellectual Property Contract. Neither the Company nor its Subsidiaries nor any other party to any Intellectual Property Contract, has repudiated in writing any material provision thereof. Consummation of the Transactions will not place the Company or its Subsidiaries in breach or default of any Intellectual Property Contract, or trigger any modification, termination or acceleration or cause any additional fees to be due thereunder, or create any license under or Lien on Intellectual Property owned or held by the Company or its Subsidiaries; provided however, that this Section 6.1.17(k) shall not be applicable to the termination of the Confidential Agreement by any parties thereto.

(l) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their business and have not materially malfunctioned or failed in a manner which prevented the Company or any of its Subsidiaries from conducting primary business functions in a production environment within the past three (3) years. To the Knowledge of the Company, the IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets. To the Knowledge of the Company, no person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technologies and procedures consistent with industry practices.

6.1.18 Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses (“Insurance Policies”). There is no material claim by the Company or any of its Subsidiaries pending under any such policies which (a) has been denied or disputed by the insurer and (b) would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. All insurance policies which are material to the Company and its Subsidiaries taken as a whole are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. The Insurance Policies do not contain exceptions of type or amount that are unusual for a similarly situated company in the same or similar business.

6.1.19 Rights Agreement. The Company has amended the Rights Agreement to provide that neither Parent nor Merger Sub shall be deemed to be an Acquiring Person (as such term is defined in the Rights Agreement), that neither a Distribution Date nor a Stock Acquisition Date (as such terms are defined in the Rights Agreement) shall be deemed to occur, that the Rights will not separate from the Shares as a result of the execution, delivery or performance of this Agreement and that the Rights shall terminate in accordance with the Rights Agreement immediately prior to the Effective Time.

6.1.20 Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other Transactions except that the Company has employed Goldman Sachs & Co. as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Goldman Sachs & Co. is entitled to any fees and expenses in connection with any of the Transactions.

6.1.21 Inventory. As of March 2, 2007, all inventory of the Company and its Subsidiaries, whether or not reflected in the latest balance sheet included in the Company Reports, consist of a quality and quantity usable and saleable in the Company’s and its Subsidiaries’ ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the balance sheet included in the Company’ quarterly report on Form 10-Q for the period ending March 2, 2007, and except for inventory items having an aggregate value not to exceed $500,000. All inventories not written-off have been reflected on the Company’s books, on a quarterly basis, at the lower of cost or net realizable value.

6.1.22 Customers and Suppliers. The Company has made available to Parent a complete and accurate list of each customer that purchased more than $5,000,000 during the period commencing on the first day of last full fiscal year and continuing through March 2, 2007. To the Knowledge of the Company’s current Chief Financial Officer and Comptroller, as of the date hereof, no customer of any brand of the Company or its Subsidiaries that purchased more than $5,000,000 during the period commencing on the first day of the last full fiscal year and continuing through March 2, 2007 has indicated since January 1, 2007 that it will stop, or decrease by $3,000,000 or more over a twelve-month period ending December 31, 2007, buying materials or products from the Company or its Subsidiaries.

6.1.23 Products. To the Knowledge of the Company, no material amount of goods or products (a) manufactured, sold or delivered by the Company and its Subsidiaries since the Applicable Date, or (b) manufactured, currently in inventory and ready to be sold or delivered at the Closing Date have been or are defective, so as to give a cause of action against the Company and its Subsidiaries pursuant to any statutory provisions for the supply of goods with respect to which the statute of limitations has not yet expired or for breach of contract, negligence or otherwise. To the Knowledge of the Company, each of the products produced or sold by the Company and its Subsidiaries (i) has been fit for the ordinary purposes for which it is intended to be used, (ii) conforms in all material respects to any promises or affirmations of fact made on the container, label or documentation for such product or in connection with its sale, (iii) contains such warnings, presented in a reasonably prominent manner, as are either required by applicable Laws or customary under current industry practice with respect to its content and use and (iv) has no material design defect.

6.1.24 Warranties and Indemnities. There are no pending or, to the Knowledge of the Company, threatened warranty or indemnity claims against the Company or its Subsidiaries.

6.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company that the statements contained in this Section 6.2 are true and correct, except as in the forms, statements, certifications, reports and documents filed with or furnished to the SEC prior to the date hereof by Parent pursuant to the Exchange Act or the Securities Act (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) filed with the SEC on or prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent they are cautionary, predictive or forward-looking in nature), or in the corresponding sections or subsections of the disclosure schedule (or any other section or subsection of the disclosure schedule so long as its relevance to such other section or subsection is readily apparent on the face of the information so disclosed) delivered by Parent and Merger Sub to the Company, a copy of which is attached hereto as Exhibit II (the “Parent Disclosure Schedule”).

6.2.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other Transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the articles of organization and by laws or other applicable governing instruments of Parent and Merger Sub, each as in effect on the date of this Agreement.

6.2.2 Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other Transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions that this Agreement requires it to consummate. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.2.3 Governmental Filings; No Violations; Etc.

(a) Other than the filings and/or notices pursuant to Section 2.3 and under the HSR Act, with the Securities and Exchange Commission or the New York Stock Exchange (the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other Transactions that this Agreement requires it to consummate, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other Transactions that this Agreement requires it to consummate will not, constitute or result in (i) a breach or violation of, or a default under, the articles of organization, by laws or the comparable governing instruments of Parent or Merger Sub, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, or (iii) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions that this Agreement requires it to consummate.

6.2.4 Information Supplied. None of the information supplied or to be supplied in writing by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied by the Company for inclusion or incorporation by reference therein.

6.2.5 Financing. Parent and Merger Sub have executed financing commitment letters in place from Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc., pursuant to which such financial institutions have committed, upon the terms and subject to the conditions set forth therein, to provide financing in an amount of $750,000,000 in connection with the transactions contemplated by this Agreement (the “Commitment Letters”). The Commitment Letters are in full force and effect; all commitment fees required to be paid thereunder have been paid in full or will be duly paid in full if and when due; and the Commitment Letters have not been amended or terminated. Parent and Merger Sub have no reason to believe that any condition to the Commitment Letters which is within their control will not be satisfied or waived prior to the Effective Time. As of the Closing, Parent will have received cash (together with Parent’s cash on hand) in an aggregate amount sufficient to pay all amounts required to be paid by it, the Surviving Corporation and Merger Sub in connection with the Merger, including the Merger Consideration, the aggregate Option Consideration and all payments, fees and expenses related to or arising out of the Merger (the “Required Cash Amount”). Parent has provided to the Company true, complete and correct copies of the Commitment Letters.

6.2.6 Ownership of Company Shares. As of the date hereof, Parent and its Affiliates directly and indirectly own no Shares, beneficially or otherwise, including any securities, contracts or obligations convertible into or exercisable or exchangeable for Shares.

6.2.7 Capitalization Operations of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.25 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business prior to the date hereof other than those incident to its formation and pursuant to this Agreement, the Merger and the other Transactions.

ARTICLE—VII

Covenants

7.1. Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably denied and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to (i) preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates, (ii) make all filings, pay all fees and take all other actions necessary and reasonable to protect, preserve and maintain the Scheduled Intellectual Property, and (iii) keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as Parent may approve in writing, which approval shall not be unreasonably denied or (C) as set forth in Section 7.1(a) of the Company Disclosure Schedule, the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its articles of organization or by laws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii) acquire assets outside of the ordinary course of business, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than (A) the issuance of shares pursuant to outstanding stock options, warrants or rights or (B) by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) create or incur any Lien material to the Company or any of its Subsidiaries on any assets (including Intellectual Property) of the Company or any of its Subsidiaries having a value in excess of $100,000;

(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $100,000 in the aggregate;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary or regular quarterly dividends, not to exceed $.07 per share, declared and paid consistent with prior timing) or enter into any agreement with respect to the voting of its capital stock;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (i) indebtedness for borrowed money at any one time outstanding incurred in the ordinary course of business consistent with past practices for working capital incurred pursuant to the Bank of America Credit Facility not to exceed indebtedness as of March 2, 2007 plus $15,000,000, (ii) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, or (iii) guarantees incurred in compliance with this Section 7.1 by the Company of indebtedness of wholly-owned Subsidiaries of the Company;

(x) except as set forth in the capital budgets set forth in Section 7.1(a)(x) of the Company Disclosure Schedule and consistent therewith, make or authorize any capital expenditure in excess of $1,000,000 in the aggregate during any 12-month period;

(xi) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;

(xii) make any changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles;

(xiii) amend, modify or terminate any Material Contract or Intellectual Property Contract, or cancel, modify or waive any debts or claims held by it or waive any rights in excess of $250,000 in the aggregate;

(xiv) settle any litigation or other proceedings before a Governmental Entity for an amount in excess of the amount of any reserve on the balance sheet as of March 2, 2007 as set forth on Section 7.1(a)(xiv) of the Company Disclosure Schedule plus $150,000 in the aggregate or any obligation or liability of the Company in excess of such amount;

(xiv)(A) make or rescind any material election relating to Taxes of the Company or its Subsidiaries, or (B) file any material amended tax return of, or claim for refund for, the Company or any of its Subsidiaries for any taxable period;

(xvi) transfer, sell, assign, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or cease to maintain, allow to lapse or expire or otherwise dispose of any assets (including Intellectual Property), licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except for assets sold in the ordinary course of business, other than pursuant to Contracts in effect prior to the date of this Agreement;

(xvii) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement and set forth in Section 6.1.9(a) of the Company Disclosure Schedule, or as otherwise required by applicable Law, including Section 409A of the Code, (A) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, except for one-time increases in base salary not to exceed 5% in the ordinary course of business consistent with past practices for employees who are not officers and who have a base salary less than $100,000, (C) enter into any employment, severance, change in control, termination, deferred compensation or other similar agreement with any director, officer or employee of the Company or any of its subsidiaries, (D) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries; or

(xviii) agree, authorize or commit to do any of the foregoing.

(b) Prior to making any written communications to the employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(c) Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent or materially delay the consummation of the Transactions.

7.2. No Solicitation of Transactions; Acquisition Proposals.

(a) The Company agrees that, except as permitted by this Section 7.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (as defined below);

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

(iii) otherwise facilitate any effort or attempt to make an Acquisition Proposal.

(b) As promptly as practicable, and in any event within 24 hours, after any officer or director of the Company receives any Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, including (i) the identity of the Person or group making any such Acquisition Proposal, request or inquiry, (ii) a copy of all written materials provided by such Person in connection with such Acquisition Proposal, request or inquiry and (iii) a written summary, if it is not in writing, of any such Acquisition Proposal, request or inquiry. After receipt of the Acquisition Proposal, request or inquiry, the Company shall continue promptly to keep Parent informed in all material respects of the status and details of any such Acquisition Proposal, request or inquiry (including, but not limited to, notice of all material amendments thereto, notice of withdrawal or rejection thereof). The Company shall provide Parent with two business days’ prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which such Company Board is reasonably expected to discuss any Acquisition Proposal or any Change of Recommendation.

(c) If, prior to the time, but not after, the Company Requisite Vote is obtained, the Company receives from a Person a bona fide written Acquisition Proposal that is or could reasonably be expected to lead to a Superior Proposal, the Company shall promptly provide to Parent written notice (the “Superior Proposal Notice”) that shall state (i) that it has received a Superior Proposal (or an Acquisition Proposal that could reasonably be expected to lead to a Superior Proposal), (ii) the identity of the Person making such proposal and (iii) the material terms and conditions of such proposal and, notwithstanding anything to the contrary set forth in this Agreement, the Company may (A) provide information in response to a request therefor by such Person if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms no more favorable to such Person as the terms of the Confidentiality Agreement (as defined in Section 10.7); provided, that, contemporaneously with furnishing any such non-public information to such Person, the Company furnishes to Parent all such non-public information not previously provided to Parent or (B) engage in discussions or negotiations with such Person, if prior to taking any action described in clause (A) or (B) above, the Company Board, after consultation with its financial advisor and legal counsel, determines in good faith that the failure to take any action described in clause (A) or

(B) above would be inconsistent with its fiduciary obligations under applicable Law and the Company Board believes in good faith, after consultation with its advisors, that the Acquisition Proposal in respect of which such action is to be taken, if consummated, is or could reasonably be expected to lead to a Superior Proposal (a “Board Determination”).

(d) The Company Board and each committee thereof shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify or make any statement with the substantive effect of withholding, withdrawing, qualifying or modifying), in a manner adverse to Parent (any such action, a “Change in Recommendation”), the Company recommendation with respect to the Merger unless the Company Board is entitled to take the actions specified under Section 7.2(d)(ii);

(ii) approve, recommend or declare advisable (publicly or otherwise) a transaction relating to an Acquisition Proposal unless the Company Board has made a Board Determination with respect to such Acquisition Proposal; or

(iii) except as expressly permitted by, and after compliance with, this Section 7.2 or Section 9.1(d), cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement entered into in compliance with Section 7.2(c)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(e) Notwithstanding anything to the contrary set forth in this Agreement, prior to receipt of the Company Requisite Vote, the Company Board may, in response to a Superior Proposal that did not result from a breach by the Company of this Section 7.2, withhold, withdraw or modify its recommendation with respect to the Company Voting Proposal or approve or recommend any Acquisition Proposal if the Company Board determines in good faith, after consultation with its outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law, but only on or after the third (3rd) Business Day following Parent’s receipt of written notice advising Parent that the Company Board desires to withhold, withdraw or modify the recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including any material changes) and identifying the person making such Superior Proposal . Such three (3) Business Day period shall be required for each and every Superior Proposal or material modification thereto, as applicable.

(f) Nothing contained in this Section 7.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal; provided, however, that if such disclosure has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 9.1(c).

(g) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.2 and in the Confidentiality Agreement. Since May 1, 2006, neither the Company, its Subsidiaries or the Company’s or its Subsidiaries’ Representatives have executed a confidentiality agreement with a third party (other than Parent) in connection with such third party’s consideration of acquiring the Company or any of its Subsidiaries, or a material portion of their assets or equity.

7.3. Proxy Statement.

The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event within 30 days of this Agreement, a proxy statement in preliminary form relating to the Shareholders Meeting (the “Proxy Statement”). The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

7.4. Shareholders Meeting.

The Company will take, in accordance with applicable Law and its certificate of incorporation and by laws, all action necessary to convene a meeting of the Shareholders (the “Shareholders Meeting”) to consider and vote upon approval of this Agreement. The Shareholders Meeting shall be held on a date agreed to by the parties hereto no later than 30 business days following the earliest of the date on which the SEC staff advises the Company that it has no further comments on the Proxy Statement (or that the SEC staff advises that it is not reviewing the Proxy Statement) or that the Company may commence mailing the Proxy Statement. At the Shareholders Meeting, the Company Board shall recommend approval of this Agreement (unless a Change of Recommendation shall have occurred prior to the time the Company Requisite Vote is obtained), and even if a Change of Recommendation has occurred shall take all lawful action to submit the adoption of this Agreement. Without the consent of Parent, The Company shall not postpone or adjourn the Shareholders Meeting, except to the extent required by applicable Law.

7.5. Filings; Other Actions; Notification.

(a) Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Merger and the other Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions; provided, however, that (i) nothing in this Agreement, including without limitation, this Section 7.5, shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any material change (including without limitation, through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, of any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Company, (ii) nothing in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to take any other action under this Section 7.5 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger, and (iii) nothing in this Agreement, including this Section 7.5 shall require Parent and its

Affiliates to make any material payments, other than filing fees required by Law, or provide any other material consideration in connection with any waiver or consent reasonably necessary, proper or advisable to consummate and make effective the Merger and the other Transactions (or to consent to any material payment, other than filing fees required by Law, or provide any other material consideration by the Company or any of its Subsidiaries in connection with such waivers or consents). Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other Transactions (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Information. The Company and Parent each shall, upon reasonable request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other Transactions.

(d) Status. Subject to applicable Law and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other material communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or Governmental Entity with respect to the Merger and the other Transactions. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

7.6. Access and Reports.

Upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford Parent and Parent’s Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, contracts, books and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent all readily available information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that none of the Company or any of its Subsidiaries shall be required to permit any inspection or other access, or to disclose any information, that in its reasonable judgment would: (a) violate any of its obligations with respect to confidentiality (provided that the Company shall use its commercially reasonable efforts to obtain a waiver of any confidentiality obligation); (d) jeopardize protections afforded it under the attorney-client privilege or the attorney work product doctrine (provided that the Company shall take any commercially reasonable action to allow such access to be granted in whole or in part without jeopardizing such protections); (e) violate any Law; or (f) materially interfere with the conduct of its business. All requests for information made pursuant to this Section 7.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement and shall not affect or be deemed to modify any representation or warranty made by the Company in this Agreement. The Company shall furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of federal or state securities Legal Requirements to the extent that such report, schedule, registration statement or other document is not publicly available on EDGAR.

7.7. Stock Exchange De-listing.

Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

7.8. Publicity.

Except as otherwise required by applicable Law, the initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the parties hereto shall consult with each other and give due consideration to any reasonable additions, deletions or changes suggested by the other party and its counsel prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement and prior to making any filings with any Governmental Entity with respect to the transactions contemplated by this Agreement; provided, however, that (i) the Company need not consult with Parent in connection with any press release or public statement to be issued or made with respect to any Acquisition Proposal or with respect to any Change in Recommendation and (ii) Parent need not consult with the Company in connection with any press release or public statement to be issued or made with respect to any Acquisition Proposal or with respect to any Change in Recommendation. The Company and its counsel shall be given a reasonable opportunity to review and comment on any materials that are to be presented during any road shows conducted in connection with the financing of the transactions contemplated herein, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Notwithstanding anything to the contrary contained in this Section 8.8, Parent may utilize such materials in substantially the form presented (after consideration of any comments received from the Company or its counsel) and make public statements consistent with such materials during the road show, without any further consultation, approval, review or commentary from the Company or its counsel.

7.9. Employee Benefits.

(a) Parent agrees that during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the employees of the Company and its Subsidiaries who remain employed after the Effective Time (the “Company Employees”) will continue to be provided with base salary, commissions, cash-based incentive opportunities, pension and welfare benefits at levels that are no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees without regard to any compensation or benefit arrangements, whether special incentives or otherwise, implemented by the Company in connection with the transactions contemplated by this Agreement. Parent will cause any employee benefit plans which the Company Employees are entitled to participate in to take into account for purposes of eligibility and vesting, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service by employees of the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company. Without limiting the foregoing, Parent shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of Parent to be waived with respect to the Company Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Company Employee participated immediately prior to the Effective Date, and any deductibles paid by the Company Employee under any of the Company’s or its Subsidiaries’ health plans in the plan year in which the Effective Date occurs shall be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent. Parent will make appropriate arrangements with its insurance carrier(s) to ensure such result. Except as otherwise provided in Section 7.9(b) and (c), nothing contained herein shall obligate Parent, the Surviving Corporation or any of their Affiliates to (i) maintain any particular benefit plan, or

(ii) retain the employment of any particular employee; provided, however, that Parent shall continue to maintain the Company’s Benefit Plans (other than stock-based plans) until the Company Employees are permitted to participate in the plans of Parent or any Subsidiary of Parent in accordance with Section 7.9(a).

(b) Existing Compensation Agreements. Parent shall cause the Surviving Corporation to honor, in accordance with their terms, all compensation agreements listed in Section 7.9(b) of the Company Disclosure Schedule.

(c) Severance Plans. Parent shall cause the Surviving Corporation to keep in effect without modification and honor the severance plans listed in Section 7.9(c) of the Company Disclosure Schedule for a period commencing at the Effective Time and ending on the first anniversary of the Effective Date.

(d) The Company agrees to cause each of its officers and directors to repay any outstanding liens or notes to the Company or its Subsidiaries prior to the Effective Time.

7.10. Expenses.

Except as otherwise provided in Section 9.2, all costs and expenses incurred in connection with the Transactions shall be paid by the party incurring such expense, except that expenses incurred in connection with the publishing, printing and mailing of the Proxy Statement (but not the attorney’s fees related thereto, which shall be paid by the party incurring such expense) shall be shared equally by Parent and the Company.

7.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Massachusetts Law and its articles of organization or by laws in effect on the date hereof to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Massachusetts Law and the Company’s articles of organization and by laws shall be made by independent counsel selected by the Surviving Corporation.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided, that the fewest number of counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) At or prior to the Effective Time, the Company shall purchase a “tail” directors’ and officers’ liability insurance policy (which by its terms shall survive the Merger) for its directors and officers, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than $650,000. In the event that less than $650,000 is insufficient for such coverage, the Company may spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 7.11.

(e) The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f) Parent and Merger Sub agree that all rights to indemnification or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of the Company and its Subsidiaries provided for in the respective organizational documents, in effect as of the date hereof, shall continue in full force and effect for a period of six (6) years after the Effective Time. During such period, Parent shall not amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time was a director, officer, employee, fiduciary or agent of the Company and its Subsidiary in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

7.12. Financing.

(a) Parent will use its reasonable best efforts to obtain and close any financing necessary for it to deliver the Merger Consideration at the Effective Time.

(b) From the date of this Agreement until the Effective Time, the Company agrees to provide, and shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause their respective Representatives to provide, such cooperation as may be reasonably requested by Parent in connection with the arrangement of, and the negotiation of agreements with respect to, its financing (and any substitutions, replacements or refinancing thereof), including using reasonable best efforts to (i) cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet with prospective lenders and due diligence sessions each conducted at the expense of Parent, and (ii) assist with the preparation of disclosure documents in connection therewith, provided that the Company shall not be obligated to incur any liability to any third party on account thereof.

7.13. Other Actions by the Company.

(a) Rights. Prior to the time the Company Requisite Vote is obtained, the Company Board shall take all necessary action to cause the Rights to cease to be outstanding and to terminate the Rights Agreement, effective immediately as of the Effective Time, without payment of any consideration in respect thereof.

(b) Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such Transactions.

7.14. Parent Vote.

If a Stockholders Meeting is held, Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of Merger Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of either the Company or Merger Sub by consent in lieu of a meeting).

ARTICLE—VIII

Conditions

8.1. Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been approved by the Company Requisite Vote.

(b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other Transactions (collectively, an “Order”).

8.2. Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties in Section 6.1.1 (Organization, Good Standing and Qualification), Section 6.1.2 (Capital Structure), Section 6.1.3 (Corporate Authority; Approval and Fairness); Section 6.1.13 (Takeover Statutes); Section 6.1.19 (Rights Agreement); and Section 6.1.24 (Brokers and Finders) (collectively, the “Class 1 Company Representations and Warranties”; all other representations and warranties contained in ARTICLE VI, the “Class 2 Company

Representations and Warranties”) that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the Class 1 Company Representations and Warranties that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the Closing Date as if made at and as of such time (except, in each case, to the extent expressly made as of an earlier date, in which case only as of such earlier date); provided however, that any representation and warranty (whether qualified as to materiality or Material Adverse Effect or not so qualified) that is applicable to or could be reasonably expected to apply or otherwise implicate in any respect the Confidential Agreement shall, with respect to such Confidential Agreement, be true and correct in all material respects only as of the date hereof. The Class 2 Company Representations and Warranties shall be true and correct (without giving effect to any materiality of Material Adverse Effect qualifiers set forth therein), except where the failure of such Class 2 Company Representations and Warranties to be true and correct has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 8.2(a) and the conditions set forth in this Section 8.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 8.2(b) and the conditions set forth in this Section 8.2(b) have been satisfied.

(c) No Restraints. There shall not be threatened, instituted or pending any suit, action or proceeding in which a Governmental Entity of competent jurisdiction is seeking (i) an Order or (ii) to (A) prohibit, limit, restrain or impair Parent’s ability to own or operate or to retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or its Subsidiaries or other Affiliates from and after the Effective Time or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of Parent or its Subsidiaries (including, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (B) prohibit or limit Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Merger individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or would reasonably be expected to have, a Material Adverse Effect.

(e) Dissenters Rights. Holders of Shares representing in excess of 10% of the outstanding Shares shall not have exercised (or, if exercised, shall not have withdrawn such exercise by the close of business on the day after the day of the Shareholders Meeting) rights of dissent in connection with the Merger.

8.3. Conditions to Obligation of the Company.

The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality qualifications contained therein), would not individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the other Transactions, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent to such effect.

ARTICLE—IX

Termination

9.1. Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Requisite Vote has been obtained,

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company by action of the Company Board at any time prior to the Effective Time: (i) if the Merger shall not have been consummated by December 31, 2007 (the “Termination Date”), (ii) if any Order permanently enjoining, restraining or otherwise prohibiting the Merger exists and such Order shall have become final and nonappealable, or (iii) the Company Requisite Vote shall not have been obtained at the Shareholders Meeting or any adjournment or postponement of the Shareholders Meeting taken in accordance with this Agreement; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the event which gave rise to the termination right under this Section 9.1(b);

(c) by Parent, if: (i) the Company Board shall have made a Change of Recommendation, (ii) the Company shall have failed to take a vote of the shareholders on the approval of the Merger prior to the Termination Date, (iii) the Company Board shall have failed to confirm its recommendation of this Agreement and the Merger as promptly as practicable (but in any event, within five (5) business days after Parent requests in writing that the Company Board do so; provided, that Parent may not make such a request on more than one occasion with respect to any particular Acquisition Proposal and that such request may only be made in the event the Company has received an Acquisition Proposal or material amendment to an Acquisition Proposal), (iv) a tender offer or exchange offer for outstanding Shares shall have been commenced (other than by Parent or an Affiliate of Parent) and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or, prior to the earlier of (x) the date prior to the Shareholders Meeting or (y) eleven (11) business days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer or makes no recommendation or states an inability to make a recommendation; (v) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date of this Agreement, such that Section 8.2(b) would not be satisfied and such breach or failure to be true or correct is not curable or, if curable, has not been cured within the earlier of (x) the Termination Date, and (y) 30 days after written notice thereof has been given by Parent or Merger Sub to the Company, or (vi) the Company shall have materially breached its obligations under Section 7.2; or

(d) by the Company, (i) if Parent or Merger Sub breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement, such that Section 8.3(a) or 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, has not been cured within the earlier of (x) the Termination Date and (y) thirty (30) days after the giving of written notice to

Parent of such breach or (ii) in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 7.2; provided, however, that prior to terminating this Agreement pursuant to this Section 9.1(d), the Company shall have (i) provided Parent with three (3) business days prior written notice of the Company’s decision to so terminate (which notification shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions), (ii) prior to 5:00 p.m. Massachusetts time on the third Business Day of such three (3) Business Day period Parent has not made an offer that in the reasonable judgment of the Company Board after consultation with its outside counsel and its financial advisors is at least as favorable to the Company’s stockholders from a financial point of view as such Superior Proposal; and (iii) the Company prior to or concurrently with such termination pays to Parent in immediately available funds all amounts required to be paid pursuant to Section 9.2(b);

9.2. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful breach of this Agreement, and (ii) the provisions set forth in the second sentence of Section 10.1 shall survive the termination of this Agreement.

(b) The Company shall pay Parent a termination fee of $23,000,000 (the “Termination Fee”) in the event of the termination of this Agreement pursuant to:

(i) Section 9.1(c) (other than pursuant to Section 9.1(c)(v) or Section 9.1(c)(vi));

(ii) Section 9.1(d)(ii); or

(iii) Section 9.1(b)(iii) or, if the Company Requisite Vote has not been obtained prior to termination of this Agreement, Section 9.1(b)(i), in either case, if, at or prior to the time of such failure, there shall have been publicly announced an Acquisition Proposal relating to the Company, and within twelve (12) months after such termination there shall have been consummated, or a definitive agreement shall have been entered into providing for, an Acquisition Proposal (provided that, for purposes of this Section 9.2(b)(iii), all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”). The Company acknowledges that the agreements contained in this Section 9.2(b) are an integral part of the Transactions, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.2(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 9.2(b) or any portion of such fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of JP Morgan Chase & Co. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company and accepted by Parent pursuant to this Section 9.2(b), the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

ARTICLE—X

Miscellaneous and General

10.1. Survival.

This ARTICLE X and the agreements of the Company, Parent and Merger Sub contained in ARTICLE V and Sections 7.9 (Employee Benefits) and 7.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This ARTICLE X and the agreements of the Company, Parent and Merger Sub contained in Section 7.10 (Expenses) and Section 9.2 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

10.2. Modification or Amendment.

Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

10.3. Waiver of Conditions.

The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

10.4. Counterparts.

This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.5. GOVERNING LAW ; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTIONS OTHER THAN THOSE OF THE COMMONWEALTH OF MASSACHUSETTS.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this

Agreement and to enforce specifically the terms and provisions of this Agreement , this being in addition to any other remedy to which such party is entitled at Law or in equity.

10.6. Notices.

All notices and communications hereunder shall be deemed to have been duly given and made only if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile or email; provided, that the facsimile or email is promptly confirmed by telephone, return facsimile or email confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

If to Parent or Merger Sub:

Payless ShoeSource Inc.,

3231 SE Sixth Avenue

Topeka, KS 66607

Attention: Michael Massey

Tel: (785) 295-2434

Fax: (785) 368-7524

Email: Michael_Massey@payless.com

with a copy to:

Sullivan & Cromwell LLP,

125 Broad Street, New York, NY 10004

Attention: Francis J. Aquila

Tel: (212) 558-4048

Fax: (212) 558-3588

Email: aquilaf@sullcrom.com

If to the Company:

The Stride Rite Corporation,

191 Spring Street

P.O. Box 9191

Lexington, MA 02421

Attention: David Chamberlain

Tel: (617) 824-6500

Fax: (617) 824-6990

Email: david_chamberlain@striderite.com

with a copy to:

Goodwin Procter LLP

53 State Street, Boston, MA 02109

Attention: Joseph L. Johnson, III

Tel: (617) 570-1633

Fax: (617) 523-1231

Email: jjohnson@goodwinprocter.com

Goodwin Procter LLP

53 State Street, Boston, MA 02109

Attention: Ettore A. Santucci

Tel: (617) 570-1531

Fax: (617) 523-1231

Email: esantucci@goodwinprocter.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided, that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

10.7. Entire Agreement.

This Agreement (including any exhibits hereto), the Company Disclosure Schedule and the Confidentiality Agreement, dated April 21, 2007, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

10.8. No Third Party Beneficiaries.

Except as provided in Section 7.11 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 7.11 shall not arise unless and until the Effective Time occurs.

10.9. Obligations of Parent and of the Company.

Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10. Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will indemnify the Company against liability for any such taxes.

10.11. Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.12. Interpretation; Construction.

The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(a) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b) Each party hereto has or may have set forth information in its respective Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

10.13. Assignment.

This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided, that any such designation shall not materially impede or delay the consummation of the Transactions or otherwise materially impede the rights of the Shareholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

THE STRIDE RITE CORPORATION

By	/s/ DAVID M. CHAMBERLAIN
Name:	David M. Chamberlain
Title:	Chairman and Chief Executive Officer

PAYLESS SHOESOURCE, INC.

By	/s/ MATTHEW E. RUBEL
Name:	Matthew E. Rubel
Title:	Chief Executive Officer and President

SAN JOSE ACQUISITION CORP.

By	/s/ MATTHEW E. RUBEL
Name:	Matthew E. Rubel
Title:	President

[Signature Page—Merger Agreement]

Annex B

PERSONAL AND CONFIDENTIAL

May 22, 2007

Board of Directors

The Stride Rite Corporation

191 Spring Street

Lexington, MA 02420

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.25 per share (the “Shares”), of The Stride Rite Corporation (the “Company”) of the $20.50 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of May 22, 2007 (the “Agreement”), among Payless ShoeSource, Inc. (“Payless”), San Jose Acquisition Corp., a wholly owned subsidiary of Payless, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to Payless from time to time, including having acted as sole manager with respect to a private offering of Payless’s 8-1/4% Senior Subordinated Notes due 2013 (aggregate principal amount $200,000,000) in July 2003. We also may provide investment banking services to the Company and Payless in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Payless and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Payless for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 1, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the footwear, apparel retail and wholesale apparel industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

B-1

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We were not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company or any of its assets. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $20.50 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-2

Annex C

BUSINESS CORPORATION ACT OF THE COMMONWEALTH

OF MASSACHUSETTS

PART 13

SUBDIVISION A.

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

Section 13.01. DEFINITIONS

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

Section 13.02. RIGHT TO APPRAISAL

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

SUBDIVISION B.

PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

Section 13.20. NOTICE OF APPRAISAL RIGHTS

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21. NOTICE OF INTENT TO DEMAND PAYMENT

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22. APPRAISAL NOTICE AND FORM

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection

(b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

Section 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Section 13.24. PAYMENT

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Section 13.25. AFTER-ACQUIRED SHARES

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection (b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

SUBDIVISION C.

JUDICIAL APPRAISAL OF SHARES

Section 13.30. COURT ACTION

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31. COURT COSTS AND COUNSEL FEES

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

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Using a black ink pen, mark your votes with an X as shown in

this example. Please do not write outside the designated areas.     ☒

Special Meeting Proxy Card

ÚPLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2.

	For	Against	Abstain

1. To approve the Agreement and Plan of Merger, dated as of May 22, 2007, among The Stride Rite Corporation, (“Stride Rite”) Payless ShoeSource, Inc. (“Payless”) and San Jose Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of Payless pursuant to which Merger Sub will be merged with and into Stride Rite, and each holder of shares of Stride Rite common stock will be entitled to receive $20.50 in cash, without interest and less any applicable withholding taxes, for each share of Stride Rite common stock held by such holder immediately prior to the merger upon surrender of such holder’s stock certificate(s).

	☐	☐	☐

2. Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.	☐	☐	☐

3. In the discretion of the proxy holders, on any other matter that may properly come before the special meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /
	C 1234567890 J N T 1 U PX 0 1 4 4 5 2 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

ÚPLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — The Stride Rite Corporation

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD AT GOODWIN PROCTER LLP, ONE EXCHANGE PLACE, BOSTON, MASSACHUSETTS 02109 ON THURSDAY, AUGUST 16, 2007 AT 11:00 A.M., LOCAL TIME

By signing on the reverse side, the undersigned hereby appoints Charles Redepenning and David Chamberlain, and each of them acting individually, as proxies for the undersigned, with full power of substitution, to represent and vote as designated hereon all shares of Common Stock, par value $0.25 per share, of The Stride Rite Corporation (“Stride Rite”), which the undersigned shareholder would be entitled to vote if personally present at the Special Meeting of Shareholders of the Company to be held at the offices of Goodwin Procter LLP, One Exchange Place, Boston, Massachusetts 02109, on Thursday, August 16, 2007, at 11:00 a.m., local time, and at any adjournment or postponement thereof, with respect to the matters set forth on the reverse side hereof.

WHEN THIS PROXY CARD IS PROPERLY EXECUTED, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE SPECIAL MEETING AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE SIDE HEREOF AND, IN THE DISCRETION OF ANY OF THE PERSONS APPOINTED AS PROXIES, AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.